Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

CREDIT, SECURITY AND GUARANTY AGREEMENT,

dated as of August 3, 2015,

by and among

Quotient Biodiagnostics, Inc.

as Borrower

the other Credit Parties party hereto,

MIDCAP FINANCIAL TRUST,

as Administrative Agent,

and

THE LENDERS

FROM TIME TO TIME PARTY HERETO

AMENDED AND RESTATED

CREDIT, GUARANTY AND SECURITY AGREEMENT

This AMENDED AND RESTATED CREDIT, GUARANTY AND SECURITY AGREEMENT (this “Agreement”), dated as of August 3, 2015 (the “Closing Date”), by and among MIDCAP FINANCIAL TRUST, a Delaware statutory trust (“MidCap”), as administrative agent (together with its successors and assigns, “Agent”), the Lenders listed on the Credit Facility Schedule attached hereto and otherwise party hereto from time to time (each a “Lender”, and collectively the “Lenders”), Quotient Biodiagnostics, Inc., a Delaware corporation (“Borrower”), and the other Credit Parties listed on the signature pages hereof, provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders.

RECITALS

WHEREAS, Borrower, the Credit Parties, Agent and certain Lenders are parties to that certain Credit, Guaranty and Security Agreement, dated as of December 6, 2013, as amended by that certain Amendment No. 1 and Joinder to Credit, Guaranty and Security Agreement, dated as of March 26, 2014, that certain Amendment No. 2 to Credit, Guaranty and Security Agreement, dated as of June 4, 2014 and that certain Amendment No. 3 to Credit, Guaranty and Security Agreement and Limited Waiver and Consent, dated as of January 26, 2015 (as so amended, and as otherwise amended, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), pursuant to which Agent and certain Lenders agreed to make certain financing facilities available to Borrowers, including a term loan in the original principal amount of Fifteen Million Dollars ($15,000,000), of which $14,500,000 remains outstanding as of the date hereof;

WHEREAS, in connection with the continued working capital and other needs of Borrower and the other Credit Parties, Borrower and the other Credit Parties have requested, among other things, that Agent and Lenders (i) refinance the outstanding Term Credit Facility under the Original Credit Agreement and increase such Term Credit Facility by $15,500,000 to $30,000,000, (ii) make available to Borrower certain additional Term Credit Facilities in original principal amounts of Five Million Dollars ($5,000,000) and Fifteen Million Dollars ($15,000,000), respectively, and (iii) amend certain other covenants and provisions of the Original Credit Agreement; and

WHEREAS, Agent and Lenders have agreed to the requests of Borrower and the other Credit Parties on the terms and conditions set forth herein and in the other Financing Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Original Credit Agreement in its entirety as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP.  Calculations and determinations must be made in accordance with GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 16.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  All headings numbered without a decimal point are herein referred to as “Articles,” and all paragraphs numbered with a decimal point (and all subparagraphs or subsections thereof) are herein referred to as “Sections.”

2	CREDIT FACILITIES AND TERMS

2.1 Promise to Pay.  Borrower hereby unconditionally promises to pay to each Lender in accordance with each Lender’s respective Pro Rata Share of each Credit Facility, the outstanding principal amount of all Credit Extensions made by the Lenders under such Credit Facility and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Credit Facilities.  Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make available to Borrower Credit Extensions in respect of each Credit Facility set forth opposite such Lender’s name on the Credit Facility Schedule, in each case not to exceed such Lender’s commitment as identified on the Credit Facility Schedule (such commitment of each Lender, as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Applicable Commitment”, and the aggregate of all such commitments, the “Applicable Commitments”).

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2.3 Term Credit Facilities.

(a) Nature of Credit Facility; Credit Extension Requests.  For any Credit Facility identified on the Credit Facility Schedule as a term facility (a “Term Credit Facility”), Credit Extensions in respect of a Term Credit Facility may be requested by Borrower during the Draw Period for such Term Credit Facility.  For any Credit Extension requested under a Term Credit Facility (other than a Credit Extension on the Closing Date), Agent must receive the completed Credit Extension Form by 12:00 noon (New York time) three (3) Business Days prior to the date of the Credit Extension is to be funded.   To the extent any Term Credit Facility proceeds are repaid for any reason, whether voluntarily or involuntarily (including repayments from insurance or condemnation proceeds), Agent and Lenders shall have no obligation to re-advance such sums to Borrower.

(b) Principal Payments.  Principal payable on account of a Term Credit Facility shall be payable by Borrower to Agent immediately upon the earliest of (i) the date(s) set forth in the Amortization Schedule for such Term Credit Facility, or (ii) the Maturity Date. Except as this Agreement may specifically provide otherwise, all prepayments of Credit Extensions under Term Credit Facilities shall be applied by Agent to the applicable Term Credit Facility in inverse order of maturity.  The monthly payments required under the Amortization Schedule shall continue in the same amount (for so long as the applicable Term Credit Facility shall remain outstanding) notwithstanding any partial prepayment, whether mandatory or optional, of the applicable Term Credit Facility.

(c) Mandatory Prepayment.  If a Term Credit Facility is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Credit Facility and all other Obligations, plus accrued and unpaid interest thereon, (ii) any fees payable under the Fee Letters by reason of such prepayment, (iii) the Applicable Prepayment Fee as specified in the Credit Facility Schedule for the Credit Facility being prepaid, and (iv) all other sums that shall have become due and payable, including Protective Advances.  Additionally, at the election of Agent, Borrower shall prepay the Term Credit Facilities (to be allocated pro rata among the outstanding Credit Extensions under all Term Credit Facilities) in the following amounts:  (A) on the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of One Hundred Thousand Dollars ($100,000) for personal property, or in excess of One Hundred Fifty Thousand Dollars ($150,000) for real property, in respect of assets upon which Agent maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and, in the case of personal property, repayment of any permitted purchase money debt encumbering the personal property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations; and (B) upon receipt by any Credit Party of the proceeds of any asset disposition of personal property not made in the Ordinary Course of Business (other than transfers permitted by Section 7.1) and resulting in net cash proceeds in excess of One Hundred Thousand Dollars ($100,000) an amount equal to one hundred percent (100%) of the net cash proceeds of such asset disposition (net of out-of-pocket expenses and repayment of any permitted purchase money debt encumbering such asset), or such lesser portion as Agent shall elect to apply to the Obligations.  Notwithstanding the foregoing, (a) so long as no Default or Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $500,000 in the aggregate with respect to any property loss in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (x) shall be of equal or like value as the replaced or repaired Collateral and (y) shall be deemed Collateral in which Agent and Lenders have been granted a first priority security interest, and (b) after the occurrence and during the continuance of a Default or Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations.

(d) Permitted Prepayment.   Except as provided below, Borrower shall have no right to prepay the Credit Extensions made in respect of a Term Credit Facility.  Borrower shall have the option to prepay the Prepayable Amount (as defined below) of a Term Credit Facility advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Prepayable Amount at least fifteen (15) days prior to such prepayment, and (ii) pays to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of (A) the Prepayable Amount, plus accrued interest thereon, (B) any fees payable under the Fee Letters by reason of such prepayment, (C) the Applicable Prepayment Fee as specified in the Credit Facility Schedule for the Credit Facility being prepaid, and (D) all Protective Advances.  The term “Prepayable Amount” means all, but not less than all, of the Credit Extensions and all other Obligations under all Term Credit Facilities.

2.4 Reserved.

2.5 Reserved.

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2.6 Interest and Payments; Administration.

(a) Interest; Computation of Interest.  Each Credit Extension shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to the Applicable Interest Rate.  Each Lender may, upon the failure of Borrower to pay any fees or interest as required herein, capitalize such interest and fees and begin to accrue interest thereon until paid in full, which such interest shall be at a rate per annum equal to the Applicable Interest Rate unless and until the Default Rate shall otherwise apply.  All other Obligations shall bear interest on the outstanding amount thereof from the date they first become payable by Borrower under the Financing Documents until paid in full at a rate per annum equal to the Applicable Interest Rate unless and until the Default Rate shall otherwise apply.  Interest on the Credit Extensions and all fees payable under the Financing Documents shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues.  In computing interest on any Credit Extension or other advance, the date of the making of such Credit Extension or advance shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension or advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension or advance.  As of each Applicable Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Credit Extensions.

(b) Default Rate. Upon the election of Agent following the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four hundred basis points (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this subsection is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.

(c) Payments Generally.  All payments in respect of the Obligations shall be made to Agent for the account of the applicable Lenders in accordance with their Pro Rata Share.  All Obligations are payable upon demand of Agent in the absence of any other due date specified herein.  All fees payable under the Financing Documents shall be deemed non-refundable as of the date paid.  Any payment required to be made to Agent or a Lender under this Agreement may be made by debit or automated clearing house payment initiated by Agent or such Lender from any of Borrower’s deposit accounts, including the Designated Funding Account, and Borrower hereby authorizes Agent and each Lender to debit any such accounts for any amounts Borrower owes hereunder when due.  Without limiting the foregoing, Borrower shall tender to Agent and Lenders any authorization forms as Agent or any Lender may require to implement such debit or automated clearing house payment.  These debits or automated clearing house payments shall not constitute a set-off. Payments of principal and/or interest received after 12:00 noon New York time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower under any Financing Document shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.  The balance of the Obligations, as recorded in Agent’s books and records at any time, shall be conclusive and binding evidence of the amounts due and owing to Agent and Lenders by Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay all amounts owing hereunder or under any Financing Document.  Agent shall endeavor to provide Borrower with a monthly statement regarding the Credit Extensions (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement).  Unless Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein.

(d) Interest Payments; Maturity Date.  Commencing on the first (1st) Payment Date following the funding of a Credit Extension, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest, in arrears, calculated as set forth in this Section 2.6.  All unpaid principal and accrued interest is due and payable in full on the Maturity Date or any earlier date specified herein.  If the Obligations are not paid in full on or before the Maturity Date, all interest thereafter accruing shall be payable immediately upon accrual.

(e) Fees.  Borrower shall pay, as and when due and payable under the terms of the Fee Letters, to Agent and each Lender, for their own accounts and not for the benefit of any other Lenders, the fees set forth in the Fee Letters.

(f) Protective Advances.  Borrower shall pay to Agent for the account of Lenders all Protective Advances (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement, the Warrants and the other Financing Documents) when due under any Financing Document (and in the absence of any other due date specified herein, such Protective Advances shall be due upon demand).

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(g) Maximum Lawful Rate.  In no event shall the interest charged hereunder with respect to the Obligations exceed the maximum amount permitted under the Laws of the State of Maryland.  Notwithstanding anything to the contrary in any Financing Document, if at any time the rate of interest payable hereunder (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received, had the interest been calculated for the full term hereof at the Maximum Lawful Rate.  If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of such Lender’s Credit Extensions or to other amounts (other than interest) payable hereunder, and if no such Credit Extensions or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

(h) Taxes; Additional Costs.

(i) All payments of principal and interest on the Obligations and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Agent's, any Lender's or any of their respective affiliates’ (including, without limitation, any direct or indirect holders of equity therein) net income by the jurisdictions under which Agent, such Lender, or any of their respective affiliates (including, without limitation, any direct or indirect holders of equity therein) is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by any Credit Party hereunder is required in respect of any Taxes pursuant to any applicable Law, then such Credit Party will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against Agent, any Lender or any of their respective affiliates (including, without limitation, any direct or indirect holders of equity therein) with respect to any payment received by Agent or such Lender hereunder, Agent, such Lender or such affiliate may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor.

(ii) If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(iii) Each Lender that (A) is organized under the laws of a jurisdiction other than the United States, and (B)(1) is a party hereto on the Closing Date or (2) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Agent one or more (as Borrower or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender's entitlement to a complete exemption from withholding or deduction of Taxes.  Borrower shall not be required to pay additional amounts to any Lender pursuant to this subsection (h) with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

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(iv) If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "change in applicable Law", regardless of the date enacted, adopted or issued.

(v)         (A) If any Lender requires compensation under this subsection (h), or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this subsection (h), then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (x) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(B) If any Lender (other than Midcap or its Affiliates) requires compensation under this subsection (h), or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender (other than Midcap or its Affiliates) pursuant to this subsection (h), and such Lender has declined or is unable to designate a different lending office in accordance with Section 2.6(h)(v)(A), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights (other than its existing rights to payments pursuant to this subsection (h)) and obligations under this Agreement and the related Financing Documents to an Eligible Assignee that shall assume such obligations; provided that: (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Credit Extensions, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Financing Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (y) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(vi) If Borrower makes a Tax Payment and Lender determines:

(A) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(B) Lender has obtained and utilized that Tax Credit.

Lender shall pay an amount to Borrower which Lender determines will leave it (after that payment) in the same after Tax position as it would have been in had the Tax Payment not been required to be made by Borrower.

(i) Administrative Fees and Charges.

(i) Borrower shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of the books and records of the Credit Parties, audits,

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valuations or appraisals of the Collateral, audits of Borrower’s compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to any Borrower; provided, that, as long as no Default has occurred within the preceding twelve (12) months, Agent shall be entitled to such reimbursement for no more than one audit and inspection per calendar year.

(ii) If payments of principal or interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents, are not timely made and remain overdue for a period of five (5) days, Borrower, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5.0%) of each delinquent payment.

2.7 Secured Promissory Notes.  At the election of any Lender made as to each Credit Facility for which it has made Credit Extensions, each Credit Facility shall be evidenced by one or more secured promissory notes in form and substance satisfactory to Agent and Lenders (each a “Secured Promissory Note”).  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.8 Use of proceeds in Switzerland.  The Credit Parties shall ensure that no proceeds borrowed under any Credit Facility will be used in a manner which would constitute a "use of proceeds in Switzerland" as interpreted by Swiss tax authorities for the purposes of Swiss Withholding Tax (Verrechnungssteuer), except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained (in a form satisfactory to the Agent) confirming that the intended "use of proceeds in Switzerland" if guaranteed by a Swiss resident Guarantor does not result in a Credit Facility qualifying as a Swiss financing for Swiss Withholding Tax purposes.

3	CONDITIONS OF credit extensions

3.1 Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make an advance in respect of a Credit Facility is subject to the condition precedent that Agent shall consent to or shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation, all items listed on the Closing Deliveries Schedule attached hereto.

3.2 Conditions Precedent to all Credit Extensions.  The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) satisfaction of all Applicable Funding Conditions for the applicable Credit Extension as set forth in the Credit Facility Schedule, each in form and substance satisfactory to Agent;

(b) timely receipt by the Agent of an executed Credit Extension Form in the form attached hereto;

(c) the representations and warranties in Article 5 and elsewhere in the Financing Documents shall be true, correct and complete in all material respects on the date of the Credit Extension Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.  Each Credit Extension is each Credit Party’s representation and warranty on that date that the representations and warranties in Article 5 and elsewhere in the Financing Documents remain true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d) no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension;

(e) Agent shall be satisfied with the results of any searches conducted under Section 3.5;

(f) receipt by Agent of such evidence as Agent shall request to confirm that the deliveries made in Section 3.1 remain current, accurate and in full force and effect, or if not, updates thereto, each in form and substance satisfactory to Agent; and

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(g) as determined in Agent’s sole discretion, there has not been any Material Adverse Change or any material adverse deviation by Borrower or any Credit Party from the most recent business plan of the Credit Parties presented to and accepted by Agent.

3.3 Method of Borrowing.  Each Credit Extension in respect of each Credit Facility shall be in an amount at least equal to the applicable Minimum Credit Extension Amount for such Credit Facility as set forth in the Credit Facility Schedule or such lesser amount as shall remain undisbursed under the Applicable Commitments for such Credit Facility.  The date of funding for any requested Credit Extension shall be a Business Day.  To obtain a Credit Extension, Borrower shall deliver to Agent a completed Credit Extension Form executed by a Responsible Officer.  Agent may rely on any notice given by a person whom Agent reasonably believes is a Responsible Officer or designee thereof. Agent and Lenders shall have no duty to verify the authenticity of any such notice.

3.4 Funding of Credit Facilities.  Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Credit Extension, in lawful money of the United States of America in immediately available funds, prior to 11:00 a.m. (New York time) on the specified date for the Credit Extension.  Agent shall, unless it shall have determined that one of the conditions set forth in Section 3.1 or 3.2, as applicable, has not been satisfied, by 2:00 p.m. (New York time) on such day, credit the amounts received by it in like funds to Borrower by wire transfer to the Designated Funding Account (or to the account of Borrower in respect of the Obligations, if the Credit Extension is being made to pay an Obligation of Borrower). A Credit Extension made prior to the satisfaction of any conditions set forth in Section 3.1 or 3.2 shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to satisfy such conditions, and any such Credit Extension made in the absence of such satisfaction shall be made in Agent’s discretion.

3.5 Searches.  Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at the Credit Parties’ expense, the searches described in clauses (a), (b), and (c) below against Borrower and any other Credit Party, the results of which are to be consistent with the Credit Parties’ representations and warranties under this Agreement and the reasonably satisfactory results of which shall be a condition precedent to all Credit Extensions requested by Borrower:  (a) title investigations, UCC searches and fixture filings searches; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.  Each Credit Party hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations (subject, in the case of Quotient Suisse, to Section 15.11 of this Agreement), a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral (excluding that part of the Collateral which is otherwise subject to the security interest granted in the Foreign Security Documents), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Each Credit Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that may have priority by operation of applicable Law or by the terms of a written intercreditor or subordination agreement entered into by Agent.

4.2 Representations and Covenants.

(a) As of the Closing Date, no Credit Party has ownership interest in any Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than equity interests in any Subsidiaries of any Credit Party disclosed on the Disclosure Schedule attached hereto).

(b) Except for tangible Chattel Paper and Instruments in an aggregate amount of less than $50,000, each Credit Party shall deliver to Agent all tangible Chattel Paper and all Instruments and documents (other than tangible Chattel Paper and Instruments located in the United Kingdom, Jersey or Switzerland and subject to the Scottish Security Documents, the Jersey Security Documents or the Swiss Security Documents, as applicable, or located in another jurisdiction in which the Credit Parties have granted a perfected first priority Lien on such Collateral (subject only to Permitted Liens) in favor of the Agent) owned by such Credit Party and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Each Credit Party shall provide Agent with “control” (as in the Code) of all such electronic Chattel Paper owned by such Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the Code.  Each Credit Party also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments.  Each Credit Party will mark conspicuously all such Chattel Paper and all such Instruments and Documents with a

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legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such Instruments and Documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Financing Documents.

(c) Except for letters of credit in an aggregate amount of less than $50,000, each Credit Party shall deliver to Agent all letters of credit (other than letters of credit located in the United Kingdom, Jersey or Switzerland and subject to the Scottish Security Documents, the Jersey Security Documents or the Swiss Security Documents, as applicable, or located in another jurisdiction in which the Credit Parties have granted a perfected first priority Lien on such Collateral (subject only to Permitted Liens) in favor of the Agent) on which such Credit Party is the beneficiary and which give rise to letter of credit rights owned by such Credit Party which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Each Credit Party shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in the Code) of any such letter of credit rights in a manner acceptable to Agent.

(d) Each Credit Party shall promptly advise Agent upon such Credit Party becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and each Credit Party shall, to the extent permitted by applicable law, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(e) Except for Accounts and Inventory in an aggregate amount of no more than Fifty Thousand Dollars ($50,000) and Accounts and Inventory located in Switzerland or otherwise subject to the Scottish Security Documents, the Jersey Security Documents or the Swiss Security Documents, as applicable, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of the Credit Parties’ agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Agent prior to the commencement of such possession or control.  Each Credit Party shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Financing Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.

(f) Upon request of Agent, each Credit Party shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property (other than tangible personal property located in Scotland, Jersey or Switzerland and subject to the Scottish Security Documents, the Jersey Security Documents or the Swiss Security Documents, as applicable, or located in another jurisdiction in which the Credit Parties have granted a perfected first priority Lien on such tangible personal property (subject only to Permitted Liens) in favor of the Agent) and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership.  Each Credit Party shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(g) Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements (and shall comply with all equivalent requirements in jurisdictions outside the United States) relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.  Each Credit Party also ratifies its authorization for Agent to have filed in each relevant jurisdiction initial financing statements or amendments thereto if filed prior to the date hereof.  Any financing statement may include a notice that any disposition of the Collateral, by such Credit Party or any other Person, shall be deemed to violate the rights of Agent and the Lenders under the Code.

(h) As of the Closing Date, no Credit Party holds, and after the Closing Date each Credit Party shall promptly notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law.  Upon the request of Agent, each Credit Party shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

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(i) Each Credit Party shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

5	REPRESENTATIONS AND WARRANTIES

Each Credit Party (in respect of itself only), represents and warrants as follows on the Closing Date, the date of each Credit Extension, and on such other dates when such representations and warranties under this Agreement are made or deemed to be made (except to the extent that such representations and warranties expressly refer to a specific date, in which case as of such date):

5.1 Due Organization, Authorization: Power and Authority.

(a) It is duly existing and in good standing, as a Registered Organization in its jurisdiction of formation or, in the case of any Credit Party formed outside the United States or any political subdivision thereof, incorporated, existing and in good standing as a limited company under the laws of its jurisdiction of incorporation.  It is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  The Financing Documents to which it is a party have been duly authorized, executed and delivered by it and constitute legal, valid and binding agreements enforceable in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles, and, for any Foreign Security Document, as the enforceability thereof may be limited by the Reservations.  The execution, delivery and performance by it of each Financing Document executed or to be executed by it is in each case within its powers.

(b) The execution, delivery and performance by it of the Financing Documents to which it is a party do not (i) conflict with any of its organizational documents; (ii) contravene, conflict with, constitute a default under or violate any Law applicable to it; (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which it or any of its property or assets may be bound or affected; (iv) require any action by, filing, registration, or qualification with, or Required Permit from, any Governmental Authority (except (i) such Required Permits which have already been obtained and are in full force and effect and (ii) in the case of the Scottish Security Documents, registration with the Registrar of Companies for Scotland and, where appropriate, with the Land Register for Scotland); or (v) constitute a default under or conflict with any Material Agreement to which it is a party.  It is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.

5.2 Litigation.  Except as disclosed on the Disclosure Schedule or, after the Closing Date, pursuant to Section 6.7, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Responsible Officers, threatened in writing by or against it which involves the possibility of any judgment or liability of more than One Hundred Fifty Thousand Dollars ($150,000.00) or that could result in a Material Adverse Change, or which questions the validity of the Financing Documents to which it is party, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does it have reason to believe that any such actions, suits, proceedings or investigations are threatened.

5.3 No Material Deterioration in Financial Condition; Financial Statements.  All financial statements for the Credit Parties delivered to Agent or any Lender fairly present, in conformity with GAAP, in all material respects the consolidated financial condition and consolidated results of operations of such Credit Party.  There has been no material deterioration in the consolidated financial condition of such Credit Party from the most recent financial statements and projections submitted to Agent or any Lender. There has been no adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders that constitutes or that could result in a Material Adverse Change.

5.4 Solvency.  After giving effect to the transactions contemplated hereby, the fair salable value of such Credit Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities.  After giving effect to the transactions described in this Agreement, (a) it is not left with unreasonably small capital in relation to its business as presently conducted, and (b) it is able to pay its debts (including trade debts) as they mature.

5.5 Subsidiaries; Investments.  It does not own any stock, partnership interest or other equity securities, except for Permitted Investments.

5.6 Tax Returns and Payments; Pension Contributions.  It has timely filed all required tax returns and reports, and has timely paid all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by it.  It is not aware of any claims or adjustments proposed for any of its prior tax years which could result in additional taxes becoming due and payable by it.  It

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has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and it has not withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of it, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.7 Disclosure Schedule.  All information set forth in the Disclosure Schedule is true, accurate and complete as of the date hereof.  All information set forth in the Perfection Certificate is true, accurate and complete as of the date hereof.

6	AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees as follows:

6.1 Organization and Existence; Government Compliance.

(a) Each Credit Party shall maintain its legal existence and good standing in its respective jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to result in a Material Adverse Change.  If a Credit Party is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with such Credit Party’s organizational identification number.

(b) Each Credit Party shall comply with all Laws, ordinances and regulations to which it or its business locations are subject, the noncompliance with which could reasonably be expected to result in a Material Adverse Change.  Each Credit Party shall obtain and keep in full force and effect and comply with all of the Required Permits, except where failure to have or maintain compliance with or effectiveness of such Required Permit could not reasonably be expected to result in a Material Adverse Change.  Each Credit Party shall promptly provide copies of any such obtained Required Permits to Agent. Borrower shall notify Agent within three (3) Business Days (but in any event prior to Borrower submitting any requests for Credit Extensions or release of any reserves) of the occurrence of any facts, events or circumstances known to any Credit Party, whether threatened, existing or pending, that could cause any Required Permit to become limited, suspended or revoked or that makes any Credit Party subject to or requires any Credit Party to file a plan of correction with respect to any accreditation survey.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver, or shall cause Quotient Limited to deliver, to Agent and each Lender: (i) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the Credit Parties’ consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of the Borrower’s fiscal year, audited consolidated and consolidating financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; (iii) as soon as available after approval thereof by such Credit Party’s governing board, but no later than sixty (60) days after the last day of such Credit Party’s fiscal year, and as amended and/or updated, such Credit Party’s financial projections for current fiscal year; (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to all of such Credit Party’s security holders or to any holders of Subordinated Debt; (v) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8‑K, filed with the Securities and Exchange Commission (“SEC”) or a link thereto on such Credit Party’s or another website on the Internet; (vi) budgets, sales projections, operating plans and other financial information reasonably requested by Agent or any Lender; (vii) as soon as available, but no later than forty-five (45) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by a Credit Party, which statements may be provided to Agent by Borrower or directly from the applicable institution(s); and (viii) such additional information, reports or statements regarding the Credit Parties or their respective businesses, contractors and subcontractors as Agent or any Lender may from time to time reasonably request.

(b) Notwithstanding the foregoing, the obligations in Section 6.2(a)(i) and (ii) may be satisfied by furnishing: (i) the Borrower’s (or such direct or indirect parent thereof) Form 10-K or 10-Q, as applicable, filed with the SEC, in each case within the time frames specified in Section 6.2(a) above and (ii) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared calculation of the consolidated cash and cash equivalents of the Credit Parties and a company prepared consolidated and consolidating income statement, provided that (x) to the extent such financial statements relate to a parent or indirect parent of Borrower, such financial statements will be accompanied by consolidating information that describes Borrower standing alone, certified by a Responsible Officer, and (y) to the extent such financial statements are provided in lieu of statements required by clause (a)(ii) above, such statements will be accompanied by a report and opinion of an independent registered public accounting firm and be in form and content acceptable to the Agent in its reasonable discretion.

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(c) Within forty-five (45) days after the last day of each month, Borrower shall deliver, or cause Quotient Limited to deliver, to Agent and each Lender, with the monthly financial statements described above, a duly completed Compliance Certificate signed by a Responsible Officer.

(d) Each Credit Party shall keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Upon prior written notice and during business hours (which such limitations shall not apply if a Default or Event of Default has occurred and is continuing), each Credit Party shall allow Agent and Lenders to visit and inspect any properties of such Credit Party, to examine and make abstracts or copies from such Credit Party’s books, to conduct a collateral audit and analysis of its operations and the Collateral to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of such Credit Party and to discuss its respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  The Credit Parties shall reimburse Agent and each Lender for all reasonable costs and expenses associated with such visits and inspections; provided, however, that the Credit Parties shall be required to reimburse Agent and each Lender for such costs and expenses for no more than two (2) such visits and inspections per twelve (12) month period unless a Default or Event of Default has occurred during such period.

(e) Each Credit Party shall deliver to Agent and each Lender, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material effect on any of the Required Permits material to the Credit Parties’ business or otherwise on the operations of the Credit Parties.

6.3 Maintenance of Property.  Each Credit Party shall cause all equipment and other tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as of the date hereof, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  Each Credit Party shall keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between any Credit Party and its Account Debtors shall follow such Credit Party’s customary practices as they exist at the Closing Date in all material respects.  Borrower shall promptly notify Agent of all returns, recoveries, disputes and claims that involve more than Two Hundred Thousand Dollars ($200,000) of Inventory collectively among all Credit Parties.

6.4 Taxes; Pensions.  Each Credit Party shall timely file all required tax returns and reports and timely pay all foreign, federal, state, and local taxes, assessments, deposits and contributions owed, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments.  Each Credit Party shall pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.  Notwithstanding the foregoing, any Credit Party may defer payment of any contested taxes, provided, however, that such Credit Party (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral.

6.5 Insurance.  Each Credit Party shall keep its business and the Collateral insured for risks and in amounts standard for companies in such Credit Party’s industry and location and as Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent.  All U.S. property policies shall have a lender’s loss payable endorsement showing Agent as sole lender’s loss payee and waive subrogation against Agent, all U.S. liability policies shall show, or have endorsements showing, Agent as an additional insured, and all non-U.S. property or liability policies shall have Agent’s interest noted in the manner customary in the relevant jurisdiction.  No other loss payees may be shown on the policies unless Agent shall otherwise consent in writing.  If required by Agent, all policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy.  At Agent’s request, each Credit Party shall deliver certified copies of all such Credit Party insurance policies and evidence of all premium payments.  If any Credit Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Collateral Accounts.  Each Credit Party shall provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution.  In addition, for each Collateral Account that any Credit Party at any time maintains, each Credit Party shall, to the extent necessary and permitted under applicable Law to ensure the perfection and priority of Agent’s Lien in such Collateral Account in accordance with the terms hereunder, cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms

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hereunder, which Control Agreement may not be terminated without prior written consent of Agent.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Party’s employees and identified to Agent by such Credit Party as such; provided, however, that at all times Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.  Notwithstanding the foregoing, the Credit Parties may maintain the Citizens Account without such Collateral Account being subject to a Control Agreement provided that all funds on deposit in the Citizens Account shall be wired not later than three (3) Business Days after receipt thereof in such Citizens Account to a Collateral Account that is subject to a Control Agreement.

6.7 Notices of Material Agreements, Litigation and Defaults; Cooperation in Litigation.  Promptly (and in any event within three (3) Business Days), (a) upon any Credit Party becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default or (b) upon the execution and delivery of any Material Agreement and each material amendment, consent, waiver or other modification, and each notice of termination or default or similar notice delivered to or by a Credit Party in connection with any Material Agreement, or (c) upon any Credit Party becoming aware of (or having reason to believe any of the following are pending or threatened in writing) any action, suit, proceeding or investigation by or against Borrower or any Credit Party which involves the possibility of any judgment or liability of more than One Hundred Fifty Thousand Dollars ($150,000) or that could result in a Material Adverse Change, or which questions the validity of any of the Financing Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, the Credit Parties shall give written notice to Agent of such occurrence, and such further information (including copies of such documentation) as Agent shall reasonably request. From the date hereof and continuing through the termination of this Agreement, each Credit Party shall make available to Agent and each Lender, without expense to Agent or any Lender, each Credit Party’s officers, employees and agents and books, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to any Credit Party.

6.8 Creation/Acquisition of Subsidiaries. In the event any Credit Party creates or, to the extent permitted hereunder, acquires any Subsidiary, such Credit Party shall promptly (and in any event within five (5) Business Days of such creation or acquisition) notify Agent of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Agent or the Required Lenders to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Financing Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto or, in the case of a Subsidiary formed outside of the United States or any political subdivision thereof, in such form as reasonably acceptable to the Agent and as appropriate for the relevant jurisdiction in which the Subsidiary is formed); and such Credit Party shall grant and pledge to Agent, for the ratable benefit of the Lenders, a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (the foregoing collectively, the “Joinder Requirements”); provided, that the Credit Parties shall not be permitted to make any Investment (other than Permitted Investments described in clause (a) of the definition thereof) in such Subsidiary until such time as the Joinder Requirements of this Section 6.8 have been satisfied.

6.9 Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely for (a) transaction fees and other expenses incurred in connection with the Financing Documents, (b) subject the limitations set forth in Section 7.7 hereof with respect to Quotient Suisse, for working capital needs of Borrower and its Subsidiaries and the other Credit Parties, and (c) any other Permitted Purpose specified in the Credit Facility Schedule for such Credit Facility.  No portion of the proceeds of the Credit Extensions will be used for family, personal, agricultural or household use.

6.10 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Credit Party, such Credit Party will cause the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, each Credit Party shall comply with each Law requiring the performance at any real property by such Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) The Credit Parties will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s

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determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Change.

(c) If there is any conflict between this Section 6.10 and any environmental indemnity agreement which is a Financing Document, the environmental indemnity agreement shall govern and control.

6.11 Power of Attorney.  Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Credit Party (without requiring any of them to act as such) with full power of substitution to do the following:  (a) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral (in each case, so long as no Default or Event of Default has occurred, other than Permitted Liens), or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to the Credit Parties to perform the same and the Credit Parties have failed to take such action, (i) execute in the name of any Person comprising any Credit Party any schedules, assignments, instruments, documents, and statements that such Credit Party is obligated to give Agent under this Agreement or that Agent or any Lender deems necessary to perfect or better perfect Agent’s security interest or Lien in any Collateral, (ii) do such other and further acts and deeds in the name of such Credit Party that Agent may deem necessary or desirable to enforce, protect or preserve any Collateral or its rights therein, including, but not limited to, to sign such Credit Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; and (iii) after the occurrence and during the continuance of an Event of Default, (A) endorse the name of any Credit Party upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Credit Party; (B) make, settle, and adjust all claims under the Credit Parties’ insurance policies; (C) take any action any Credit Party is required to take under this Agreement or any other Financing Document; (D) transfer the Collateral into the name of Agent or a third party as the Code permits; (E) exercise any rights and remedies described in this Agreement or the other Financing Documents; and (F) do such other and further acts and deeds in the name of any Credit Party that Agent may deem necessary or desirable to enforce its rights with regard to any Collateral.

6.12 Further Assurances.  Each Credit Party shall promptly execute any further instruments and take further action as Agent reasonably requests to perfect or better perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement or any other Financing Document.

6.13 Post-Closing Obligations.  Each Credit Party shall complete each of the post-closing obligations and/or deliver to Agent each of the documents, instruments, agreements and information listed on the Post-Closing Obligations Schedule attached hereto, on or before the date set forth for each such item thereon (as the same may be extended by Agent in writing in its sole discretion), each of which shall be completed or provided in form and substance satisfactory to Agent and Lenders.

6.14 Disclosure Schedule.  Each Credit Party shall, on each date that it delivers a Compliance Certificate in accordance with Section 8.2(c), deliver to Agent a proposed update to the Disclosure Schedule correcting all outdated, inaccurate, incomplete or misleading information, to the extent any information is outdated, inaccurate, incomplete or misleading.  With respect to any proposed updates to the Disclosure Schedule involving Permitted Liens, Permitted Indebtedness or Permitted Investments, Agent will replace the Disclosure Schedule attached hereto with such proposed update only if such updated information is consistent with the definitions of and limitations herein pertaining to Permitted Liens, Permitted Indebtedness or Permitted Investments.  With respect to any proposed updates to the Disclosure Schedule involving other matters, Agent will replace the applicable portion of the Disclosure Schedule attached hereto with such proposed update upon Agent’s approval thereof.

6.15 Preference Shares.  From and after the third anniversary of the issuance of any Preference Shares and in each calendar year thereafter, Quotient Limited shall, pursuant to Section 2.3.2 of the Statement of Rights, extend the Redemption Date of such Preference Shares for a period of not less than one year (subject always to the limitations on the powers of the Company in respect of the same set out in such Section of the Statement of Rights).

6.16 Scottish Land Acquisition.  (a) Concurrently with the execution of the Scottish Lease Documents, Alba Bioscience Limited shall take all necessary action necessary or advisable to grant to Agent, on behalf of Lenders, a Lien on all of Alba Bioscience Limited’s right, title and interest in, to and under the Scottish Ground Lease (acceptable to Agent and otherwise subject only to Permitted Liens under clauses (e) or (l) of the definition thereof) and (b) concurrently with acquisition by Alba Bioscience Limited of title to the property defined as the “Subjects” in the Scottish Ground Lease pursuant to terms thereof or otherwise, Alba Bioscience Limited shall take all necessary action to grant to Agent, on behalf of Lenders, a Lien on such property under the laws of Scotland acceptable to Agent.

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7	NEGATIVE COVENANTS

No Credit Party shall do any of the following without the prior written consent of Agent:

7.1 Dispositions.  Convey, sell, abandon, lease, license, transfer, assign or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for (a) sales, transfers or dispositions of Inventory in the Ordinary Course of Business; (b) sales or abandonment of worn‑out or obsolete Equipment; (c) Transfers of assets to another Credit Party in compliance with the covenants set forth in this Agreement, including without limitation, Sections 7.7 and 7.13; (d) Transfers of accounts receivable in connection with collection or compromise thereof, or (e) Transfers in the Ordinary Course of Business consisting of the abandonment of Intellectual Property rights which, in the reasonable good faith determination of such Credit Party, are uneconomical, negligible, obsolete or otherwise not useful in the conduct of its business.

7.2 Changes in Business, Management, Ownership or Business Locations.  (a) Engage in any business other than the businesses currently engaged in by such Credit Party, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) (i) have a change in senior management where a suitable permanent replacement, as approved by such Credit Party’s board of directors, has not been named and hired by not later than sixty (60) days after such change, or (ii) enter into any transaction or series of related transactions which would result in a Change in Control; (d) add any new offices or business locations, or enter into any new leases with respect to existing offices or business locations (unless such new or existing offices or business locations contain less than Fifty Thousand Dollars ($50,000) of such Credit Party’s assets or property and do not contain any of such Credit Party’s Books) without first delivering (i) in the case of leased premises located in jurisdictions in which such documents are customary, including without limitation the United States, a fully-executed Access Agreement to Agent and (ii) any other documents which are necessary or advisable to maintain in favor of the Agent, Liens on the Collateral that are duly perfected in accordance with all applicable Law; (e) change its jurisdiction of organization; (f) change its organizational structure or type; (g) change its legal name; or (h) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions.  Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person; provided, however, that a Subsidiary of a Credit Party may merge or consolidate into another Subsidiary that is a Credit Party, so long as (a) Borrower has provided Agent with prior written notice of such transaction, (b) a Person already comprising a Credit Party shall be the surviving legal entity, (c) if the Borrower is a party thereto, the Borrower shall be the surviving legal entity, (d) the surviving Credit Party’s tangible net worth is not thereby reduced, (e) no Event of Default has occurred and is continuing prior thereto or arises as a result therefrom, and (f) the Credit Parties shall be in compliance with the covenants set forth in this Agreement, including without limitation Sections 7.7 and 7.13, both before and after giving effect to such transaction.

7.4 Indebtedness.  Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.5 Encumbrance.  (a) Create, incur, allow, or suffer any Lien on any of its property, except for Permitted Liens, (b) permit any Collateral to fail to be subject to the first priority security interest granted herein except for Permitted Liens that may have priority by operation of applicable Law or by the terms of a written intercreditor or subordination agreement entered into by Agent, or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Credit Party or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Credit Party’s or any Subsidiary’s Collateral or Intellectual Property, except as is otherwise permitted in the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts.  Maintain any Collateral Account, except in compliance with the terms of Section 6.6 hereof.

7.7 Distributions; Investments.  (a) Pay any dividends or make any distribution or payment with respect to or redeem, retire or purchase or repurchase any of its equity interests (other than Permitted Distributions), or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Credit Party, except for (a) transactions that are upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions with Credit Parties hereunder and that are not otherwise prohibited by Article 7 of this Agreement, and (c) transactions permitted by Section 7.7 of this Agreement;.

7.9 Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except to the extent expressly permitted to be made pursuant to the terms of the Subordination Agreement to which such Subordinated Debt is subject, or (b) amend any

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provision in any document relating to the Subordinated Debt other than as may be expressly permitted pursuant to the terms of any applicable Subordination Agreement to which such Subordinated Debt is subject.

7.10 Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, if the violation could reasonably be expected to result in a Material Adverse Change; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of such Credit Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Amendments to Organization Documents and Material Agreements.  Subject to applicable requirements of law, amend, modify or waive any provision of (a) any Material Agreement in a manner that is materially adverse to any Credit Party, that is adverse to Agent or any Lender, that pertains to rights to assign or grant a security interest in such Material Agreement or that could or could reasonably be expected to result in a Material Adverse Change, or (b) any of its organizational documents (other than a change in registered agents, or a change that could not adversely affect the rights of Agent or Lenders hereunder, but, for the avoidance of doubt, under no circumstances a change of its name, type of organization or jurisdiction of organization), in each case, without the prior written consent of Agent, such consent not to be unreasonably withheld or delayed.  Each Credit Party shall provide to Agent copies of all amendments, waivers and modifications of any Material Agreement or organizational documents.

7.12 Compliance with Anti-Terrorism Laws.  Directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Credit Party or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Credit Party will, nor will any Credit Party permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Agent hereby notifies each Credit Party that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies such Credit Party and its principals, which information includes the name and address of such Credit Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.

7.13 Holdings.  (a)  Quotient Limited will not incur or permit to exist any Indebtedness (other than the Indebtedness incurred in connection with the Preference Shares) nor grant or permit to exist any Liens upon any of its properties or assets nor engage in any operations, business or activity other than (i) owning 100% of the Equity Interests of the Borrower and the other Credit Parties and all operations incidental thereto, (ii) granting a security interest in all its assets to the Agent, for the benefit of the Lenders, (iii) executing the Financing Documents to which it is a party, (iv) fulfilling its obligations under the Financing Documents to which it is a party, (v) performing administrative, governance and supervisory functions in connection with the operation of the business of its Subsidiaries, (vi) issuing equity interests, including without limitation pursuant to stock option plans and (vii) executing, delivering and performing the Scottish Lease Documents to which it is a party.

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(b) Following the creation of the Luxembourg Holding Company, the Luxembourg Holding Company will not incur or permit to exist any Indebtedness nor grant or permit to exist any Liens upon any of its properties or assets nor engage in any operations, business or activity other than (i) owning 100% of the Equity Interests of Quotient Suisse, Alba Bioscience Limited, and the Borrower and all operations incidental thereto, (ii) granting a security interest in all its assets to the Agent, for the benefit of the Lenders, (iii) executing the Financing Documents to which it is a party, (iv) fulfilling its obligations under the Financing Documents to which it is a party, (v) performing administrative, governance and supervisory functions in connection with the operation of the business of its Subsidiaries, and (vi) issuing equity interests, including without limitation pursuant to stock option plans.

8	ADDITIONAL COVENANTS
8.1	Life Sciences Covenants.

(a) As used in this Agreement, the following terms have the following meanings:

“DEA” means the Drug Enforcement Administration of the United States of America, and any successor agency thereof or any foreign equivalent thereof.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“FDA” means the Food and Drug Administration of the United States of America, or any successor entity thereto or foreign equivalent thereof.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder and any foreign equivalent of the Federal Food, Drug and Cosmetic Act and all regulations promulgated thereunder.

“Material Intellectual Property” means all of the Credit Parties’ Intellectual Property and license or sublicense agreements or other agreements with respect to rights in Intellectual Property that are material to the condition (financial or other), business or operations of the Credit Parties, as reasonably determined by Agent.

“Permitted License” means any non-exclusive license of patent rights of any Credit Party or its Subsidiaries granted to third parties in the Ordinary Course of Business and that does not result in a legal transfer of title to the licensed property.

“Products” means any products manufactured, sold, developed, tested or marketed by any Credit Party or any of its Subsidiaries, including without limitation, those products set forth on the Products Schedule (as updated from time to time in accordance with Section 8.1(d)); provided, however, that if Borrower shall fail to comply with the obligations under Section 8.1(d) to give notice to Agent and update the Products Schedule prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.

(a) Notwithstanding the terms of Section 7.1 of this Agreement to the contrary, the Credit Parties shall be permitted to make Transfers in the form of Permitted Licenses.

(b) Each Credit Party represents and warrants as follows at all times unless expressly provided below:

(i) Intellectual Property and License Agreements.  A list of all Intellectual Property of the Credit Parties and all license agreements, sublicenses, or other rights of the Credit Parties to use Intellectual Property (including all in-bound license agreements, but excluding over-the-counter software that is commercially available to the public), as of the Closing Date and, as updated pursuant to Section 8.1(d), is set forth on the Intellectual Property Schedule, which indicates, for each item of property: (A) the name of the Credit Party owning such Intellectual Property or licensee to such license agreement; (B) whether such property is Intellectual Property (or application therefor) owned by a Credit Party or is property to which a Credit Party has rights pursuant to a license agreement, (C) the expiration date of such Intellectual Property or license agreement, and (D) whether such property constitutes Material Intellectual Property.  In the case of any Material Intellectual Property that is a license agreement, the Intellectual Property Schedule further indicates, for each: (1) the name and address of the licensor, (2) the name and date of the agreement pursuant to which such item of Material Intellectual Property is licensed, (3) whether or not such license agreement grants an

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exclusive license to such Credit Party, (4) whether there are any purported restrictions in such license agreement as to the ability of such Credit Party to grant a security interest in and/or to transfer any of its rights as a licensee under such license agreement, and (5) whether a default under or termination of such license agreement could interfere with Agent’s right to sell or assign such license or any other Collateral.  Except as noted on the Intellectual Property Schedule, each Credit Party is the sole owner of its Intellectual Property, except for licenses granted to its customers in the Ordinary Course of Business as identified on the Intellectual Property Schedule.  Each Patent is valid and enforceable and no part of the Material Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of the Credit Parties’ knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party.

(ii) Regulatory Status.

(A) All Products and all Required Permits are listed on the Products Schedule and Required Permits Schedule (as updated from time to time pursuant to Section 8.1(d)), and each Credit Party has delivered to Agent a copy of all Required Permits requested by Agent as of the date hereof or to the extent requested by Agent pursuant to Section 8.1(d).

(B) Without limiting the generality of Section 8.1 above, with respect to any Product being tested or manufactured, each Credit Party and its Subsidiaries have received, and such Product is the subject of, all Required Permits needed in connection with the testing or manufacture of such Product as such testing or manufacturing is currently being conducted by or on behalf of such Credit Party, and no Credit Party or its Subsidiaries have received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of (1) such Credit Party’s or such Subsidiary’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Laws and/or the Required Permits related to the manufacture of such Product, or (2) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product should cease.

(C) Without limiting the generality of Section 8.1 above, with respect to any Product marketed or sold by any Credit Party or its Subsidiaries, the Credit Parties and their Subsidiaries have received, and such Product is the subject of, all Required Permits needed in connection with the marketing and sales of such Product as currently being marketed or sold by the Credit Parties or their Subsidiaries, and the Credit Parties and their Subsidiaries have not received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace.

(D) Without limiting the generality of Section 8.1 above, (i) there have been no adverse clinical test results which have or could reasonably be expected to result in a Material Adverse Change, and (ii) there have been no Product recalls or voluntary Product withdrawals from any market, other than recalls or withdrawals that relate only to a specific lot or batch of a Product.

(E) The Credit Parties and their Subsidiaries have not experienced any significant failures in its manufacturing of any Product material to the business of the Credit Parties such that the amount of such Product successfully manufactured by any Credit Party or its Subsidiaries in accordance with all specifications thereof and the required payments related thereto shall decrease significantly.

(c) Each Credit Party covenants and agrees as follows:

(i) Reserved.

(ii) The Credit Parties shall own, or be licensed to use or otherwise have the right to use, all Material Intellectual Property.  All Material Intellectual Property of the Credit Parties is and shall be fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.  No Credit Party shall become a party to, nor become bound by, any material license or other agreement with respect to which such Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or other property.  Each Credit Party shall at all times conduct its business without infringing (knowingly or when Borrower should have known) any Intellectual Property rights of others.  Each Credit Party shall do the following, to the extent it determines, in the exercise of its reasonable business judgment, that it is prudent to do so: (A) protect, defend and maintain the validity and enforceability of its Material Intellectual Property; (B) promptly advise Agent in writing of material infringements of its Material Intellectual Property;

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and (C) not allow, without Agent’s prior written consent, any Material Intellectual Property to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable.  If any Credit Party (1) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (2) applies for any patent or the registration of any trademark or servicemark, then such Credit Party shall concurrently provide written notice thereof to Agent and shall execute such documents and take such other actions as Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of Lenders, in the IP Proceeds (as defined in Exhibit A) pertaining thereto.  Each Credit Party shall promptly provide to Agent copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works.

(iii) In connection with the development, testing, manufacture, marketing or sale of each and any Product by a Credit Party, such Credit Party shall comply fully and completely in all respects with all Required Permits at all times issued by any Governmental Authority the noncompliance with which could reasonably be expected to result in a Material Adverse Change, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by such Credit Party as such activities are at any such time being conducted by such Credit Party.

(iv) Within ten (10) Business Days of (A) acquiring and/or developing any new Registered Intellectual Property, or (B) entering or becoming bound by any additional license or sublicense agreement or other agreement with respect to rights in Intellectual Property (other than over-the-counter software that is commercially available to the public), deliver to Agent an updated Intellectual Property Schedule reflecting same, and upon any other material change in any Credit Party’s Material Intellectual Property from that listed on the Intellectual Property Schedule.  Each Credit Party shall take such steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all licenses or agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by Law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Financing Documents.

(v) If, after the Closing Date, any Credit Party determines to manufacture, sell, develop, test or market any new Product, such Credit Party shall give prior written notice to Agent of such determination (which shall include a brief description of such Product, plus a list of all Required Permits relating to such new Product (and a copy of such Required Permits if requested by Agent) and/or such Credit Party’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice), along with a copy of an updated Intellectual Property Schedule, Products Schedule and Required Permits Schedule; provided, however, that if any Credit Party shall at any time obtain any new or additional Required Permits from the FDA, DEA, or parallel state or local authorities, or foreign counterparts of the FDA, DEA, or parallel state or local authorities, with respect to any Product which has previously been disclosed to Agent, such Credit Party shall promptly give written notice to Agent of such new or additional Required Permits (along with a copy thereof if requested by Agent).

(d) In addition to the events listed in Article 10, any one of the following shall also constitute an Event of Default under this Agreement, in each case, to the extent the following could reasonably be expected to result in a Material Adverse Change:  (i) the institution of any proceeding by FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin any Credit Party, its Subsidiaries or any representative of such Credit Party or its Subsidiaries from manufacturing, marketing, selling or distributing any Product or Product category, (ii) the institution of any action or proceeding by any DEA, FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by any Credit Party, its Subsidiaries or any representative of such Credit Party or its Subsidiaries, which, in each case, could result in Material Adverse Change,  (iii) the commencement of any enforcement action against any Credit Party, its Subsidiaries or any representative of such Credit Party or its Subsidiaries (with respect to the business of such Credit Party or its Subsidiaries) by DEA, FDA, or any other Governmental Authority, (iv) the recall of any Products from the market, the voluntary withdrawal of any Products from the market, or actions to discontinue the sale of any Products, or (v) the occurrence of adverse test results in connection with a Product.

8.2 Financial Covenants.

(a) As of each Testing Date, Credit Parties, taken as a whole, shall not permit their consolidated net product revenue for the applicable Calculation Period to be less than (i) for each Calculation Period ending on and including December 31, 2015, $16,500,000 and (ii) for each Calculation Period ending thereafter, $17,000,000.

(b) As of the last day of each calendar month, the Credit Parties shall maintain unrestricted cash and cash equivalents in an amount not less than $10,000,000 in the aggregate, which cash and cash equivalents shall (x) be subject to a first priority perfected lien (or equivalent thereof, as determined in Agent’s reasonable discretion, with respect to any applicable

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jurisdiction outside of the United States) in favor of Agent for the benefit of Lenders under the laws of the jurisdiction in which the Account is located, and (y) not include any drawn or committed but unpaid drafts, ACH or EFT transactions.

(c) Borrower shall furnish to Agent, together with the monthly financial reporting required of Borrower in this Agreement, a Compliance Certificate as evidence of Borrower’s compliance with the covenants in this Section.  The Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by Agent, detailing Borrower’s calculations, (b) if requested by Agent, bank statements and (c) if requested by Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.

9	Reserved
10	EVENTS OF DEFAULT

10.1 Events of Default. The occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default” and Credit Parties shall thereupon be in default under this Agreement and each of the other Financing Documents:

(a) Borrower fails to (i) make any payment of principal or interest on any Credit Extension on its due date, or (ii) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 10.2 hereof).

(b) Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within fifteen (15) days after the earlier of (i) the date of receipt by any Borrower of notice from Agent or Required Lenders of such default, or (ii) the date a Responsible Officer of such Credit Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such default; Any Credit Party defaults in the performance of or compliance with any term contained in Section 6.2, 6.4, 6.5, 6.6, 6.8 or 6.10 or Article 7 or Article 8.

(c) Any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d) (i) any Credit Party defaults under or breaches any Material Agreement (after any applicable grace period contained therein), or a Material Agreement shall be terminated by a third party or parties party thereto prior to the expiration thereof, or there is a loss of a material right of a Credit Party under any Material Agreement to which it is a party, in each case, which could reasonably be expected to result in a Material Adverse Change, (ii) (A) any Credit Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Credit Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than One Hundred Thousand Dollars ($100,000) (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, (iii) any Credit Party defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement for such Credit Party’s principal place of business or any place of business that meets the criteria for the requirement of an Access Agreement under Section 7.2 or for which an Access Agreement exists or was required to be delivered, (iv) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations, or the occurrence of any event requiring the prepayment of any Subordinated Debt, or the delivery of any notice with respect to any Subordinated Debt or pursuant to any Subordination Agreement that triggers the start of any standstill or similar period under any Subordination Agreement, or (v) any Borrower makes any payment on account of any Indebtedness that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

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(e) (i) any Credit Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order (including any proceeding set out in Article 8 of the Interpretation (Jersey) Law 1954 or an application is made to declare the property of any Credit Party en desastre), in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Credit Party, either such proceedings shall remain undismissed or unstayed for a period of forty-five (45) days or more or any action sought in such proceedings shall occur or (iii) any Credit Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(f) (i) The service of process seeking to attach, exercise diligence upon, execute or levy upon, seize or confiscate any Collateral Account, any Intellectual Property, or any funds of any Credit Party on deposit with Agent, any Lender or any Affiliate of Agent or any Lender, or (ii) a notice of lien, levy, or assessment is filed against any assets of a Credit Party by any government agency, and the same under subclauses (i) and (ii) hereof are not discharged or stayed (whether through the posting of a bond or otherwise) prior to the earlier to occur of ten (10) days after the occurrence thereof or such action becoming effective;

(g) (i) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business, (ii) the institution by any Governmental Authority of criminal proceedings against any Credit Party, or (iii) one or more judgments or orders for the payment of money (not paid or fully covered by insurance and as to which the relevant insurance company has acknowledged coverage in writing) aggregating in excess of One Hundred Fifty Thousand Dollars $150,000 shall be rendered against any or all Credit Parties and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (B) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect,

(h) any Lien created by any of the Financing Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert; any provision of any Financing Document shall fail to be valid and binding on, or enforceable against, a Credit Party, or any Credit Party shall so assert;

(i) A Change in Control occurs or any Credit Party or direct or indirect equity owner in a Credit Party shall enter into agreement which contemplates a Change in Control;

(j) Any Required Permit shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the Ordinary Course of Business for a full term, or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Required Permit or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (A) results in, or could reasonably be expected to results in, a Material Adverse Change, or (B) adversely affects the legal qualifications of any Credit Party to hold such Required Permit in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of any Credit Party to hold any Required Permit in any other jurisdiction;

(k) If any Credit Party is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Credit Party’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(l) Any Credit Party or any Person acting for any Credit Party makes any representation, warranty, or other statement now or later in this Agreement, any Financing Document or in any writing delivered to Agent and/or the Lenders or to induce Agent and/or the Lenders to enter this Agreement or any Financing Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

(m) The occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Change, if such default shall have continued unremedied for a period of ten (10) days after written notice from Agent; or

Midcap / Quotient / Amended and Restated Credit Agreement	20

(n) Agent determines, based on information available to it and in its reasonable judgment, that there is a reasonable likelihood that Credit Parties shall fail to comply with one or more financial covenants in this Agreement during the next succeeding financial reporting period.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

10.2 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the written direction of any Lender shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 10.1(f) occurs all Obligations shall be immediately due and payable without any action by Agent or the Lenders), or (iii) by notice to any Borrower suspend or terminate the obligations, if  any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between any Credit Party and Agent and/or the Lenders (but if an Event of Default described in Section 10.1(f) occurs all obligations, if any, of the Lenders to  advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders shall be immediately terminated without any action by Agent or the Lenders).

(b) Without limiting the rights of Agent and Lenders set forth in Section 10.2(a) above, upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, without notice or demand, to do any or all of the following:

(i) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, and foreclose upon and/or sell, lease or liquidate, the Collateral, in whole or in part;

(ii) apply to the Obligations (A) any balances and deposits of any Credit Party that Agent or any Lender or any Affiliate of Agent or a Lender holds or controls, or (B) any amount held or controlled by Agent or any Lender or any Affiliate of Agent or a Lender owing to or for the credit or the account of any Credit Party;

(iii) settle, compromise or adjust and grant releases with respect to disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing any Credit Party money of Agent’s security interest in such funds, and verify the amount of such Account;

(iv) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates.  Agent may also, subject to applicable law, render any or all of the Collateral unusable at a Credit Party’s premises and may, subject to applicable law, dispose of such Collateral on such premises without liability for rent or costs. Each Credit Party, subject to applicable law, grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(v) pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred;

(vi) subject to applicable law, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Credit Party’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral (and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof) and, in connection with Agent’s exercise of its rights under this Article 10, such Credit Party’s rights under all licenses and all franchise agreements shall be deemed to inure to Agent for the benefit of the Lenders;

(vii) place a “hold” on any account maintained with Agent or the Lenders or any Affiliate of Agent or a Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(viii) demand and receive possession of the Books of Borrower and the other Credit Parties; and

Midcap / Quotient / Amended and Restated Credit Agreement	21

(ix) exercise all other rights and remedies available to Agent under the Financing Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

10.3 Notices.  Any notice that Agent is required to give to a Credit Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least five (5) days prior to such action.

10.4 Protective Payments.  If any Credit Party fails to pay or perform any covenant or obligation under this Agreement or any other Financing Document, Agent may pay or perform such covenant or obligation, and all amounts so paid by Agent are Protective Advances and immediately due and payable, bearing interest at the then highest applicable rate for the Credit Facilities hereunder, and secured by the Collateral.  No such payments or performance by Agent shall be construed as an agreement to make similar payments or performance in the future or constitute Agent’s waiver of any Event of Default.

10.5 Liability for Collateral No Waiver; Remedies Cumulative.  So long as Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and the Lenders, Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.  Agent’s failure, at any time or times, to require strict performance by any Credit Party of any provision of this Agreement or any other Financing Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Agent and then is only effective for the specific instance and purpose for which it is given.  Agent’s rights and remedies under this Agreement and the other Financing Documents are cumulative.  Agent has all rights and remedies provided under the Code, by Law, or in equity.  Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver.  Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

10.6 Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (i) Borrower, for itself and the other Credit Parties, irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower and the Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (ii) unless the Agent and the Lenders shall agree otherwise, the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Protective Advances; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of the Credit Parties owing to Agent or any Lender under the Financing Documents.  Borrower shall remain fully liable for any deficiency.  Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  Unless the Agent and the Lenders shall agree otherwise, in carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

10.7 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower waives:  (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents and hereby ratifies and confirms whatever Agent or Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent's or any Lender's entry upon the premises of Borrower, the taking possession or control of, or to Agent's or any Lender's replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws.  Borrower acknowledges that it has been advised by counsel of its choice and decision with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any

Midcap / Quotient / Amended and Restated Credit Agreement	22

part thereof, with or without substitution, and agrees to the addition or release of Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Credit Facilities or to any subsequent disbursement of Credit Extensions, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future Credit Extensions and Agent may at any time after such acquiescence require Borrower to comply with all such requirements.  Any forbearance by Agent or a Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Credit Facilities, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Financing Documents or as a reinstatement of the Obligations or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents.  Agent's or any Lender's acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent's and such Lender's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent's right to accelerate the maturity of the Obligations, nor shall Agent's receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party's default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any "one action" or "election of remedies" law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrower and the Financing Documents and other security instruments or agreements securing the Obligations have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrower's obligations under the Financing Documents.

(e) Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrower's obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower's obligations under the Financing Documents.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

10.8 Injunctive Relief.  The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein.  However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.  Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief.  By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section 10.8 as if this Section 10.8 were a part of each Financing Document executed by such Credit Party.

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10.9 Other Currency.  Without limiting Section 2.6(c) or any other provision of this Agreement, to the extent permitted by applicable Law, the obligations of any of the Credit Parties in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that the Agent or Lenders may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which the Agent or Lender receives the payment.  If the amount of the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, such Credit Party shall pay all additions amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall.  Any obligation of a Credit Party not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section 10.9, continue in full force and effect.

11	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Financing Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) if to Borrower or any other U.S. Credit Party or U.S. Subsidiary of a Credit Party, upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) if to any non-U.S. Credit Party or non-U.S. Subsidiary of a Credit Party, upon the earlier or actual receipt and seven (7) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (c) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (d) if to Borrower or any U.S. Credit Party or U.S. Subsidiary of a Credit Party, one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid and if to any non-U.S. Credit Party or non-U.S. Subsidiary of a Credit Party, three (3) Business Days after deposit with a reputable overnight courier with all charges prepaid; or (e) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Any of Agent, Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article 11.

If to Borrower:

Quotient Biodiagnostics, Inc.

Pentlands Science Park, Bush Loan

Penicuik, Midlothian, EH26 0PL, United Kingdom

Attention: Roland Boyd

Fax: +44 131 445 6184

E-Mail: roland.boyd@quotientbd.com

If to Quotient Limited:

Quotient Limited

Pentlands Science Park, Bush Loan

Penicuik, Midlothian, EH26 0PL, United Kingdom

Attention: Roland Boyd

Fax: +44 131 445 6184

E-Mail: roland.boyd@quotientbd.com

If to Alba Bioscience Limited:

Alba Bioscience Limited

Pentlands Science Park, Bush Loan

Penicuik, Midlothian, EH26 0PL, United Kingdom

Attention: Roland Boyd

Fax: +44 131 445 6184

E-Mail: roland.boyd@quotientbd.com

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If to QBD (QSIP) Limited:

QBD (QSIP) Limited

Pentlands Science Park, Bush Loan

Penicuik, Midlothian, EH26 0PL, United Kingdom

Attention: Roland Boyd

Fax: +44 131 445 6184

E-Mail: roland.boyd@quotientbd.com

If to Agent or to MidCap (or any of its Affiliates or Approved Funds) as a Lender:

MidCap Financial Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 200

Bethesda, MD 20814

Attn: Account Manager for Quotient transaction

Facsimile:  301-941-1450

Email:  notices@midcapfinancial.com

With a copy to:

MidCap Financial Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 200

Bethesda, MD 20814

Attn: Legal

Facsimile:  301-941-1450

Email:  legalnotices@midcapfinancial.com

If to any Lender other than MidCap: at the address set forth in the signature pages to this Agreement or provided as a notice address for such in connection with any assignment hereunder.

12	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

12.1 THIS AGREEMENT, EACH SECURED PROMISSORY NOTE AND EACH OTHER FINANCING DOCUMENT (EXCLUDING THOSE FINANCING DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION), AND THE RIGHTS, REMEDIES AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR SUCH FINANCING DOCUMENT (EXCLUDING THOSE FINANCING DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION), THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES AND ALL OTHER MATTERS RELATING HERETO, THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS.  NOTWITHSTANDING THE FOREGOING, AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST EACH CREDIT PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT AND LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 12.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE AGENT’S AND LENDERS’ RIGHTS AGAINST SUCH CREDIT PARTY OR ITS PROPERTY. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINTS, AND OTHER PROCESS ISSUED IN SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS, AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE APPLICABLE CREDIT PARTY AT THE ADDRESS SET FORTH IN ARTICLE 11 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED

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COMPLETED UPON THE EARLIER TO OCCUR OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PREPAID.

12.2 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE FINANCING DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.3 Each Credit Party, Agent and each Lender agree that each Credit Extension (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the State of Maryland.

13	GENERAL PROVISIONS

13.1 Successors and Assigns.

(a) This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  No Credit Party may assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion).  Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Applicable Commitment and/or Credit Extensions, together with all related obligations of such Lender hereunder.  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective assignment agreement in substantially the form set forth in Exhibit I hereto or such other form as Agent may deem acceptable, executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Agent reasonably shall require.  Notwithstanding anything set forth in this Agreement to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. If requested by Agent, each Credit Party agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of an Applicable Commitment or Credit Extension to an assignee hereunder, (ii) make such Credit Party’s management available to meet with Agent and prospective participants and assignees of Applicable Commitments or Credit Extensions and (iii) assist Agent or the Lenders in the preparation of information relating to the financial affairs of such Credit party as any prospective participant or assignee of an Applicable Commitment or Credit Extension reasonably may request.

(b) From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such assignment agreement, shall have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment agreement, shall be released from its rights and obligations hereunder (other than those that survive termination).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective assignment agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) secured notes in the aggregate principal amount of the Eligible Assignee's Credit Extensions or Applicable Commitments (and, as applicable, secured promissory notes in the principal amount of that portion of the principal amount of the Credit Extensions or Applicable Commitments retained by the assigning Lender).

(c) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Bethesda, Maryland a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Credit Extensions owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

13.2 Indemnification.

(a) Borrower hereby agrees to promptly pay (i) all costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the

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examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with Agent's reservation of funds in anticipation of the funding of the Credit Extensions to be made hereunder; and (v) all costs and expenses incurred by Agent or Lenders (including penalties and interest) for which the Credit Parties are responsible under the Financing Documents (including, without limitation, section 2.6(h)) and in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.  If Agent or any Lender uses in-house counsel for any of these purposes, Borrower further agrees that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.

(b) Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the Credit Facilities, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

(c) Notwithstanding any contrary provision in this Agreement, the obligations of Borrower under this Section 13.2 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

13.3 Time of Essence.  Time is of the essence for the payment and performance of the Obligations in this Agreement.

13.4 Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.5 Correction of Financing Documents.  Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Financing Documents consistent with the agreement of the parties.

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13.6 Integration.  This Agreement and the Financing Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Financing Documents merge into this Agreement and the Financing Documents.

13.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

13.8 Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 13.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.  All powers of attorney and appointments of Agent or any Lender as Borrower’s attorney in fact hereunder, and all of Agent’s and Lenders’ rights and powers in respect thereof, are coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

13.9 Confidentiality.  In handling any confidential information of Borrower, each of the Lenders and Agent shall use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Financing Document, but disclosure of information may be made: (a) to the Lenders’ and Agent’s Subsidiaries or Affiliates for purposes reasonably related to this Agreement; (b) to prospective transferees or purchasers of any interest in the Credit Extensions that are advised of the confidential nature of such information and are instructed to keep such information confidential; (c) as required by Law, regulation, subpoena, order or other legal, administrative, governmental or regulatory request; (d) to regulators or as otherwise required in connection with an examination or audit, or to any nationally recognized rating agency; (e) as Agent or any Lender considers appropriate in exercising remedies under the Financing Documents; (f) to financing sources that are advised of the confidential nature of such information and are instructed to keep such information confidential; (g) to third party service providers of the Lenders and/or Agent so long as such service providers are bound to such Lender or Agent by obligations of confidentiality; and (h) in connection with any litigation or other proceeding to which such Lender or Agent or any of their Affiliates is a party or bound.  Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Agent’s possession when disclosed to the Lenders and/or Agent, or becomes part of the public domain after disclosure to the Lenders and/or Agent; or (ii) is disclosed to the Lenders and/or Agent by a third party, if the Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.  The agreements provided under this Section 13.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 13.9.

13.10 Right of Set-off.  Borrower hereby grants to Agent and to each Lender, a lien, security interest and right of set-off as security for all Obligations to Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or the Lenders or any entity under the control of Agent or the Lenders (including an Agent or Lender Affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or the Lenders may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.11 Publicity.  No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Agent or any Lender or any of their Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except as required by applicable Law, subpoena or judicial or similar order, in which case Credit Parties shall endeavor to give Agent prior written notice of such publication or other disclosure.  Each Lender and each Credit Party hereby authorizes each Lender to publish the name of such Lender and such Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which such Lender elects to submit for publication.  In addition, each Lender and each Credit Party agrees that each Lender may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, such authorization shall be subject to such Lender

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providing Borrower and the other Lenders with an opportunity to review and confer with such Lender regarding, and approve, the contents of any such tombstone, advertisement or information, as applicable, prior to its initial submission for publication, but subsequent publications of the same tombstone, advertisement or information shall not require any Credit Party’s approval.

13.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13.13 Approvals.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement or the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

13.14 Amendments; Required Lenders; Inter-Lender Matters.

(a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Financing Document, no approval or consent thereunder, or any consent to any departure by any Credit Party therefrom (in each case, other than amendments, waivers, approvals or consents deemed ministerial by Agent), shall in any event be effective unless the same shall be in writing and signed by Borrower, the other Credit Parties if directly affected thereby, Agent and Required Lenders.  Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of the “Lenders” shall require the written consent of Required Lenders.

(b) No amendment, modification, termination or waiver of any provision of this Agreement or any other Financing Document shall, unless in writing and signed by Agent and by each Lender directly affected thereby: (i) increase or decrease the Applicable Commitment of any Lender (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder, (iii) postpone the date fixed for or waive any payment of principal of or interest on any Credit Extension, or any fees or reimbursement obligation hereunder, (iv) release all or substantially all of the Collateral, or consent to a transfer of any of the Intellectual Property, in each case, except as otherwise expressly permitted in the Financing Documents (which shall be deemed to affect all Lenders), (v) subordinate the lien granted in favor of Agent securing the Obligations (which shall be deemed to affect all Lenders, except as otherwise provided below), (vi) except as otherwise permitted under this Agreement release a Credit Party from, or consent to a Credit Party’s assignment or delegation of, such Credit Party’s obligations hereunder and under the other Financing Documents or any Guarantor from its guarantee of the Obligations (which shall be deemed to affect all Lenders); or (vii) amend, modify, terminate or waive this Section 13.14(b) or the definition of “Required Lenders” or “Pro Rata Share” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender.  For purposes of the foregoing, no Lender shall be deemed affected by (i) waiver of the imposition of the Default Rate or imposition of the Default Rate to only a portion of the Obligations, (ii) waiver of the accrual of late charges, (iii) waiver of any fee solely payable to Agent under the Financing Documents, (iv) subordination of a lien granted in favor of Agent provided such subordination is limited to equipment being financed by a third party providing Permitted Indebtedness. Notwithstanding any provision in this Section 13.14 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Agent and Required Lenders.

(c) Agent shall not grant its written consent to any deviation or departure by Borrower or any Credit Party from the provisions of Article 7 without the prior written consent of the Required Lenders.  Required Lenders shall have the right to direct Agent to take any action described in Section 10.2(b). Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all remedies referenced in Section 10.2 without the written consent of Required Lenders following the occurrence of an “Exigent Circumstance” (as defined below).  All matters requiring the satisfaction or acceptance of Agent in the definition of Subordinated Debt shall further require the satisfaction and acceptance of each Required Lender.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  As used in this Section, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could result in a material diminution in value of the Collateral.

13.15 Borrower Liability.  If there is more than one entity comprising Borrower, then (a) any Borrower may, acting singly, request Credit Extensions hereunder, (b) each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder, (c) each Borrower shall be jointly and severally obligated to pay and

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perform all obligations under the Financing Documents, including, but not limited to, the obligation to repay all Credit Extensions made hereunder and all other Obligations, regardless of which Borrower actually receives said Credit Extensions, as if each Borrower directly received all Credit Extensions, and (d) each Borrower waives (1) any suretyship defenses available to it under the Code or any other applicable law, and (2) any right to require the Lenders or Agent to: (A) proceed against any Borrower or any other person; (B) proceed against or exhaust any security; or (C) pursue any other remedy.  The Lenders or Agent may exercise or not exercise any right or remedy they have against any Credit Party or any security (including the right to foreclose by judicial or non-judicial sale) without affecting any other Credit Party’s liability or any Lien against any other Credit Party’s assets.  Notwithstanding any other provision of this Agreement or other related document, until payment in full of the Obligations and termination of the Applicable Commitments, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of the Lenders and Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Credit Party, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by any Credit Party with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Credit Party with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Credit Party in contravention of this Section, such Credit Party shall hold such payment in trust for the Lenders and Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

13.16 Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

13.17 USA PATRIOT Act Notification

.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Credit party, which information includes the name and address of such Credit party and such other information that will allow Agent or such Lender, as applicable, to identify such Credit Party in accordance with the USA PATRIOT Act.

13.18 Warrants.  Notwithstanding anything to the contrary herein, any warrants issued to the Lenders by any Credit Party, the stock issuable thereunder, any equity securities purchased by Lenders, any amounts paid thereunder, any dividends, and any other rights in connection therewith shall not be subject to the terms and conditions of this Agreement.  Nothing herein shall affect any Lender’s rights under any such warrants, stock, or other equity securities to administer, manage, transfer, assign, or exercise such warrants, stock, or other equity securities for its own account.

13.19 Existing Agreements Superseded; Exhibits and Schedules.

(a) The Original Credit Agreement, including the schedules thereto, is superseded by this Agreement, including the schedules hereto, which has been executed in amendment, restatement and modification of, but not in novation or extinguishment of, the obligations under the Original Credit Agreement.  It is the express intention of the parties hereto to reaffirm the indebtedness created under the Original Credit Agreement which is evidenced by the notes provided for therein and secured by the Collateral.  Any and all outstanding amounts under the Original Credit Agreement including, but not limited to principal, accrued interest, fees (except as otherwise provided in the Fee Letter) and other charges, as of the Closing Date shall be carried over and deemed outstanding under this Agreement.

(b) Each Credit Party reaffirms its obligations under each Financing Document to which it is a party, including but not limited to the Security Documents and the schedules thereto.

(c) Each Credit Party acknowledges and confirms that (i) the Liens and security interests granted pursuant to the Financing Documents secure the indebtedness, liabilities and obligations of the Credit Parties to Agent and the Lenders under the Original Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Financing Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrowers and the other Credit

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Parties to Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrowers under this Agreement and the Secured Promissory Notes to be delivered hereunder, if any, and under the Original Credit Agreement, as amended and restated hereby, as the same further may be amended, restated, supplemented and/or modified from time to time, and (ii) the grants of Liens under and pursuant to the Financing Documents shall continue unaltered, and each other Financing Document shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties thereto, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement and all references in the any of the Financing Documents to the “Credit Agreement” shall be deemed to refer to this Amended and Restated Credit Agreement.

14	AGENT

14.1 Appointment and Authorization of Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Document, together with such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and Lenders and none of Credit Parties nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  The duties of Agent shall be mechanical and administrative in nature.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Financing Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Financing Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (a) act as collateral agent for Agent and each Lender for purposes of the perfection of all liens created by the Financing Documents and all other purposes stated therein, (b) manage, supervise and otherwise deal with the Collateral, (c) take such other action as is necessary or desirable to maintain the perfection and priority of the liens created or purported to be created by the Financing Documents, (d) except as may be otherwise specified in any Financing Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Financing Documents, applicable law or otherwise and (e) execute any amendment, consent or waiver under the Financing Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(b) In relation to the Swiss Security Documents the following additional provisions shall apply:

(i) The Agent holds:

(1) any security created or expressed to be created under or pursuant to the Swiss Security Documents by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security;

(2) the benefit of this Section 14.1; and

(3) any proceeds and other benefits of such security as fiduciary (treuhänderisch) in its own name but for the account of all relevant Lenders which have the benefit of such security in accordance with this Agreement and the respective Swiss Security Documents;

(ii) Each Lender hereby authorizes the Agent:

(1) to (1) accept and execute as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or expressed to be created under or pursuant to the Swiss Security Documents for the benefit of such Lender and (2) hold, administer and, if necessary, enforce any such security on behalf of each relevant Lender which has the benefit of such security;

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(2) to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Security Documents which creates a pledge or any other Swiss law accessory (akzessorische) security;

(3)to effect as its direct representative (direkter Stellvertreter) any release of a security created under the Swiss Security Documents in accordance with this Agreement below; and

(4) to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Agent hereunder or under the relevant Swiss Security Documents; and

(iii) Each Credit Party hereby authorizes the Agent, when acting in its capacity as creditor of the Parallel Debt Claims as set forth in Section 14.13, to hold:

(1) any Swiss law pledge or any other Swiss law accessory (akzessorische) security;

(2) any proceeds of such security; and

(3) the benefit of this Section 14.1 and of the Parallel Debt claims, as creditor in its own right but for the benefit of the Lenders in accordance with this Agreement.

14.2 Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) fifty percent (50%) or more of the Credit Extensions or Applicable Commitments then held by Agent (in its capacity as a Lender), in each case without the consent of the Lenders or Borrower.  Following any such assignment, Agent shall give notice to the Lenders and Borrower.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this subsection (b).

(c) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this subsection (c)).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

14.3 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Financing Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.  Any such Person to whom Agent delegates a duty shall benefit from this Article 14 to the extent provided by Agent.

14.4 Liability of Agent. Except as otherwise provided herein, no “Agent-Related Person” (as defined  below) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement,

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representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Financing Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Financing Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document, or for any failure of any Credit Party or any other party to any Financing Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the Collateral, other properties or books or records of any Credit Party or any Affiliate thereof.  The term “Agent-Related Person” means the Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Agent-Related Person shall be an Affiliate of Borrower.

14.5 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any Financing Document (a) if such action would, in the opinion of Agent, be contrary to law or any Financing Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first have received such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document in accordance with a request or consent of all Lenders (or Required Lenders where authorized herein) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

14.6 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Agent will notify the Lenders of its receipt of any such notice. While an Event of Default has occurred and is continuing, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Agent shall deem advisable or in the best interest of the Lenders, including without limitation,  satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Financing Documents, payment of taxes on behalf of Borrower or any other Credit Party, payments to landlords, warehouseman, bailees and other Persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting a Credit Party and/or the Collateral.

14.7 Credit Decision; Disclosure of Information by Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party which may come into the possession of any Agent-Related Person.

14.8 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, each  Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities (which shall not include legal expenses of Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in

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a judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Protective Advances incurred after the closing of the transactions contemplated by this Agreement) incurred by Agent (in its capacity as Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Agent.  The term “Indemnified Liabilities” means those liabilities described in Section 13.2(a) and Section 13.2(b).

14.9 Agent in its Individual Capacity.  With respect to its Credit Extensions, MidCap shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Agent, and the terms “Lender” and “Lenders” include MidCap in its individual capacity. MidCap and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party and any of their Affiliates and any person who may do business with or own securities of any Credit Party or any of their Affiliates, all as if MidCap were not Agent and without any duty to account therefor to Lenders.  MidCap and its Affiliates may accept fees and other consideration from a Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between MidCap as a Lender holding disproportionate interests in the Credit Extensions and MidCap as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.

14.10 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, Agent (irrespective of whether the principal of any Credit Extension, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on such Credit Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, including Protective Advances.  To the extent that Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

14.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize Agent, at its option and in its discretion, to release (a) any Credit Party and any Lien on any Collateral granted to or held by Agent under any Financing Document upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Applicable Commitments or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, and (b) any Lien on any Collateral that is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Financing Document. Upon request by Agent at any time, all Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 14.11.

14.12 Advances; Payments; Non-Funding Lenders.

(a) Advances; Payments.  If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that

Midcap / Quotient / Amended and Restated Credit Agreement	34

any Lender has failed to fund any Credit Extension (a “Non-Funding Lender”), Agent shall be entitled to set-off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without set-off, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Credit Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Credit Party or such other person, without set-off, counterclaim or deduction of any kind.

14.13 Parallel Debt.

(a) Notwithstanding any other provision of this Agreement, and solely for the purpose of security granted under the Swiss Security Documents, Borrower and the other Credit Parties each hereby irrevocably and unconditionally undertakes (by way of an abstract acknowledgment of debt (abstraktes Schuldanerkenntnis)) to pay to Agent as creditor in its own right and not as a representative of the Lenders amounts equal to any amounts owing from time to time by such Credit Party to any Lender under any Financing Documents as and when, and in the currency of, those amounts are due for payment under the applicable Financing Documents.

(b) Borrower and the other Credit Parties each acknowledge that the obligations of each Credit Party under Section 14.13(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of such Credit Party to any Lender under any Financing Documents, as applicable (its “Corresponding Debt”), nor shall the amounts for which each Credit Party is liable under Section 14.13(a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided, that, (i) the Parallel Debt of each Credit Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or discharged; and (ii) the Corresponding Debt of each Credit Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or discharged, but further provided that the Corresponding Debt shall not be decreased, if it is effected by virtue of any set-off, counterclaim or similar defence invoked by a Credit Party vis-à-vis the Agent.

(c) Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held in trust.  The Liens granted under the Financing Documents to Agent to secure the Parallel Debt is granted to Agent in its capacity as creditor of the Parallel Debt and shall not be held in trust.

(d) All monies received or recovered by Agent pursuant to this Section 14.13, and all amounts received or recovered by Agent from or by the enforcement of any security interest granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e) Without limiting or affecting Agent’s rights against the Credit Parties (whether under this Section 14.13 or under any other provision of the Financing Documents, as applicable) each Credit Party acknowledges that (i) nothing in this Section 14.13 shall impose any obligation on Agent to advance any sum to any Credit Party or otherwise under any Financing Documents, except in its capacity as Lender; and (ii) for the purpose of any vote taken under any Financing Documents, Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

14.14 Miscellaneous.

(a) Neither Agent nor any Lender shall be responsible for the failure of any Non-Funding Lender to make a Credit Extension or make any other advance required hereunder.  The failure of any Non‑Funding Lender to make any Credit Extension or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Credit Extension or payment required by it, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Credit Extension or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Financing

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Document or constitute a “Lender” (or be included in the calculation of “Required Lender” hereunder) for any voting or consent rights under or with respect to any Financing Document.  At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Applicable Commitments and all of the outstanding Credit Extensions of that Non-Funding Lender for an amount equal to the principal balance of the Credit Extensions held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement reasonably acceptable to Agent.

(b) Each Lender shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Credit Extension and the ratable distribution of interest, fees and reimbursements paid or made by any Credit Party.  Notwithstanding the foregoing, if this Agreement requires payments of principal and interest to be made directly to the Lenders, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to the Agent (for Agent to redistribute to itself and the Lenders in a manner to ensure the payment to Agent of any sums due Agent hereunder and the ratable repayment of each Lender’s portion of any Credit Extension and the ratable distribution of interest, fees and reimbursements) such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent.  If any payment or distribution of any kind or character, whether in cash, properties or securities and whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, shall be received by a Lender in excess of its ratable share, then (i) the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for application to the payments of amounts due on the other Lender’s claims, or, in the case of Collateral, shall hold such Collateral for itself and as agent and bailee for the Agent and other Lenders and (ii) such Lender shall promptly advise the Agent of the receipt of such payment, and, within five (5) Business Days of such receipt and, in the case of payments and distributions, such Lender shall purchase (for cash at face value) from the other Lenders (through the Agent), without recourse, such participations in the Credit Extension made by the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the respective Pro Rata Shares of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of a Credit Party from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest; provided, further, that the provisions of this Section shall not be construed to apply to (x) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or the other Financing Documents, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Applicable Commitment pursuant to Section 13.1.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  No documentation other than notices and the like shall be required to implement the terms of this Section.  The Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section and shall in each case notify the Lenders following any such purchases.

15	Guaranty

15.1 Guaranty.  Each Guarantor hereby unconditionally (a) guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations, including payment in full of the principal, accrued but unpaid interest and all other amounts due and owing to the Agent and Lenders under the Term Credit Facility and (b) indemnifies each Lender immediately on demand against any cost, loss or liability suffered by such Lender if any obligations guaranteed by it are or become unenforceable, invalid, voided, avoid or illegal, the amount of which such cost, loss or liability shall be equal to the amount which such Lender would otherwise be entitled to recover. Each payment made by any Guarantor pursuant to this Section 15 shall be made in lawful money of the United States in immediately available funds.

15.2 Payment of Amounts Owed.  The Guarantee hereunder is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or any Lender first attempt to collect any of the Obligations from Borrower or resort to any collateral security or other means of obtaining payment.  In the event of any default by Borrower in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Agent (which demand may be made concurrently with notice to Borrower that Borrower is in default of its obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which Borrower or Guarantor may have against Agent or Lenders or the holder of the Secured Promissory Notes.  All of the remedies set forth in this Agreement, in any other Financing Document or at law or equity shall be equally available to Agent and Lenders, and the choice by Agent or Lenders of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment

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or failure to mitigate damages in any action, proceeding, or counteraction by Agent or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent or Lenders from subsequently electing to exercise a different remedy.

15.3 Certain Waivers by Guarantor.  To the fullest extent permitted by law, each Guarantor does hereby:

(a) waive notice of acceptance of this Agreement by Agent and Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;

(b) agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Borrower;

(c) waive any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Agent, Lenders or the holder of the Secured Promissory Notes;

(d) waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;

(e) waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;

(f) waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;

(g) waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;

(h) waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;

(i) waive any defense based on an election of remedies by Agent or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against Borrower, any other Guarantor or any other person in connection with the Obligations;

(j) waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;

(k) waive any defense based on the negligence of Agent or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence or willful misconduct of the Agent or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;

(l) waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;

(m) waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent or Lenders to collect any Obligations of such Guarantor to Agent or Lenders hereunder or to exercise any rights or remedies available to Agent or Lenders under the Financing Documents, at law, in equity or otherwise;

(n) agree that neither Agent nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;

(o) waive any obligation Agent or Lenders may have to disclose to such Guarantor any facts the Agent or Lenders now or hereafter may know or have reasonably available to it regarding Borrower or Borrower’s financial condition, whether or not

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the Agent or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;

(p) agree that neither Agent nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent or Lenders in enforcing any part of this Agreement;

(q) waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;

(r) waive any defense based on any change in the composition of Borrower, and

(s) waive any defense based on any representations and warranties made by such Guarantor herein or by Borrower herein or in any of the Financing Documents.

Each Guarantor hereby abandons any right it may have under the existing or future laws of Jersey, whether by virtue of (a) the “droit de discussion” or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against such Guarantor in respect of the obligations assumed by it under the guarantee; and (b) the “droit de division” or otherwise to require that any liability be apportioned or divided with any other person or be reduced in any manner whatsoever.

For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, retention, set-off or right of recoupment of any kind or nature against the Agent or Lenders, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent or Lenders of the Obligations.

15.4 Guarantor’s Obligations Not Affected by Modifications of Financing Documents.  Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s or Lenders’ failure or election not to pursue any other remedies it may have against Borrower or Guarantor, or by any change or modification in the Secured Promissory Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s or Lenders’ compliance with the terms of this Section 13 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety.  Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrower to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.

15.5 Reinstatement; Deficiency.  This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent or Lenders had not been made, regardless of whether Agent or Lenders contested the order requiring the return of such payment.  In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrower would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Agent or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.

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15.6 Subordination of Borrower’s Obligations to Guarantors; Claims in Bankruptcy.

(a) Any indebtedness of Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations.  Each Guarantor agrees that, until the Obligations have been paid in full, such Guarantor will not seek, accept, or retain for its own account, any payment from Borrower on account of such subordinated debt.  Any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.

(b) Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims.  If such Guarantor does not file any such claim, Agent, as attorney‑in‑fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee.  In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.

15.7 Maximum Liability.  The provisions of this Section 15 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section 15 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Section 15, then, notwithstanding any other provision of this Section 15 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 15.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 15.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

15.8 Guarantor’s Investigation.  Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Section 15 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties

15.9 Termination.  The provisions of this Section 15 shall remain in effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.

15.10 Representative.  Each Guarantor hereby designates Borrower and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents.  Borrower hereby accepts such appointment.

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15.11 Swiss Limitations.

(a) To the extent that Quotient Suisse grants its guaranty hereunder to secure obligations other than (x) its own Obligations or (y) Obligations of one of its subsidiaries, (i.e. to secure Obligations of its (direct or indirect) parent companies (up-stream security) or its sister companies (cross-stream security)), Quotient Suisse shall:

(i) only be liable for such payment obligation to the extent and in the maximum amount (the “Swiss Available Amount”) of its profits and reserves available for distribution at the point in time Quotient Suisse's obligations become due (in each case in accordance with art. 675(2) and art 671(1), (2) and (3) Swiss Code of Obligations), provided that such limitation shall not free Quotient Suisse from its obligations in excess thereof, but merely postpone the performance date therefore until such times as performance is again permitted notwithstanding such limitation.  The Swiss Available Amount shall include the portion of equity capital surplus (including any unrestricted portion of legal general reserves, restricted reserves which may be converted into free reserves, other free reserves, retained earnings and current net profits) which is freely available (as the case may be after conversion) for distribution to shareholders under Swiss law. Quotient Suisse shall at the request of the Agent take all measures legally permissible required to ensure that the Swiss Available Amount is as high as possible under Swiss law, including, without limitation by converting restricted reserves into distributable reserves;

(ii) provide, within sixty (60) days from the request of the Agent, (a) an interim audited balance sheet, (b) a determination of the Swiss Available Amount based on such interim audited balance sheet and (c) a confirmation from the auditors of Quotient Suisse that the Swiss Available Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves;

(iii) pay to the Agent the Swiss Available Amount and, if required under applicable law (including double-taxation treaties), deduct from any such payments Swiss anticipatory tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty:

1.	pay such deduction to the Swiss Federal Tax Administration; and
2.

within 30 days of making either a tax deduction or any payment required in connection with that tax deduction, Quotient Suisse making that deduction shall deliver to the Agent evidence reasonably satisfactory to the Agent that the tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority, to the extent such a deduction is made, Quotient Suisse shall not be obliged to either gross up or indemnify the Lenders;

(iv) use its commercially reasonable efforts to ensure that any affiliate which is, as a result of a payment under the Financing Documents, entitled to a full or partial refund of the Swiss anticipatory tax, (i) requests a refund of the Swiss anticipatory tax under any applicable law (including double taxation treaties) and (ii) pays to the Agent upon receipt any amount so refunded to the extent required to settle the guaranteed Obligations;

(v) take and cause to be taken all and any other action, including, if required under Swiss practice or mandatory law at the time of payment, the passing of shareholder's resolutions for the distribution of profits and reserves available for distribution in accordance with the relevant provisions of the Swiss Code of Obligations being in force at that time

16	DEFINITIONS

In addition to any terms defined elsewhere in this Agreement, or in any schedule or exhibit attached hereto, as used in this Agreement, the following terms have the following meanings:

“Access Agreement” means a landlord consent, bailee letter or warehouseman’s letter, in form and substance reasonably satisfactory to Agent, in favor of Agent executed by such landlord, bailee or warehouseman, as applicable, for any third party location.

“Account” means any “account”, as defined in the Code, with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” means any “account debtor”, as defined in the Code, with such additions to such term as may hereafter be made.

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“Affiliate” means, with respect to any Person, a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, MidCap, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Agreement” has the meaning given it in the preamble of this Agreement.

“Alba Bioscience Limited” means Alba Bioscience Limited, a company incorporated in Scotland with registration number SC310584.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Commitment” has the meaning given it in Section 2.2

“Applicable Floor” means for each Credit Facility the per annum rate of interest specified on the Credit Facility Schedule; provided, however, that for the Applicable Prime Rate, the Applicable Floor is a per annum rate that is two hundred basis points above the Applicable Floor for the Applicable Libor Rate.

“Applicable Index Rate” means, for any Applicable Interest Period, the rate per annum determined by Agent equal to the Applicable Libor Rate; provided, however, that in the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Agent or any Lender, make it unlawful or impractical for Agent or such Lender to fund or maintain Obligations bearing interest based upon the Applicable Libor Rate, Agent or such Lender shall give notice of such changed circumstances to Agent and Borrower and the Applicable Index Rate for Obligations outstanding or thereafter extended or made by Agent or such Lender shall thereafter be the Applicable Prime Rate until Agent or such Lender determines (as to the portion of the Credit Extensions or Obligations owed to it) that it would no longer be unlawful or impractical to fund or maintain such Obligations or Credit Extensions at the Applicable Libor Rate. In the event that Agent shall have determined (which determination shall be final and conclusive absent manifest error and binding upon all parties hereto), as of any Applicable Interest Rate Determination Date, that adequate and fair means do not exist for ascertaining the interest rate applicable to any Credit Facility on the basis provided for herein, then Agent may select a comparable replacement index and corresponding margin.

“Applicable Interest Period” for each Credit Facility has the meaning specified for that Credit Facility in the Credit Facility Schedule; provided, however, that at any time that the Applicable Prime Rate is the Applicable Index Rate, Applicable Interest Period shall mean the period commencing as of the most recent Applicable Interest Rate Determination Date and continuing until the next Applicable Interest Rate Determination Date or such earlier date as the Applicable Prime Rate shall no longer be the Applicable Index Rate; and provided, further, that at any time the Libor Rate Index is adjusted as set forth in the definition thereof, or re-implemented following invocation of the Applicable Prime Rate as permitted herein, the Applicable Interest Period shall mean the period of as of such adjustment or re-implementation and continuing until the next Applicable Interest Rate Determination Date, if any.

“Applicable Interest Rate” means a per annum rate of interest equal to the Applicable Index Rate plus the Applicable Margin.

“Applicable Interest Rate Determination Date” means the second (2nd) Business Day prior to the first (1st) day of the related Applicable Interest Period; provided, however, that at any time that the Applicable Prime Rate is the Applicable Index Rate, Applicable Interest Rate Determination Date means the date of any change in the Base Rate Index; and provided, further, that at any time the Libor Rate Index is adjusted as set forth in the definition thereof, the Applicable Interest Rate Determination Date shall mean the date of such adjustment or the second (2nd) Business Day prior to the first (1st) day of the related Applicable Interest Period, as elected by Agent.

“Applicable Libor Rate” means, for any Applicable Interest Period, the rate per annum, determined by Agent (rounded upwards, if necessary, to the next 1/100th%), equal to the greater of (a) the Applicable Floor and (b) the Libor Rate Index.

“Applicable Margin” for each Credit Facility has the meaning specified for that Credit Facility in the Credit Facility Schedule.

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“Applicable Prepayment Fee”, for each Credit Facility, has the meaning given it in the Credit Facility Schedule for such Credit Facility.

“Applicable Prime Rate” means, for any Applicable Interest Period, the rate per annum, determined by Agent (rounded upwards, if necessary, to the next 1/100th%), equal to the greater of (a) the Applicable Floor and (b) the Base Rate Index.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Base Rate Index” means, for any Applicable Interest Period, the rate per annum, determined by Agent (rounded upwards, if necessary, to the next 1/100th%) as being the rate of interest announced, from time to time, within Wells Fargo Bank, N.A. (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to any Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate Index.

“Blocked Person” means: (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Blood Grouping” shall have the meaning set forth in the OCD Agreement on the date hereof.

“Borrower” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns. The term “each Borrower” shall refer to each Person comprising the Borrower if there is more than one such Person, or the sole Borrower if there is only one such Person.  The term “any Borrower” shall refer to any Person comprising the Borrower if there is more than one such Person, or the sole Borrower if there is only one such Person.

“Borrowing Resolutions” means, with respect to any Person, those resolutions, in form and substance satisfactory to Agent, adopted by such Person’s Board of Directors or other appropriate governing body and delivered by such Person to Agent approving the Financing Documents to which such Person is a party and the transactions contemplated thereby, as well as any other approvals as may be necessary or desired to approve the entering into the Financing Documents or the consummation of the transactions contemplated thereby or in connection therewith.

“Books” means all of books and records of a Person, including ledgers, federal and state tax returns, records regarding the Person’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day (other than Saturday or Sunday) on which banks are open for general business in Maryland.

“Calculation Period” means, for each Testing Date, the twelve month period ending on the last day of the month ending approximately 45 days prior to the applicable Testing Date.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) Quotient Limited ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of its Subsidiaries; (b) the occurrence of any “change in control” or any term of similar effect under any Subordinated Debt Document; (c) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries; (d) the chief executive officer of Borrower as of the date hereof shall cease to be involved in the day to day operations (including research and development) or management of the business of Borrower, and a successor of such officer reasonably acceptable to Agent is not appointed on terms reasonably acceptable to Agent within 90 days of such cessation or involvement, (e) a “person” or “group” (within the meaning of the Securities Exchange Act of

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1934 and the rules of the SEC thereunder as in effect on the date hereof) becomes, directly or indirectly, the beneficial owner of equity interests in Quotient Limited representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Quotient Limited or a majority of the seats (other than vacant seats) on the board of directors of Quotient Limited shall at any time be occupied by persons who were neither (x) nominated by the board of directors of Quotient Limited nor (y) appointed by directors so nominated or (f) a “Change of Control” under the Statement of Rights occurs.

“Closing Date” has the meaning given it in the preamble of this Agreement.

“Code” means the Uniform Commercial Code in effect on the date hereof, as the same may, from time to time, be enacted and in effect in the State of Maryland; provided, however, that to the extent that the Code is used to define any term herein or in any Financing Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; and provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Maryland, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the other Financing Documents, including, without limitation, all of the property described in Exhibit A hereto.

“Collateral Account” means any Deposit Account, Securities Account or Commodity Account.

“Commitment Commencement Date” has the meaning given it in the Credit Facility Schedule.

“Commitment Termination Date” has the meaning given it in the Credit Facility Schedule.

“Commodity Account” means any “commodity account”, as defined in the Code, with such additions to such term as may hereafter be made.

“Communication” has the meaning given it in Article 11.

“Compliance Certificate” means a certificate, duly executed by an authorized officer of Borrower, appropriately completed and substantially in the form of Exhibit B.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the Ordinary Course of Business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means any control agreement entered into among the depository institution at which a Credit Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Credit Party maintains a Securities Account or a Commodity Account, such Credit Party, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account or Commodity Account.

“Corresponding Debt” has the meaning given it in Section 14.13.

“Credit Extension” means an advance or disbursement of proceeds to or for the account of Borrower in respect of a Credit Facility.

“Credit Extension Form” means that certain form attached hereto as Exhibit C, as the same may be from time to time revised by Agent.

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“Credit Facility” means a credit facility specified on the Credit Facility Schedule.

“Credit Party” means Borrower, any Guarantor under a guarantee of the Obligations or any part thereof, and any other Person (other than Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document, and any Person whose equity interests or portion thereof have been pledged or hypothecated to Agent under any Financing Document; and “Credit Parties” means all such Persons, collectively.

“Default” means any fact, event or circumstance which with notice or passage of time or both, could constitute an Event of Default.

“Default Rate” has the meaning given it in Section 2.6(b).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Funding Account” is the Wells Account.

“Dollars,” “dollars” and “$” each means lawful money of the United States.

“Draw Period” means, for each Credit Facility, the period commencing on the Commitment Commencement Date and ending on the Commitment Termination Date.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party or any Subsidiary of a Credit Party.  Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party becoming an assignee incident to such forced divestiture.

“Environmental Law” means all present and future any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority and/or Required Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Equipment” means all “equipment”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations promulgated thereunder.

“Event of Default” has the meaning given it in Section 10.1.

“Exigent Circumstance” has the meaning given it in Section 13.14.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Fee Letters” means, collectively, the fee letter agreements among Borrower and Agent and Borrower and each Lender.

“Financing Documents” means, collectively, this Agreement, the Perfection Certificate, the Security Documents, the Fee Letter(s), each note and guarantee executed by one or more Credit Parties in connection with the indebtedness governed by this Agreement, and each other present or future agreement executed by one or more Credit Parties and, or for the benefit of, the Lenders and/or Agent in connection with this Agreement, all as amended, restated, or otherwise modified from time to time.

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“Foreign Lender” has the meaning given it in Section 2.6(h)(iii).

“Foreign Security Documents” means the Scottish Security Documents, the Jersey Security Documents and the Swiss Security Documents.

“Funding Date” means any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” means all “general intangibles”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable Law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including, without limitation, key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means each Person that is or hereafter becomes a party to this Agreement as a guarantor of the Obligations.  As of the Closing Date, the Guarantors are Quotient Limited, Alba Bioscience Limited, QBD (QSIP) Limited and Quotient Suisse SA.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including:  (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indebtedness” means, without duplication of amounts described by more than one of the following, (a) indebtedness for borrowed money (including the Obligations) or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit (other than trade accounts payable in the Ordinary Course of Business and liabilities associated with customer prepayments and deposits), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (f) obligations secured by a Lien on any asset of such Person, whether or not

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such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, (j) obligations arising under non-compete agreements, (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business, and (l) Contingent Obligations.

“Indemnitee” has the meaning given it in Section 13.2.

“Initial Payment Date” has the meaning given it in the Amortization Schedule.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency Law, including (i) any procedures set out in Article 8 of the Interpretation (Jersey) Law 1954 or an application is made to declare that the property is en desastre, and (ii) assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the date hereof, by and among Agent, Borrower, QBD (QSIP) Limited and Alba Bioscience Limited.

“Inventory” means all “inventory”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or commit to make any acquisition (including through licensing) of (i) of all or substantially all of the assets of another Person, or (ii) any business, Products, business line or product line, division or other unit operation of any Person or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person.

“Jersey Security Documents” means the Jersey Security Interest Agreement in relation to the shares in QBD (QS IP) Limited and any other security document as may be executed from time to time in favor of the Agent which is governed by the laws of Jersey and grants a Lien to secure the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Joinder Requirements” has the meaning set forth in Section 6.8.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidance, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance.

“Lender” means any one of the Lenders.

“Lenders” means the Persons identified on the Credit Facility Schedule as amended from time to time to reflect assignments made in accordance with this Agreement.

“Libor Rate Index” means, for any Applicable Interest Period, the rate per annum, determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (a) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Applicable Interest Period or, if such day is

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not a Business Day, on the preceding Business Day) in the amount of One Million Dollars ($1,000,000) are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) on the Applicable Interest Rate Determination Date, for a period of thirty (30) days, which determination shall be conclusive in the absence of manifest error, by (b) 100% minus the Reserve Percentage; provided, however, that Agent may, upon prior written notice to any Borrower, choose a reasonably comparable index or source to use as the basis for the Libor Rate Index. The Libor Rate Index may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then Applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the Libor Rate Index; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.  In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such Libor Rate Index and the method for determining the amount of such adjustment.

“Lien” means a claim, mortgage, deed of trust, lien, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise against any property.

“Luxembourg Holding Company” means that certain company to be formed under the laws of Luxembourg for the purpose of owning 100% of the equity of Quotient Suisse, Alba Bioscience Limited, and the Borrower.

“Material Adverse Change” means (a) a material impairment in the perfection or priority of the Agent’s Lien (or any Lender’s Lien therein to the extent provided for in the Financing Documents) in the Collateral; (b) a material impairment in the value of the Collateral; (c) a material adverse change in the business, operations, or condition (financial or otherwise) of the Credit Parties, taken as a whole; or (d) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Agreement” means (a) the agreements listed in the Disclosure Schedule, (b) each agreement or contract to which a Credit Party is a party relating to licensure of Material Intellectual Property or development of Products which are material to the business of the Credit Parties or Material Intellectual Property, (c) the Scottish Lease Documents, and (d) any agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Change.

“Material Indebtedness” has the meaning given it in Section 10.1.

“Maturity Date” means August 3, 2019.

“Maximum Lawful Rate” has the meaning given it in Section 2.6(g).

“MidCap” has the meaning given it in the preamble of this Agreement.

“MosaiQ CE Mark” the signifier that the MosaiQ Device the MosaiQ Blood Grouping Consumable conform with all European Community directives that apply to such items, in accordance with Regulation (EC) No 765/2008, Decision No 768/2008/EC and any other applicable legislation of the European Union providing for its application.

“MosaiQ CE Mark Approval Date” means the date on which the MosaiQ CE Mark is obtained.

“MosaiQ™ Blood Grouping Consumable” means a consumable product designed for Blood Grouping when used in conjunction with the MosaiQ Device.

“MosaiQ Consumables” means the MosaiQ Blood Grouping Consumable.

“MosaiQ Consumables Sale Date” means the first day on which the MosaiQ Blood Grouping Consumable is sold in the European Union.

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“MosaiQ Device” means the instrument being developed by Quotient for use in Blood Grouping that is known as the MosaiQ™ instrument.

“Obligations” means all of Borrower’s obligations to pay when due any debts, principal, interest, Protective Advances, fees, indemnities and other amounts Borrower owes the Agent or Lenders now or later, under this Agreement or the other Financing Documents, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Agent, and the payment and performance of each other Credit Party’s covenants and obligations under the Financing Documents.  “Obligations” does not include obligations under any warrants issued to Agent or a Lender.

“OCD Agreement” means that certain Distribution and Supply Agreement, dated as of January 29, 2015, by and among Quotient Suisse, QBD (QS IP) Limited and Ortho-Clinical Diagnostics, Inc., a New York corporation, as in effect on the date hereof.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, for any Person, such Person’s formation documents, and with respect to the Borrower, shall be certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Closing Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices, which shall in any event be at arms-length.

“Parallel Debt” has the meaning given it in Section 14.13.

“Payment Date” means the first calendar day of each calendar month.

“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, together with any amendments thereto required under this Agreement.

“Permitted Contingent Obligations” means (a) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (b) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding; (c) Contingent Obligations arising under indemnity agreements with title insurers; (d) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Article 7; (e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any swap contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (f) other Contingent Obligations not permitted by clauses (a) through (e) above, not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding and (g) Contingent Obligations arising under the Scottish Lease Guarantee.

“Permitted Distributions” means the following distributions:  (a) dividends by any Credit Party or Subsidiary of any Credit Party to another Credit Party provided that the Agent, for the benefit of the Lenders under this Agreement and the other Financing Documents, has a first priority, perfected security interest in all or substantially all of the assets of the Credit Party to which such dividend is made; (b) dividends payable solely in common stock; (c) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar plans and (d) distributions consisting of the preferential dividend in connection with the Preference Shares, provided that any such dividend may not be paid in cash and the Preference Shares may not be redeemed until a date that is 91 days following the payment in full of the Obligations.

Midcap / Quotient / Amended and Restated Credit Agreement	48

“Permitted Indebtedness” means:  (a) Borrower’s Indebtedness to the Lenders and Agent under this Agreement and the other Financing Documents; (b) Indebtedness existing on the Closing Date and described on the Disclosure Schedule; (c) Indebtedness secured by Permitted Liens; (d) Subordinated Debt; (e) unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business; (f) Permitted Contingent Obligations; (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (b) and (c) above, provided, however, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the obligors thereunder; (h) Indebtedness consisting of intercompany loans and advances made by any Credit Party to any other Credit Party, provided that (1) the obligations of the Credit Parties under such intercompany loan shall be subordinated at all times to the Obligations of the Credit Parties hereunder or under the other Financing Documents in a manner satisfactory to Agent and (2) to the extent that such Indebtedness is evidenced by a promissory note or other written instrument, Borrower shall pledge and deliver to Agent, for the benefit of itself and the Lenders, the original promissory note or instrument, as applicable, along with an endorsement in blank in form and substance satisfactory to Agent; (i) Indebtedness consisting of the preferential dividend in connection with the Preference Shares, provided that any such dividend may not be paid in cash and the Preference Shares may not be redeemed until a date that is 91 days following the payment in full of the Obligations; and (j) Indebtedness of Credit Parties arising under the Scottish Lease Documents.

“Permitted Investments” means:  (a) Investments existing on the Closing Date and described on the Disclosure Schedule; (b) Investments consisting of cash equivalents; (c) any Investments in liquid assets permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent; (d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Credit Party’s business; (e) Investments consisting of deposit accounts or securities accounts in which the Agent has a first priority perfected security interest except as otherwise provided by Section 6.6; (f) Investments by any Credit Party in any other Credit Party (following compliance with Section 6.8); (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business, (i) Investments consisting of intercompany Indebtedness in accordance with and to the extent permitted by clause (h) of the definition of “Permitted Indebtedness” and (j) Investments made by Credit Parties pursuant to and in accordance with the terms of the Scottish Lease Documents.

“Permitted Liens” means: (a) Liens existing on the Closing Date and shown on the Disclosure Schedule or arising under this Agreement and the other Financing Documents; (b) purchase money Liens (i) on Equipment acquired or held by a Credit Party incurred for financing the acquisition of the Equipment securing no more than Two Hundred Thousand Dollars ($200,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; (c) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which adequate reserves are maintained on the Books of the Credit Party against whose asset such Lien exists, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the treasury regulations adopted thereunder; (d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided that they have no priority over any of Agent’s Lien and the aggregate amount of such Liens for all Credit Parties does not any time exceed Fifty Thousand Dollars ($50,000); (e) leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the Ordinary Course of Business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest; (f) banker’s liens, rights of set-off and Liens in favor of financial institutions incurred made in the Ordinary Course of Business arising in connection with a Credit Party’s Collateral Accounts provided that such Collateral Accounts are subject to a Control Agreement to the extent required hereunder; (g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA); (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Change; (j) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (b) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase; (k) liens on cash and cash equivalents held in deposit accounts or securities accounts to the extent they secure obligations in respect of corporate credit cards issued to officers or directors of Quotient Suisse in the ordinary course of business (which deposit accounts or securities accounts are maintained exclusively for such corporate credit cards); provided that the amount in such deposit accounts or securities accounts shall not exceed 25,000 Swiss Francs in the aggregate at any time and (l) liens granted in favor of Scottish Enterprise pursuant to and in accordance with the Scottish Lease Security Agreement.

Midcap / Quotient / Amended and Restated Credit Agreement	49

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Preference Shares” means those certain preference shares as further described on the Statement of Rights attached hereto as Exhibit D.

“Pro Rata Share” means, as determined by Agent, with respect to each Credit Facility and Lender holding an Applicable Commitment or Credit Extensions in respect of such Credit Facility, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing (a) in the case of fully-funded Credit Facilities, the amount of Credit Extensions held by such Lender in such Credit Facility by the aggregate amount of all outstanding Credit Extensions for such Credit Facility, and (b) in the case of Credit Facilities that are not fully-funded, the amount of Credit Extensions and unfunded Applicable Commitments held by such Lender in such Credit Facility by the aggregate amount of all outstanding Credit Extensions and unfunded Applicable Commitments for such Credit Facility.

“Protective Advances” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Agent and Lenders for preparing, amending, negotiating, administering, defending and enforcing the Financing Documents and the Warrants (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Agent or the Lenders in connection with the Financing Documents and the Warrants.

“QBD (QS IP) Limited” means QBD (QS-IP) Limited, a corporation incorporated under the laws of Jersey, Channel Islands, with registered number 109469.

“Quotient Limited” means Quotient Limited, a company incorporated under the laws of Jersey with registered number 109886.

“Quotient Suisse” means Quotient Suisse S.A., a company formed under the laws of Switzerland.

“Redemption Date” means the fourth anniversary of the issue date of the relevant Preference Shares, as may be extended pursuant to Section 2.3.2 of the Statement of Rights.

“Registered Organization” means any “registered organization” as defined in the Code, with such additions to such term as may hereafter be made.

“Required Lenders” means, unless all of the Lenders and Agent agree otherwise in writing, Lenders having (a) more than sixty percent (60%) of the Applicable Commitments of all Lenders, or (b) if such Applicable Commitments have expired or been terminated, more than sixty percent (60%) of the aggregate outstanding principal amount of the Credit Extensions.

“Required Permit” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, provider numbers, marketing authorizations, other authorizations, registrations, permits, consents and approvals of a Credit Party (a) issued or required under Laws applicable to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries, or (b) issued by any Person from which Borrower or any of its Subsidiaries have received an accreditation.  Without limiting the generality of the foregoing, “Required Permits” includes any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by Borrower as such activities are being conducted by Borrower with respect to such Product at such time) and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of Borrower’s or any Subsidiary’s business.

“Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

Midcap / Quotient / Amended and Restated Credit Agreement	50

(b)

the time barring of claims under Laws relating to the limitation of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty or other equivalent Taxes in any relevant jurisdiction may be void and defenses of set-off or counterclaim;

(c)	similar principles, rights and defenses under the Laws of any relevant jurisdiction; and
(d)

any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered to the Agent or the Lenders pursuant to the provisions of this Agreement.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Responsible Officer” means any of the President and Chief Executive Officer or Chief Financial Officer of Borrower or Quotient Limited, as the context may require.

“Scottish Lease Documents” means (i) that certain Ground Lease to be entered into following the Closing Date between Scottish Enterprise and Alba Bioscience Limited, together with all annexes, schedules and exhibits thereto, all in a form substantially similar to, and with terms not materially less favorable to Credit Parties, Agent and Lenders than, the forms attached hereto as Exhibit D (the “Scottish Ground Lease”) (ii) that certain offer letter, to be issued following the Closing Date by Shepherd and Wedderburn LLP, as agents for Scottish Enterprise in favor of Alba Bioscience Limited, together with all annexes, schedules and exhibits thereto, all in a form substantially similar to, and with terms not materially less favorable to Credit Parties, Agent and Lenders than, the forms attached hereto as Exhibit E, (iii) that certain guarantee to be made following the Closing Date by Quotient Limited in favor of Scottish Enterprise, together with all annexes, schedules and exhibits thereto, all in a form substantially similar to, and with terms not materially less favorable to Credit Parties, Agent and Lenders than, the forms attached hereto as Exhibit (the “Scottish Lease Guarantee”), and (iv) that certain standard security to be made following the Closing Date by Alba Bioscience Limited in favor of Scottish Enterprise, together with all annexes, schedules and exhibits thereto, all in a form substantially similar to, and with terms not materially less favorable to Credit Parties, Agent and Lenders than, the forms attached hereto as Exhibit G (the “Scottish Lease Security Agreement”).

“Scottish Security Documents” means (i) the bond and floating charge dated on or about the Original Closing Date by Alba Bioscience Limited in favor of the Agent and (ii) the pledge of shares dated on or about the date hereof by Quotient Limited in favor of the Agent, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Secretary’s Certificate” means, with respect to any Person, a certificate, in form and substance satisfactory to Agent, executed by such Person’s secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Financing Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the Borrowing Resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Financing Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Financing Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.

“Secured Promissory Note” has the meaning given it in Section 2.7.

“Security Documents” means the Foreign Security Documents and each other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Securities Account” means any “securities account”, as defined in the Code, with such additions to such term as may hereafter be made.

“Stated Rate” has the meaning given it in Section 2.6(g).

Midcap / Quotient / Amended and Restated Credit Agreement	51

“Statement of Rights” means that certain Statement of Rights in relation to Preference Shares in the capital of the Company, made by Quotient Limited on or about January 26, 2015.

“Subordinated Debt” means indebtedness incurred by any Credit Party which shall be (a) in an amount satisfactory to Agent, (b) made pursuant to documents in form and substance satisfactory to Agent (the “Subordinated Debt Documents”), and (c) subordinated to all of such Credit Party’s now or hereafter indebtedness to the Agent and Lenders pursuant to a Subordination Agreement.

“Subordination Agreement” means a subordination, intercreditor, or other similar agreement in form and substance, and on terms, approved by Agent in writing.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person.

“Swiss Assignment Agreement” means that certain Assignment Agreement, dated as of the Closing Date, by Quotient Limited and Quotient Suisse in favor of Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Swiss Security Documents” means the Swiss Share Pledge and the Swiss Assignment Agreement.

“Swiss Share Pledge” means, collectively, that certain Restated and Amended Share Pledge Agreement and that certain Restatement Amendment Agreement Relating to the Share Pledge Agreement, pursuant to which Quotient Limited granted a continuing pledge and security interest in the equity interest of Quotient Suisse, as amended, restated, supplemented or otherwise modified from time to time.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Payment” means either the increase in a payment made by a Credit Party to the Agent or a Lender under Section 2.6(h)(i) or a payment under Section 2.6(h)(ii).

“Taxes” has the meaning given it in Section 2.6(h).

“Testing Date” means the 15th day of each calendar month.

“Transfer” has the meaning given it in Section 7.1.

“Warrants” means the First Tranche Warrants, the Second Tranche Warrants and the Third Tranche Warrants.

“Wells Account” has the meaning given it in Section 6.6.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

Midcap / Quotient / Amended and Restated Credit Agreement	52

IN WITNESS WHEREOF, intending that this instrument constitute an instrument executed and delivered under seal, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:

Quotient Biodiagnostics, Inc.

By:	/s/Paul Cowan _________________(SEAL)
Name:	Paul Cowan
Title:	Chairman and Chief Executive Officer

GUARANTORS:

Quotient Limited

By:	/s/Paul Cowan _________________(SEAL)
Name:	Paul Cowan
Title:	Chairman and Chief Executive Officer

Alba Bioscience Limited

By:	/s/Paul Cowan _________________(SEAL)
Name:	Paul Cowan
Title:	Chairman and Chief Executive Officer

QBD (QSIP) Limited

By:	/s/Paul Cowan _________________(SEAL)
Name:	Paul Cowan
Title:	Chairman and Chief Executive Officer

Quotient Suisse SA

By:	/s/Paul Cowan _________________(SEAL)
Name:	Paul Cowan
Title:	Chairman and Chief Executive Officer

AGENT:

MIDCAP FINANCIAL TRUST

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/Maurice Amsellem_____________(SEAL)
Name:	Maurice Amsellem
Title:	Authorized Signatory

Midcap / Quotient / Amended and Restated Credit Agreement	1

LENDERS:

MIDCAP FUNDING V TRUST

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/Maurice Amsellem_____________(SEAL)
Name:	Maurice Amsellem
Title:	Authorized Signatory

MIDCAP FUNDING XIII TRUST

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/Maurice Amsellem_____________(SEAL)
Name:	Maurice Amsellem
Title:	Authorized Signatory

Midcap / Quotient / Amended and Restated Credit Agreement	2

Exhibit 10.1

EXECUTION VERSION

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Collateral
Exhibit B	Form of Compliance Certificate
Exhibit C	Credit Extension Form
Exhibit D	Statement of Rights
Exhibit E	Scottish Ground Lease
Exhibit F	Offer Letter
Exhibit G	Scottish Lease Guaranty
Exhibit H	Scottish Lease Security Agreement
Exhibit I	Form of Assignment Agreement

SCHEDULES

Credit Facility Schedule

Amortization Schedule (for each Credit Facility)

Post-Closing Obligations Schedule

Closing Deliveries Schedule

Disclosure Schedule

Intellectual Property Schedule

Products Schedule

Required Permits Schedule

Minimum Net Product Revenue Schedule

EXHIBIT A

COLLATERAL

The Collateral consists of all assets of each Credit Party, including all of such Credit Party’s right, title and interest in and to the following personal property:

all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all of such Credit Party’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Midcap / Quotient / Amended and Restated Credit Agreement

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	MidCap Financial Trust, as Agent
FROM:	__________________________________
DATE:	________________, 201__

The undersigned authorized officer of Quotient Biodiagnostics, Inc. (“Borrower”) certifies that under the terms and conditions of the Credit, Guaranty and Security Agreement between Borrower, Agent and the Lenders (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Agreement”):

(1) Borrower is in complete compliance with all required covenants for the month ending _______________, 201__, except as noted below;

(2) there are no Events of Default;

(3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(4) Each of Borrower and the other Credit Parties has timely filed all required tax returns and reports, and has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed except as otherwise permitted pursuant to the terms of the Agreement; and

(5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.

Attached are the required documents supporting the certifications set forth in this Compliance Certificate.  The undersigned certifies, in his/her capacity as an officer of the Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges, in his/her capacity as an officer of Borrower, that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Monthly Financial Statements	Monthly within 45 days		Yes No
Audited Financial Statements	Annually within 120 days after FYE		Yes No
Board Approved Projections	Annually within 60 days after FYE		Yes No
Compliance Certificate	Monthly within 45 days		Yes No
Financial Covenant	Required	Actual	Complies
Pursuant to Section 8.2(a), maintain at all times (tested monthly, unless otherwise noted) Minimum Net Product Revenue for the trailing twelve month period of:	$_________	$_________	Yes No
Pursuant to Section 8.2(b), maintain as of the last day of each calendar month unrestricted cash and cash equivalents of:	$10,000,000.00	$_________	Yes No

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Midcap / Quotient / Amended and Restated Credit Agreement

Quotient Biodiagnostics, Inc.		AGENT USE ONLY

Received by:
By:	__________________________	authorized signer
Name:	__________________________	Date:
Title:	__________________________
Verified:
authorized signer
Date:

		Compliance Status:	Yes No

Midcap / Quotient / Amended and Restated Credit Agreement

EXHIBIT C

CREDIT EXTENSION Form

Deadline is Noon E.S.T.

Date: __________________, 201__

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #  _____________________________          To Account # ______________________________

(Loan Account #)                                                           (Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Credit, Guaranty and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:                                                          Phone Number: _______________________

Print Name/Title: ____________________________

Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name: ____________________________________________________________________________

                       Amount of Wire: $_____________________________

Beneficiary Lender: _________________________________

                       Account Number: _____________________________

City and State: _______________________________

Beneficiary Lender Transit (ABA) #: _____________         Beneficiary Lender Code (Swift, Sort, Chip, etc.): ____

(For International Wires Only)

Intermediary Lender: __________________________        Transit (ABA) #: ______________________________

For Further Credit to: __________________________________________________________________________

Special Instruction: ___________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me.

Authorized Signature: ________________________    2nd Signature (if required): __________________________

Print Name/Title: ___________________________     Print Name/Title: _________________________________

Telephone #: _______________________________    Telephone #:______________________________________

Midcap / Quotient / Amended and Restated Credit Agreement

EXHIBIT D

PREFERENCE SHARES

QUOTIENT LIMITED

(the "Company")

Statement of Rights

in relation to Preference Shares in the capital of the Company

This statement of rights sets out the rights, obligations and restrictions applicable to preference shares of no par value in the capital of the Company ("Preference Shares").

Capitalised terms used in this statement of rights and not defined herein shall, unless the context requires otherwise, have the meanings given to them in the articles of association of the Company (the "Articles"). The provisions of regulations 2.2 to 2.17 (inclusive) of the Articles shall apply to the interpretation of this statement of rights as if set out in full herein.

In addition, the following terms shall have the following meanings when used in this statement of rights:

(a)	"Accrual Date" means 31 March, 30 June, 30 September and 31 December in each calendar year;
(b)	"Accrual Period" means the period from 1 January to 31 March, 1 April to 30 June, 1 July to 30 September or 1 October to 31 December, as applicable;
(c)	"Affiliate" means, in relation to a holder of Preference Shares (the "Original Member"):

(i) where the Original Member is a body corporate, any holding body of the Original Member and any other body corporate which is a subsidiary of the Original Member or any holding body of the Original Member;

(ii) in any case, any person acting as nominee or custodian of or for the Original Member where beneficial title to the relevant Preference Shares remains vested in the Original Member; and

(iii) where the Original Member is Ortho-Clinical Diagnostics Finco S.à r.l., any direct or indirect subsidiary of OCD Bermuda;

(d)

"Change of Control" means any change in the ownership of the Company which confers Control on any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) who does/do not immediately prior to such change exercise Control;

(e)	"Control" means:

(i) the ownership, directly or indirectly, of shares in the capital of the Company which together confer more than 50% of the voting rights attaching to all issued shares in the capital of the Company;

(ii) the ownership, directly or indirectly, of shares in the capital of the Company and having the right to appoint or remove a majority of the board of directors of the Company; or

(iii) the ownership, directly or indirectly, of shares in the capital of the Company and controlling alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the Company;

(f)	"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;
(g)	"Holder Redemption Trigger Date" means the fourth anniversary of the issue date of the relevant Preference Share, as may be extended pursuant to paragraph 2.3.2 below;

Midcap / Quotient / Amended and Restated Credit Agreement

(h)	"Insolvency Event" means any one of the following:

(i) a notice having been issued to convene a meeting for the purpose of passing a resolution to wind up the Company, or such a resolution having been passed other than a resolution for the solvent reconstruction or reorganization of the Company or for the purpose of inclusion of any part of the share capital of the Company in the Official List of the London Stock Exchange or in the list of the New York Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or any other international stock exchange;

(ii) a resolution having been passed by the Company's directors or shareholders to seek a winding up order or a petition for a winding up order (in each case within the meanings given to those terms under the laws of England and Wales) or application for a declaration of désastre having been presented against the Company which has not been dismissed or withdrawn within 30 days of its presentation, or any analogous action is taken in a jurisdiction other than England and Wales;

(iii) a resolution having been proposed by the Company to appoint an administrator, or to apply to court for an administration order, or an application for an administration order having been lodged with the court whether or not by the Company or any step is taken pursuant to the Insolvency Act 1986, Schedule B1 and/or the Insolvency Rules 1986 (in each case of the United Kingdom) to appoint an administrator out of court or the Company enters administration (in each case within the meanings given to those terms under the laws of England and Wales), or any analogous action that is taken in a jurisdiction other than England and Wales;

(iv) a receiver, administrative receiver, receiver and manager, court appointed receiver, interim receiver, custodian, sequestrator or similar officer (in each case within the meanings given to those terms under the laws of England and Wales) is appointed in respect of the Company or over any part of the Company's assets or any Third Party takes steps to appoint such an officer in respect of the Company or an encumbrancer takes steps to enforce or enforces its security over any part of the Company's assets, or any analogous action that is taken in a jurisdiction other than England and Wales including but not limited to the appointment or application to appoint a liquidator or the Viscount of the Royal Court of Jersey in respect of the Company or any of its assets;

(v) a moratorium comes into force in respect of the Company or the Company's directors resolve to make a proposal for a voluntary arrangement or meetings are convened for consideration of a proposal for a voluntary arrangement made in relation to the Company under Part I and/or Schedule A1 of the Insolvency Act 1986 of the United Kingdom, or any analogous action that is taken in a jurisdiction other than England and Wales;

(vi) an application or proposal in respect of the Company is made under Part 26 of the Companies Act 2006 of the United Kingdom (as amended), Article 125 of the Law or any analogous action that is taken in a jurisdiction other than England and Wales;

(vii) a step or event having been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed above including under the United States Bankruptcy Code (including a filing under Chapter 11 proceedings) or other relevant laws of the United States of America which shall not have been appealed within seven days of having been lodged or such an order shall having been made and not dismissed within 30 days thereafter;

(viii) the Company takes any step, whether under the Insolvency Act 1986 of the United Kingdom or otherwise (including starting negotiations), with a view to readjustment, rescheduling or deferral of any part of the Company's indebtedness, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of the Company's creditors or makes or suspends or threatens to suspend making payments to all or some of the Company's creditors or the Company submits to any type of voluntary arrangement (in each case within the meanings given to those terms under the laws of England and Wales), or any analogous action that is taken in a jurisdiction other than England and Wales;

(ix) where the Company is unable to pay or has no reasonable prospect of being able to pay its debts within the meaning of Section 123 Insolvency Act 1986 of the United Kingdom, but disregarding references in the Insolvency Act 1986 of the United Kingdom to proving this inability to the court's satisfaction, or any analogous event that is taken in a jurisdiction other than England and Wales including but not limited to the Company being unable to discharge its liabilities as they fall due for the purposes of the Law or the Bankruptcy (Désastre) (Jersey) Law 1990; or

Midcap / Quotient / Amended and Restated Credit Agreement

(x) the Company is or becomes bankrupt within the meaning given to that term in the Interpretation (Jersey} Law 1954,

for which purpose:

(1) "Group Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, the first Person, provided that, with respect to OCD, for so long as OCD is controlled by OCD Bermuda or one or more Subsidiaries of OCD Bermuda, "Group Affiliate" shall only mean OCD Bermuda and its Subsidiaries (including future Subsidiaries) (and for the purposes of this definition, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least 50 per cent of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever);

(2) "OCD" means Ortho-Clinical Diagnostics, Inc., a corporation incorporated under the laws of New York having its principal place of business at 1001 US Highway Route 202, Raritan, New Jersey 08869;

(3) "Person" means any individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or other form of entity not specifically listed in the foregoing;

(4) "Subsidiary" means, with respect to any Person, any other Person which directly or indirectly is controlled by such Person (eg a direct or indirect subsidiary corporation) (and for the purposes of this definition, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at 50 per cent of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever); and

(5) "Third Party" means and Person other than the Company, OCD and any Group Affiliate of the Company or OCD;

(i) "OCD Bermuda" means Ortho-Clinical Diagnostics Bermuda Co. Ltd., a corporation incorporated under the laws of Bermuda with registered number 48588 having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda HM11; and

(j) "Redemption Notice" means a notice served on the Company by a holder pursuant to paragraph 2.3.1 below or served on a holder by the Company pursuant to paragraph 2.3.3 or paragraph 2.3.4 below.

The rights, obligations and restrictions applicable to Preference Shares are as follows:

1. GENERAL

1.1 Extension of rights generally

Save as set out in paragraphs 1.2 to 1.5 below, Preference Shares shall confer on their holders all rights and be subject to all obligations and restrictions set out in the Articles which apply to shares and their holders.

1.2 Distributions

Save as expressly provided in paragraph 2.1 below, Preference Shares shall not confer on their holders any right to participate in any distribution made by the company, whether of income, profits or otherwise.

1.3 Capital

Save as expressly provided in paragraph 2.2.1 below, Preference Shares shall not confer on their holders any right to participate in the capital of the Company on a winding-up of the Company, a return of capital by the Company or otherwise.

Midcap / Quotient / Amended and Restated Credit Agreement

1.4 Voting

Preference Shares shall not confer on their holders any right to vote (either in person or by proxy and whether on a poll or on a show of hands) at any general meeting of the Company or be counted in determining the total number of votes which may be cast at any such meeting, or required for the purposes of an ordinary resolution or special resolution of any members or any class of members, or for the purposes of any other consent required under the Articles, save that the holders of Preference Shares shall be entitled to receive notice of, attend and vote at any meeting of the holders of Preference Shares as a class held pursuant to Article 10 of the Articles, and each Preference Share shall confer on its holder one vote at any such meeting on a poll.

1.5 As regards rights expressly applicable to Ordinary Shares only

Preference Shares shall not confer on their holders any rights, or subject their holders to any restrictions or obligations, set out in the Articles which expressly apply to Ordinary Shares and their holders only.

2. SPECIFIC RIGHTS

The following provisions shall apply in relation to Preference Shares:

2.1 Income

2.1.1

Each Preference Share shall confer on its holder the right to a cumulative preferential dividend of 7% per annum of the amount paid up on that Preference Share on and from the date of issue of such Preference Share to (but excluding) the date of redemption of such Preference Share in accordance with paragraph 2.3 below or the capitalisation of the accrued but unpaid amount of such preferential dividend in accordance with paragraph 2.2.2 below ("Preferential Dividend").

2.1.2	Preferential Dividend shall accrue quarterly in respect of each Accrual Period on each Accrual Date, provided that:
(a)

where a Preference Share is issued otherwise than on the first day of an Accrual Period, the amount of Preferential Dividend accruing on the first Accrual Date following the date of issue of such Preference Share shall be calculated pro rata on and from the date of issue to (and including) the first Accrual Date following the date of issue; and

(b)

where a Preference Share is redeemed otherwise than on an Accrual Date, the amount of Preferential Dividend accruing on the date of redemption of such Preference Share shall be calculated pro rata on and from the first day of the Accrual Period during which such redemption takes place to (but excluding including) the date of redemption, in each case on the basis of a 90 day Accrual Period.

2.1.3	All accrued Preferential Dividend in respect of a Preference Share shall be paid in accordance with paragraphs 2.1.4, 2.1.5 and 2.3 below.
2.1.4

The Company shall have the right (but shall be under no obligation) to make payment from time to time of some or all of the then accrued but unpaid Preferential Dividend (in which case such payment shall be made in respect of all Preference Shares then in issue in proportion to the aggregate amount of Preferential Dividend then accrued and unpaid).

2.1.5	The Company shall pay all accrued but unpaid Preferential Dividend in respect of a Preference Share immediately before that Preference Share is redeemed in accordance with paragraph 2.3 below.
2.1.6

The Company shall not declare or pay any dividend or make any other distribution of income or profits to the holders of Ordinary Shares for so long as any accrued Preferential Dividend remains accrued but unpaid.

2.2 Liquidation

2.2.1	On a winding-up or liquidation of the Company, the Preference Shares then in issue shall rank pari passu with Ordinary Shares as regards the repayment of the amount paid up thereon.

Midcap / Quotient / Amended and Restated Credit Agreement

2.2.2

Immediately prior to a winding-up or liquidation of the Company, all accrued but unpaid Preferential Dividend in respect of Preference Shares then in issue shall (without the requirement for any further corporate action to be taken) be capitalised into new Preference Shares on the basis of one new Preference Share for each whole US$22.50 of Preferential Dividend accrued but unpaid in favour of a holder of Preference Shares (in fractions of shares if necessary).

2.3 Redemption

Preference Shares which are fully paid up shall be redeemable in accordance with the following provisions:

2.3.1

The holder of a fully paid up Preference Share shall have the right to require the Company to redeem that Preference Share at any time on and from the Holder Redemption Trigger Date applicable to that Preference Share by notice to the Company (which notice may be served prior to the Holder Redemption Trigger Date but, if so served, shall not take effect until the Holder Redemption Trigger Date). Any Preference Shares subject to such a notice shall, subject to paragraph 2.3.6 below, be redeemed by the Company within 60 days of the date of service of such notice on the Company.

2.3.2

The Company shall have the right by notice to all the holders of Preference Shares to extend the Holder Redemption Trigger Date of all Preference Shares in one year increments, subject to a maximum extension of the Holder Redemption Trigger Date to the 10th anniversary of the issue date of a Preference Share. The Company shall have the right to extend the Holder Redemption Trigger Date once per calendar year, and for the avoidance of doubt such extension shall apply notwithstanding any Redemption Notice having been served. For the avoidance of doubt, the extension of the Holder Redemption Trigger Date shall not constitute a variation to the rights attaching to the Preference Shares which requires the sanction of the holders thereof in accordance with the Articles.

2.3.3

The Company shall have the right to redeem all or some only of the fully paid up Preference Shares at any time by notice to the holders thereof. Where some only of the Preference Shares are to be so redeemed, such redemption shall be effected as closely as possible amongst the holders of Preference Shares pro rata to the number of Preference Shares held by each such holder.

2.3.4

All of the fully paid up Preference Shares shall immediately be redeemed on a Change of Control. The Company shall give notice of such redemption to the holders of Preference Shares as soon as reasonably practicable following it becoming aware that such Change of Control is reasonably likely to take effect, and (unless the Company becomes aware that such Change of Control is reasonably likely to take effect after such time) such notice shall be served on the holders of the Preference Shares not less than 15 days before such Change of Control is anticipated to take effect. For the avoidance of doubt, notwithstanding such a notice having been served, no Preference Shares shall be required to be redeemed pursuant to this paragraph unless a Change of Control actually takes effect.

2.3.5

On the redemption of a Preference Share, the Company shall, within 30 days of the date of redemption thereof, pay to the holder of that Preference Share an amount equal to the amount paid up on that Preference Share. All redemption monies shall (unless the Company determines otherwise in its absolute discretion) be paid by cheque to the address of the relevant holder contained in the Register, provided that, in the case of joint holders, the redemption monies shall be paid to the holder whose name stands first in the Register.

2.3.6

If the Company is not permitted by law to redeem all of the Preference Shares due for redemption at the relevant time, the Company shall redeem the maximum number of Preference Shares it is lawfully able to redeem, and shall redeem the remaining Preference Shares due for redemption (whether by way of a single redemption or in tranches) as soon as reasonably practicable following it being lawfully able to do so (and where the Preference Shares due for redemption are held by more than one holder, such Preference Shares shall be redeemed pro rata to the aggregate number of Preference Shares held by each relevant holder thereof).

2.3.7	Each Redemption Notice shall specify the Preference Share(s) to be redeemed and, in the case of a Redemption Notice served by the Company:
(a)	may request that the relevant holder of Preference Shares provides to the Company bank account details for the purposes of making electronic payments of Preference Share redemption monies; and
(b)	may specify an address for service of documents pursuant to paragraph 2.3.8 below.

Midcap / Quotient / Amended and Restated Credit Agreement

2.3.8

As soon as possible following (and in any event within 10 days of) service of a Redemption Notice, each holder of Preference Shares to be redeemed shall deliver to the Company at its registered office (or such other the place as specified in the Redemption Notice pursuant to paragraph 2.3.7(b) above):

(a)	the certificate(s) for the relevant Preference Shares; or
(b)	an indemnity in a form satisfactory to the board in respect of any lost or damaged certificate(s) for the relevant Preference Shares.

If a certificate so delivered includes Preference Shares not then redeemable, the Company shall following redemption of the Preference Shares then redeemable issue to the relevant holder a new certificate for the balance of Preference Shares not redeemed, without charge.

2.3.9

If a holder of a Preference Share to be redeemed fails to comply with its obligations pursuant to paragraph 2.3.8 above, the Company shall nevertheless be entitled to redeem the relevant Preference Shares but shall be entitled to retain the relevant redemption monies pending compliance by the relevant holder with its obligations pursuant to paragraph 2.3.8 above.

2.3.10

Upon the redemption of a Preference Share, the certificate in respect thereof shall be cancelled and the holder (or holders) thereof shall cease to be entitled to any rights in respect thereof and accordingly the name of such holder (or, in the case of joint holders, such holders) shall be removed from the Register with respect of such Preference Share.

2.4 Transfer restrictions

2.4.1	Subject to paragraph 2.4.2 below, no Preference Share shall be transferred without the prior written consent of the Board.
2.4.2	An Original Member or an Affiliate of an Original Member shall be entitled to transfer some or all of the Preference Shares of which it is a holder to:
(a)

any one of more Affiliates of the Original Member, provided that if any such transferee ceases to be an Affiliate of the Original Member such transferee shall immediately transfer the relevant Preference Shares to the Original Member. The Board shall not be obliged to register such a transfer unless, prior to registration thereof, the relevant holder has provided to the Board evidence reasonably satisfactory to the Board that the proposed transferee is an Affiliate of the Original Member;

(b)	any acquirer of all or substantially all of the non-cash assets of OCD Bermuda and its subsidiaries; or
(c)	any transferee chosen by the Original Member if an Insolvency Event occurs in relation to the Company.

2.5 Anti-dilution

The following provisions shall apply for so long as any Preference Shares are in issue:

2.5.1	Subject to paragraphs 2.5.2 and 2.5.3 below, and notwithstanding regulation 10.4 of the Articles, neither:
(a)

the creation, allotment and/or issue by the Company of any shares which confer on their holders any preferred, deferred or other special rights or restrictions, whether in regard to dividend, return of capital, transfer, voting, conversion or otherwise, as may be determined in accordance with regulation 4 of the Articles; or

(b)

the division of any shares in the capital of the Company (other than Preference Shares) into more shares (a stock split) or the consolidation of any shares in the capital of the Company (other than Preference Shares) into fewer shares (a reverse stock split), shall constitute or be deemed to constitute a variation or abrogation of the rights attaching to the holders of the Preference Shares.

2.5.2

The Company shall not create, allot and/or issue any shares which confer on their holders any rights as regards participation in the income, profits, capital and/or assets of the Company, including without limitation by way of

Midcap / Quotient / Amended and Restated Credit Agreement

dividend, distribution or return of capital, which rank ahead of, in priority to or pari passu with the rights of the holders of Preference Shares pursuant to paragraphs 2.1.5 and/or 2.3 above (for this purpose, "relevant shares") unless:

(a)

the creation, allotment and issue of the relevant shares has been consented to or sanctioned (as applicable) by the holders of the requisite number or majority (as applicable) of Preference Shares in accordance with regulation 10.1 of the Articles (for which purpose the creation, allotment and/or issue of relevant shares shall be deemed to constitute a variation of the rights attaching to the Preference Shares); or

(b)

the rights attaching to the relevant shares are such that, on and from the applicable Holder Redemption Trigger Date (as it may be extended by the Company pursuant to paragraph 2.3.2 above but not in any event later than the 10th anniversary of the issue date of a Preference Share), the rights attaching to the relevant shares (i) shall as regards rights to participate in the income, profits, capital and/or assets of the Company rank pari passu with, or rank behind, the rights attaching to the Preference Shares and (ii) shall in no way prevent, restrict or impair the rights of the holder(s) of that Preference Shares pursuant to paragraphs 2.1.5 and 2.3 above to be redeemed and receive the payments described in paragraphs 2.1.5 and 2.3.5 above.

2.5.3	If:
(a)

any shares in the capital of the Company (other than Preference Shares) are divided into more shares or consolidated into fewer shares (whether by share division or consolidation, share dividend, recapitalization or other similar transaction) or the Company issues any bonus shares; and

(b)

such division or consolidation or issue of bonus shares (as applicable) would or could reduce the entitlement of the holders of Preference Shares to participate in the income, profits, capital and/or assets of the Company pursuant to paragraphs 2.1.5, 2.2 and/or 2.3 above, the number of Preference Shares then in issue shall (automatically and without any further corporate action being required on the part of the Company) be divided or consolidated (as applicable) so that there is no proportionate dilution in the total number of Preference Shares then in issue as compared to the total number of issued shares in the capital of the Company (and the amount paid up on each Preference Share following such division or consolidation shall be adjusted accordingly), and any resolution of the Company passed pursuant to Article 38A of the Law or otherwise in connection with any such division or consolidation of shares in the capital of the Company (other than Preference Shares) shall (irrespective of the express wording of such resolution) be deemed, for the purposes of Article 38A of the Law and for all other purposes, to include a special resolution to divide or consolidate (as applicable) the number of Preference Shares then in issue and adjust the amount paid up on each Preference Share then in issue in accordance with the foregoing provisions.

Midcap / Quotient / Amended and Restated Credit Agreement

EXHIBIT E

SCOTTISH GROUND LEASE

(See attached)

Midcap / Quotient / Amended and Restated Credit Agreement

GROUND LEASE between Scottish Enterprise and Alba Bioscience Limited
Subjects: Site 3, Bio Campus, Roslin, Midlothian

Shepherd and Wedderburn LLP
191 West George Street Glasgow
G2 2LB
DX GW409 Glasgow
T: +44 (0)141 566 9900
F: +44 (0)141 565 1222
www.shepwedd.co.uk

(1)

LEASE

between

SCOTTISH ENTERPRISE, established under the Enterprise and New Towns (Scotland) Act 1990 and having their principal place of business at Atrium Court, 50 Waterloo Street, Glasgow (who and whose successors are hereinafter referred to as "the Landlords")

and

ALBA BIOSCIENCE LIMITED, company incorporated under the Companies Acts (Registered Number SC310584) and having their Registered Office at Douglas Building, Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PL (who and whose permitted successors and assignees are hereinafter referred to as "the Tenants").

Definitions and Interpretations

In this Lease (including this sub-clause and the Schedule) the following words and expressions shall have the following meanings:-

"Advance Notice"	an advance notice as defined in section 56 of the 2012 Act;

"Architect"	means such suitably qualified firm of architects as may be employed or instructed by the Tenants to be the architect in connection with the Development Works;

"Approved Plans"

the detailed plans and specifications relating to the Development Works approved by the Landlords and contained in Part 4 of the Schedule subject to any permitted variations in terms of Clauses 5.4 and 5.5 of this Lease;

"Base Rate"	the Base Rate of the Bank of Scotland from time to time or in the case of the said Base Rate ceasing to exist such other equivalent rate as the Landlords (acting reasonably) may determine;

"Building Contract"	means the building contract relative to the execution of the Development Works entered into by the Tenants;

"Condam Regulations"	the Construction (Design and Management) Regulations 2015;

"Construction Expert"

a building surveyor practising in Scotland having not less than 10 years’ experience of substantial property development projects such as the Development Works, such surveyor to be jointly appointed by the parties to this Lease, or in the event of failure to agree upon the surveyor by the date falling 10 Working Days after the date of intimation by either party to the other of a dispute to be determined in terms of Clause 5.27 to be nominated by the President of the Scottish Branch of the RICS upon request by either party;

"Date of Practical Completion"	the date that a Certificate of Practical Completion is issued in terms of this Lease;

"Delay Event"

(a) any event or circumstance which would entitle the contractor under the JCT suite of standard form of building contracts or other form of industry standard building contracts as amended an extension of time (but excluding delays attributable to an act, default, omission or the financial circumstances of the Developer);  and (b) any act, default or omission of the Landlords, the Landlord's Representative or the Landlord's  agents, employees or contractors;

“Development Works”	means [detail] as shown on the Approved Plans;

“Disposition”	means the disposition contained in Part 5 of the Schedule;

"Duration"	the period of 99 years from (and including) the [insert Date of Entry] to [ ] 2115;

"Lease"	this ground lease;

"Necessary Consents"

all planning consents required under the Planning Acts, building warrants and all other consents required from any statutory authority, person, property owner or body that are required to enable the Development Works to be commenced and completed;

(2)

"Net Premium"	the sum of NINE HUNDRED AND EIGHTY SIX THOUSAND, EIGHT HUNDRED POUNDS (£986,800) exclusive of VAT;

“Net Premium Interest Rate”	means 4%;

“Plan”	the plan of the Subjects contained in Part 6 of the Schedule;

“Planning Acts”

the Town & Country Planning (Scotland) Acts 1947 to 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, the Planning (Hazardous Substances) (Scotland) Act 1997, the Planning (Consequential Provisions) (Scotland) Act 1997, the Local Government and Planning (Scotland) Act 1982, the Town & Country Planning Act 1984, the Planning and Compensation Act 1991 and any other legislation from time to time in force relating to planning matters;

“Practical Completion”	means the date on which the Development Works are deemed practically complete in terms of the Ground Lease;

“Quarter Days”	means 28 February, 28 May, 28 August and 28 November in each year and the expressions “Quarter Day” and the relevant “Quarter Day” shall be construed accordingly;

"Reserved Rights"	the reserved rights in favour of the Landlords described in Part 2 of the Schedule;

"Schedule"	the schedule of six parts annexed and executed as relative hereto;

"SE Representative"	means [ ] or such other party appointed by the Landlords and notified to the Tenants in writing;

"Specified Rate"	the rate of 4 per centum per annum above the base rate of the Royal Bank of Scotland;

"Subjects"	the subjects described in Part 1 of the Schedule;

"Title Transfer Provisions"	the heritable title transfer provisions set out in Part 3 of the Schedule;

"Validly Executed"	executed in accordance with the requirements of Section 3 and 7 and Schedule 2 of the Requirements of Writing (Scotland) Act 1995;

"Working Day"	any day other than a Saturday, Sunday or Public Holiday in Glasgow, Edinburgh or London; and

"2012 Act"	the Land Registration etc (Scotland) Act 2012.

In this Lease:-

Words importing the singular shall include the plural and words importing the masculine gender shall include the feminine gender and vice versa.  Where there are two or more persons included in the expression "the Tenants", obligations expressed to be undertaken by the Tenants shall be deemed to be undertaken by such persons jointly and severally.  The word "person" shall mean an individual, partnership, company, public authority or any other body whatsoever.

If the Tenants consist of a firm or partnership the obligations of the Tenants shall be binding jointly and severally not only on all persons who are partners of the firm at the time that this Lease is executed but also on all persons who shall become partners of the firm at any time during the Duration and their respective executors and representatives whomsoever as well as on the firm and its whole assets and such obligations shall subsist notwithstanding any change or changes which may take place in the name of the firm or constitution of the partnership.  The retiral, death or outgoing of any individual partner shall not of itself discharge such a partner or his executors from such partner's joint and several liability in terms of this Lease but the Landlords’ consent will not be unreasonably withheld to the discharge of any retiring or outgoing partner or the estate of any deceased partner where the remaining partners are demonstrably capable of fulfilling the obligations of the Tenants under this Lease If the Tenants comprise more than one person the Landlords shall be entitled to discharge any of the persons so comprised without in any way discharging any of the remaining persons so comprised in terms of this Lease.

Any reference to a statute or subordinate legislation shall include any modification, extension or re-enactment thereof for the time being in force and shall include all instruments, orders and regulations for the time being made, issued or given thereunder or deriving validity therefrom.

(3)

Any obligation by the Tenants not to do an act or thing shall be deemed to include an obligation not to agree or suffer or permit such act or thing to be done by any agent, employee, invitee, contractor or other for whom the Tenants are responsible in law.

Any reference to any act, omission or default of the Tenants shall be deemed to include an act, omission or default of their sub-tenants, agents, employees, invitees, contractors, licensees and others for whom they are responsible in law and/or the Tenants or their sub-tenants' respective predecessors in title.

The clause, paragraph and schedule headings in this Lease are for reference only and shall not affect the construction or interpretation of this Lease.

The Grant

In consideration of the payment of the Rent plus Value Added Tax due thereon, the Landlords hereby let to the Tenants the Subjects, but under reservation of the Reserved Rights and that for the Duration and on the terms and conditions contained in this Ground Lease.

Rent/Interest/Payment of Net Premium

The Tenants shall pay to the Landlords rent at the rate of ONE POUND (£1) per annum (exclusive of VAT) payable annually in arrears on the 31st day of January in each year throughout the Duration, only if asked;

The Tenants shall pay to the Landlords without deduction, retention or demand yearly interest on the Net Premium at the Net Premium Interest Rate by equal quarterly instalments in advance on the Quarter Days by Bankers Order or such other method as the Landlords may from time to time direct until the Net Premium is paid by the Tenants to the Landlords in accordance with Clause 3.3.  The first payment will fall due on the Date of Entry and being a proportionate payment calculated on a daily basis over a year for the period from (and including) the Date of Entry until (but excluding) the Quarter Day next following; and

The Tenants will pay to the Landlords without deduction, retention or demand the Net Premium on the earlier of (i) Practical Completion; or (ii) the date falling two years after the Date of Entry.

Tenants' Monetary Obligations

The Tenants bind and oblige themselves during the entire Duration:-

To pay the rent from time to time payable in terms of this Lease in accordance with the provisions of Clause 3.1;

To pay the interest payable on the Net Premium in accordance with the provisions of Clause 3.2;

To pay the Net Premium in accordance with the provisions of Clause 3.3;

To pay all existing and future rates, taxes, charges, assessments, impositions and outgoings whatsoever (whether payable by the owner or occupier) charged, assessed or imposed on or in respect of the Subjects;

To pay on demand all expenses, costs, charges and fees properly and reasonably incurred by the Landlords in connection with the enforcement of or procuring the remedy of any breach of any obligation on the Tenants in terms of this Lease;

in relation to every application for consent and approval made in terms of this Lease, whether such consent or approval is granted or refused in terms of the Lease.

To pay to the Landlords or to such other party as the Landlords may direct on demand the proportion applicable to the Subjects in terms of the title deeds or by statute, common law or otherwise of the costs and expenses of repairing, maintaining, renewing, rebuilding, lighting and cleansing of all roads, pavements, sewers, drains, pipes, water courses, walls, fences and any other structure or facility owned or used in common by the Subjects and other adjoining, neighbouring or nearby properties;

(4)

To pay to the Landlords any Value Added Tax and/or any other tax or charge of a similar nature as shall be properly chargeable in respect of all monies (including rent) undertaken to be paid by the Tenants under this Lease all which monies are for the avoidance of doubt expressed exclusive of Value Added Tax or such other tax as aforesaid; and

To pay to the Landlords on demand all costs incurred by the Landlords in connection with the monitoring of the Development Works in terms of this Lease up to a maximum of £10,000 plus VAT; such costs are to be payable no later than (i) Practical Completion or (ii) the date falling two years after the Date of Entry;

Save as expressly otherwise specified in this Lease to pay to the Landlords on demand interest at the Specified Rate on all sums due to the Landlords under this Lease from the due date for payment thereof until the date of actual receipt of payment in full by the Landlords, such interest to be calculated on a daily basis on any balances outstanding.

Tenants Non Monetary Obligations

The Tenants bind and oblige themselves throughout the entire duration as follows:-

The Tenants will commence with and proceed diligently in a good and workmanlike manner with the Development Works in accordance with the Approved Plans and the Necessary Consents.

The Tenants undertake to the Landlords to complete the Development Works within twenty four months of the Date of Entry.

The timescales specified in Clause 5.2 shall be extended in respect of the occurrence of any Delay Event by the period of time properly attributable to such Delay Event.

The Tenant shall not make any alterations to or deviations from the Approved Plans or use any materials in substitution for those specified therein without the prior written consent of the Landlords which consent shall not be unreasonably withheld or delayed for any internal or non-material external alterations or additions which do not materially alter the Development Works.  Upon such consent being given, all such amended drawings, specifications illustrating such alterations or deviations shall be deemed to be incorporated in the Approved Plans. For the avoidance of doubt, in the event of a dispute as to whether any such alteration to or deviation from the Approved Plans or use of materials in substitution as aforesaid materially alters the Development Works then either party may refer the matter to the Construction Expert for determination in terms of Clause 5.27.

Notwithstanding the provisions of Clause 5.4 above, no consent shall be required in the case of the following alterations to the Approved Plans:-

minor changes or variations of the sort normally instructed on a day to day basis under a building contract for works equivalent or similar to the Development Works ; and

internal alterations (including fitting-out works), which are not fundamental to the structural integrity of the building to be constructed on the Subjects;

For the avoidance of doubt, in the event of a dispute as to whether consent is required or not as aforesaid then either party may refer the matter to the Construction Expert for determination in terms of Clause 5.27.

The Tenants accept the Subjects as being in all respects fit for full occupation and use by the Tenants and to carry out any formal obligations otherwise incumbent upon the Landlords and/or the owner of the Subjects whether at common law or by statute or otherwise.

To comply at the Tenant's expense with the provisions and requirements of all European Union and United Kingdom statutes and subordinate legislation, regulations and directives and any notices and directions issued thereunder (including without prejudice to the foregoing generality, the Planning Acts, the Factories Act 1961, the Offices, Shops and Railway Premises Act 1963, the Fire (Scotland) Act 2005, the Health and Safety at Work Etc Act 1974, the Environmental Protection Act 1990, the Environment Act 1995, the Construction (Design and Management) Regulations 2015 and the Control of Asbestos Regulations 2012) and to comply likewise with all provisions contained in the title deeds relating to the Subjects and all requirements or regulations of any competent authority relating to the Subjects and their use and that whether the said provisions are imposed on the owner or occupier of the Subjects.

(5)

Not to use or permit or suffer the buildings constructed on the Subjects or any part thereof to be used otherwise than for a use falling within [Manufacture of biotechnology products and/or research into the production of biotechnology products and/or development of processes for the production of biotechnology products] and without prejudice to the foregoing, not to:-

use the Subjects for a noxious, noisy, offensive, dangerous or immoral trade or business or for any purpose which, in the reasonable opinion of the Landlords may be or may cause a nuisance, noise, disturbance or inconvenience to the Landlords or to any occupier of premises in the neighbourhood;

bring on to the Subjects any hazardous, explosive, dangerous or combustible goods or materials;

Not to pass or allow to pass into the pipes, drains, sewers or other serving the Subjects any polluting agent or noxious or deleterious effluvia or any substance that may cause any obstruction or injury to the said pipes and others or otherwise cause contamination but to employ such plant for treating such effluent before it enters the drains as may be required by any local or public authority and make good and remedy any injury or contamination which occurs to the reasonable satisfaction of the Landlords, and not to permit any smoke, effluvia, vapour or grit to be emitted from the Subjects.

Not to do or permit anything on or in connection with the Subjects or any adjoining subjects which is likely to be a nuisance, obstruction, annoyance or cause of damage to the Landlords or to the owner or occupier of any adjoining or neighbouring property.  Without prejudice to the generality not to permit motor or other vehicles to obstruct or be parked or otherwise kept in any roads leading to the Subjects.

Not to assign or sublet this Lease in whole or in part without the prior consent of the Landlords.

Not to grant any fixed security or floating charge over the Tenant's interest in this Lease without the consent of the Landlords which consent is not to be unreasonably withheld or delayed in respect of a bona fide security or floating charge granted to any established national or international financial institution.  For the avoidance of doubt Landlords’ consent shall be deemed granted for any security granted in favour of the Landlords over the Tenants’ interest in the Lease.

Following Practical Completion of the Development Works to keep all buildings and other structures on the Subjects fully insured against loss or damage by fire, lightening, flooding, explosion, storm and tempest, impact, aircraft and such other risks as the Tenants may consider appropriate with a reputable insurance company for the full reinstatement value of such buildings and others (including site clearance and professional fees) and to produce to the Landlords on reasonable request evidence that the foregoing obligations have been complied with.

To free, relieve and indemnify the Landlords from and against any liability in respect of any injury to or the death of any person, damage to any property, heritable or movable, any interdict or court action, the infringement, disturbance or destruction of any right, servitude or privilege or otherwise by reason of or arising directly or indirectly out of the repair, state of repair or condition of the Subjects or any buildings or other structures thereon or any alteration or addition or improvement to the same or the use of the Subjects or from any act, omission or default of the Tenants in the implementation and observance of the obligations contained in this Lease from all proper fees, penalties, charges proceedings costs, claims, expenses and demands of whatsoever nature in respect of any such liability or alleged liability or any such act, omission or default, provided the same does not arise through the fault of the Landlords.

The Tenants will procure the making good of any damage to footpaths, roads, pavements or adjoining property within the larger bio campus of which the subjects form part and any services therein to the extent that such damage arises directly out of or by reason of the carrying out of the Development Works or any part thereof, all to the reasonable satisfaction of the SE Representative.

The SE Representative shall be entitled at any reasonably time on reasonable prior notice to enter on to the Subjects (but without impeding the progress of the Development Works and without giving any instructions in respect of the Development Works or otherwise and subject to the Landlords making good any damage caused thereby) to inspect the progress of the Development Works, to inspect materials and workmanship and generally to ensure that the Tenants are complying with its obligations under this Clause 5.

The SE Representative shall also be entitled to attend (as an observer only) the monthly design team meetings, and the Developer shall ensure that the SE Representative is given at least five working days’ prior written notice of and receives copies of the minutes of all such meetings.

The Tenants shall have due regard to any comments or representations made by the SE Representative in relation to the implementation of the Development Works in accordance with the terms of this Lease.

(6)

The Tenants shall in relation to the Development Works insure or cause to be insured the Subjects together with the Development Works from time to time from the date of commencement of the Development Works until the Practical Completion against all risks usually covered by a contractor's comprehensive "All Risks" policy.  The Tenants will when reasonably required produce to the Landlords evidence of such insurances.

In the event that any of the Development Works are destroyed or damaged by fire or other insured risks at any time before Practical Completion, then and as often as the same may happen, the Tenants shall procure that the monies paid by virtue of any insurance policy are applied forthwith towards carrying out and completing the Development Works and/or rebuilding, repairing or otherwise reinstating all damage to the Development Works in accordance with the provisions of this Lease.

In questions between the Tenants and the Landlords, the Tenants shall be "the client" for the purposes of the Condam Regulations and shall prior to the commencement of the Development Works make a declaration in writing to the Health & Safety Executive to the effect that it is the only client for the purposes of the Condam Regulations.  Copies of the declaration and any acknowledgement from the Health & Safety Executive shall be supplied to the Landlords upon request.

The Tenants shall procure that there is given to the SE Representative at least 10 Working Days’ notice of the anticipated date of Practical Completion and be given the opportunity to inspect the Development Works at or prior to the anticipated date of Practical Completion.

The Tenants shall deliver to the Landlords a copy of the Certificate of Practical Completion when issued (which may include a schedule of any works of an unfinished nature which would normally be the subject of a contractor’s snagging list (not including any items other than minor snagging items (“the snagging list”)).  In the event that the Landlords consider that notwithstanding the issue of Practical Completion, the Development Works have not been properly completed, then within a further 21 days (counting from the date of delivery of the Certificate of Practical Completion to the Landlords with reference to this clause of the Lease), the Landlords may refer the matter to the Construction Expert for determination in terms of Clause 5.27.  In the event of such a referral, the Development Works shall not be deemed to be complete in terms of the Lease until the Construction Expert has issued his determination.  In the event the Construction Expert determines that the Development Works have not been properly completed, the Tenants shall be required to carry out all further works required to complete the Development Works as specified by the Construction Expert before the Development Works are deemed complete for the purposes of the Lease.  In the event of any dispute as to whether the further works have been completed, either party may refer the matter to the Construction Expert for determination in terms of Clause 5.27.  The provisions of this clause shall be repeated until the Development Works are deemed complete for the purposes of the Lease by the Expert (or agreed to be complete by the parties).

If the Landlords do not make a reference to the Construction Expert within the 21 day period, then the Landlords shall be deemed to agree that the Development Works have been properly completed in accordance with the provisions of the Lease.

For the avoidance of doubt the Landlords shall not be permitted to make a reference to the Construction Expert because of the existence of the snagging list.

The Tenants shall exhibit to the Landlords within two months after the date of issue of the Certificate of Practical Completion an acceptance by the local authority of the issue of a Completion Certificate in respect of the Development Works.

All disputes, differences and questions between the Landlords and the Tenants, concerning, arising out of or connected with the execution or completion of the Development Works or any Delay Event shall be referred to the Construction Expert.

Any reference made under the provisions of Clause 5.27 may be made by the Landlords or the Tenants provided that they shall first have given the other party not less than 5 Working Days' notice of their intention to make such reference.

The Construction Expert shall be entitled to call on the Landlords or the Tenants to provide such records or other information as they may consider necessary for the purposes of resolving the dispute in question and the Landlords and the Tenants undertake to provide all such information in their possession or under their control as quickly as reasonably practicable.

The Construction Expert appointed to resolve the dispute under this Agreement:-

shall fully consider all written representations made by or on behalf of the Landlords or the Tenants which are delivered to him within 10 Working Days of his appointment, and shall thereafter give each party a further period of 5 Working Days within which to make further written representations thereon;

(7)

may call for such written evidence from the parties and seek such additional legal or expert assistance as they may reasonably require;

shall not accept oral representations from any party without allowing the other party the opportunity to be present and to give evidence and cross-examine each other;

shall have regard to all representations and evidence submitted when making his decision (which shall be in writing) and shall give reason for his decision;

shall use all reasonable endeavours to issue his decision (with reasons) within 20 Working Days of his appointment (or within such a longer period as may be agreed by the parties at the time of such appointment);

The decision of the Construction Expert in connection with any dispute shall be final and binding on the Landlords and the Tenants.

The fees and expenses and of the Construction Expert (including the fees of any party as to nominate such Expert) shall be payable by the Landlords and the Tenants in such proportions as the Construction Expert shall determine, or in default of such determination such be borne equally.

Landlords Warranty and Assurances

The Landlords warrant that the Tenants may, subject to the Reserved Rights, quietly enjoy the Subjects during the Duration.  Nothing contained in this Lease shall however be deemed to constitute any warranty by the Landlords that the Subjects or any part thereof are authorised for use under the Planning Acts or otherwise for any specific purpose or that the Subjects are fit for any of the Tenant's purposes under this Lease.

The Landlords shall not sell or dispose of or otherwise alienate their interest in the Subjects during the Duration, other than such a sale, disposal or alienation as aforesaid to a statutory successor of the Landlords, whom the Landlords shall specifically take bound (in self proving form addressed to the Tenants) to fulfil the Landlords’ obligations herein, including Clause 9 hereof.

Irritancy

If the Tenants shall fail to perform or observe any of the obligations undertaken by them in this Lease or if the Tenants (being a corporation) shall go into liquidation, (whether compulsory or voluntary), or have a winding up order made against them or have a receiver or administrator appointed or if the Tenants (being a company with unlimited liability) apply to limit their liability or in the event that the Tenants or any of them enter into a composition for the benefit of creditors or shall make any arrangement with their creditors, or shall become insolvent or apparently insolvent or have a curator or judicial factor appointed then and in any of these events it shall be in the power of the Landlords by notice to bring this Lease to an end forthwith without any declarator or process of law to that effect and to remove the Tenants from possession of the Subjects, and repossess and enjoy the same as if this Lease had not been granted and that without prejudice to any other remedy of the Landlords in respect of any antecedent breach of any of the Tenants obligations hereunder, and under reservation of all rights and claims competent to the Landlords in terms of this Lease which irritancy is hereby deemed to be pactional and not penal and should not be purgeable at the bar.

In the case of a breach, non-observance or non-performance by the Tenants which is capable of being remedied, the Landlords shall not exercise any such option of forfeiture unless and until they shall first have given written notice to the Tenants and any other Relevant Third Party, specifying the breach, non-observance or non-performance and requiring the same to be remedied and intimating their intention to exercise their option of forfeiture the event of the said breach, non-observance or non-performance not being remedied within such period as may be stated in the notice (being such reasonable period of time as the Landlord shall stipulate in the notice which in the case of failure to pay monies due in terms of the Lease shall be a period of not less than fourteen days and in the case of failure to comply with the Tenants’ development obligations under Clause 5.2 shall be a period of not less than six months from the date of service of the notice) and the Tenants shall fail to have remedied the same within the period specified in the notice.

(8)

Acceptance of Rent/No Waiver/Rei Interitus

The demand for or acceptance of rent (or other sums) by the Landlords or their agents at any time shall not in any circumstances constitute nor be construed to be a waiver of any of the Tenant's obligations under this Lease nor of the Landlords remedies for breach thereof.

Notwithstanding any rule of law to the contrary this Lease shall not come to an end and shall not be capable of being brought to an end by either the Landlords or the Tenants by reason of damage or destruction of the Subjects or the Development Works but shall continue in full force and effect accordingly to its terms.

Title Transfer

At any time following the date of completion of the Development Works in accordance with the terms of this Lease and provided all payments due under Clause 3.2 and Clause 3.3 of this Ground Lease have been made by the Tenants to the Landlords the Tenants may serve written notice on the Landlords requiring the Landlords to grant a disposition of the Subjects in accordance with the Title Transfer Provisions.

Notwithstanding the foregoing, the Landlords may at any time serve written notice on the Tenants requiring the Tenants to accept a disposition of the Subjects in accordance with the Title Transfer Provisions.

Notices

All notices which require to be given in terms of this Lease shall be in writing and shall be deemed to be sufficiently given if sent by recorded delivery post addressed to :

in the case of the Tenants, to the Tenants (if a body corporate) at their Registered or Head Office and (if an individual) at his last known address in the United Kingdom and (if a partnership) to the partnership or any one or more of the partners thereof or at such other address as the Tenants may have notified in writing to the Landlords with reference to this Clause and to [                 ];

in the case of the Landlords, to the Head of Property, Scottish Enterprise, Atrium Court, 50 Waterloo Street, Glasgow, G2 6HQ and to Shepherd and Wedderburn LLP, 191 West George Street, Glasgow, G2 2LB (for the attention of GLM) or to such other address as the Landlords may have notified in writing to the Tenants with reference to this Clause.

Any such notice shall be deemed to be to have been served on the first Working Day after the date on which the same was posted.  In proving service, it shall be sufficient to prove that the envelope containing the notice was duly addressed to the Landlords or the Tenants, as the case may be, in accordance with this Clause and posted to the place to which it was so addressed.

(9)

Registration

The Landlords and Tenants consent to registration hereof for preservation and execution:-

IN WITNESS WHEREOF

Executed on behalf of Scottish Enterprise by

............................................................................. (signature)

Full Name:............................................................................

Director/Company Secretary/Authorised Signatory*

at..........................................................................................

on ........................................................................................

* Please delete as applicable

In the presence of this witness:

Witness' Signature:

............................................................................................

Full name of witness:

…………….........................................................................

Address of witness:

…………….........................................................................

............................................................................................

............................................................................................

Executed on behalf of Alba Bioscience Limited by

............................................................................ (signature)

Full Name:...........................................................................

Director/Company Secretary/Authorised Signatory*

at.........................................................................................

on .......................................................................................

* Please delete as applicable

In the presence of this witness:

Witness' Signature:

...........................................................................................

Full name of witness:

……………........................................................................

Address of witness:

……………........................................................................

...........................................................................................

............................................................................................

(10)

This is Schedule referred to in the foregoing Lease between Scottish Enterprise and Alba Bioscience Limited relative to Site 3, Bio Campus, Roslin, Midlothian

Schedule

Part 1

The Subjects

ALL and WHOLE the subjects at Site 3, Bio Campus, Roslin, Midlothian, extending to 3.18 hectares or thereby as shown delineated in red on the Plan which subjects form part and portion of the subjects at Gowkley Moss Farm, Bush Loan, Milton Bridge, Penicuil, EH26 0NX, registered in the Land Register of Scotland under Title Number MID4540.

(11)

Part 2

Landlord's Reserved Rights

1.

There is reserved to the Landlords, their successors and to any persons to whom the Landlords may grant such rights (a) all necessary rights of access over the Subjects for the purposes of inspecting and monitoring the progress of the Development Works but only in accordance with the terms of this Lease; and (b) a servitude right of wayleave in respect of all existing and future service pipes, cables, wires and others (including without prejudice to the foregoing generality all electricity wires and cables) which now or in the future serve the Development or any part thereof and are situated within, over, through or under the Subjects by way of an existing route or routes or such other route or routes as the Landlords or their successors may reasonably require, such other route or routes to be subject to the prior written approval of the Tenants which approval shall not be unreasonably withheld or decision thereon unreasonably delayed (for the avoidance of doubt,  the Tenants shall not be unreasonably withholding  consent to any route or routes running through the buildings on the Subjects), together with all such necessary rights to lay, maintain, remove, repair or replace or renew the same  subject to the Landlords or their successors making good all damage caused by the exercise of such rights and exercising the rights in such a way to cause as little inconvenience as reasonably practicable to the occupiers of the Subjects.

[Do SE require any more rights?]

(12)

Part 3

Title Transfer Provisions

1.	The Landlords shall grant the Validly Executed Disposition of the Subjects in favour of the Tenants.
2.	The consideration for the grant of the Disposition shall be the sum of £1 only (exclusive of VAT).
3.

The date of entry in the disposition shall be the twentieth Working Day after notice by either the Landlords or the Tenants in accordance with Clause 10 or such earlier date as may be agreed in writing

4.

The Landlords will apply to the Keeper for an Advance Notice for the Disposition, in the form adjusted with the Tenants, to be entered on the application record for the Subjects no earlier than 5 Working Days prior to the date of entry.  The cost of the Advance Notice for the disposition will be met by the Landlords.

5.

The Landlords consent to the Tenants applying to the Keeper for Advance Notices for any deeds which the Tenants intend to grant in relation to the Subjects.  The cost of any Advance Notices which the Tenants apply for will be met by the Tenants.

6.	At the date of entry, the Landlord shall deliver to the Tenants a Legal Report showing no entry adverse to the interest of the Landlords.
7.

The disposition will contain the rights (if any) granted in favour of the Tenants in this Lease and the Reserved Rights in favour of the Landlords and the Landlords will deliver to the Tenants  a Land Register application form in respect of the same, as is necessary.

8.	The Tenants undertake to pay all Land and Buildings Transaction Tax payable on the disposition and register the disposition in the Land Register of Scotland within 21 days of the Date of Entry.
9.

The Land Certificate to be issued to the Tenants or the updated or created Title Sheet for the Tenants’ interest in the Subjects will disclose no deed, decree or diligence prejudicial to the interest of the Tenants other than such as are created by or against the Tenants or have been disclosed to and accepted by the Tenants prior to the date of entry in the disposition.

10.

The Landlords will deliver to the Tenants, on demand from time to time and at the Landlords' expense such documents and evidence as the Keeper may require to enable the Keeper to update or create (as the case may be) the Title Sheet of the Subjects to disclose the Tenants as the registered proprietors of the whole Subjects.

11.	The Landlords shall cooperate fully with the Tenants to procure that the Tenants’ applications for registration are dealt with by the Keeper as quickly as practicable.
12.
12.1	Definitions

In Clause 13:

"Environment" means any and all organisms (including humans), ecosystems, natural or man-made buildings or structures, and the following media:

(a)	air (including air within buildings or structures, whether above or below ground)
(b)	water (including surface and ground water and water in wells, boreholes, pipes, sewers and drains); and
(c)	land (including surface land and sub-surface strata and any land under seabeds or rivers, wetlands or flood plains);

"Environmental Authority" means any person or legal entity (whether statutory or non-statutory or governmental or non-governmental) having regulatory authority under Environmental Law and/or any court of law or tribunal or any other judicial or quasi-judicial body;

(13)

"Environmental Law" means all laws, regulations, directives, statutes, subordinate legislation, rules of common law and generally all international, EU, national and local laws and all judgments, orders, instructions, decisions, guidance awards, codes of practice and other lawful statements of any Environmental Authority applying from time to time in relation to the Protective Strip in respect of pollution of or protection of the Environment or the production, processing, treatment, storage, transport or disposal of Hazardous Substances, in each case insofar as having the force of law;

"Hazardous Substances" means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to the Environment and/or harm to the health of living organisms or other interference with the ecological systems of which they form part and/or harm to property and/or in the case of humans, offence caused to any sense;

12.2	Agreement as to Environmental Liabilities

The Landlords and the Tenants agree that:

13.2.1.

if any notice or requirement of any Environmental Authority made pursuant to Environmental Law is served on or made of either of them in respect of the Subjects or any Hazardous Substances attributable to the Subjects, then, as between the Landlords and the Tenants, the sole responsibility for complying with such notice or requirement is to rest with the Tenants to the exclusion of the Landlords; and

13.2.2

if any Environmental Authority wishes to recover costs incurred by it in carrying out any investigation, assessment, monitoring, removal, remedial or risk mitigation works under Environmental Law in respect of the Subjects or any Hazardous Substances attributable to the Subjects from either or both of the Landlords and the Tenants then, as between Landlords and the Tenants, the sole responsibility for the payment of such costs is to rest with the Tenants to the exclusion of the Landlords.

The agreements outlined under Clauses 13.2.1 and 13.2.2 are made with the intention that any Environmental Authority serving any notice or seeking to recover any costs should give effect to the agreements pursuant to the statutory guidance issued under Part IIA of the Environmental Protection Act 1990.

The Landlords and the Tenants agree that the appropriate Environmental Authority may be notified in writing of the provisions of Clause 13 if required to give effect to the agreements outlined under Clauses 13.2.1 and 13.2.2.

12.3

The Tenants will indemnify the Landlords in respect of all and any actions, losses, damages, liabilities, charges, claims, costs and expenses which may be paid, incurred, suffered or sustained by Landlords arising (directly or indirectly) out of or in connection with the presence of any Hazardous Substances in, on or under the Subjects or migrating to or from the Subjects.

(14)

Part 4

Approved Plans and Specification

[insert approved Development Works plans and specifications]

(15)

Part 5

Disposition

[insert agreed Disposition]

(16)

Part 6

Plan

[insert lease plan]

(See attached)

(17)

EXHIBIT F

OFFER LETTER

(See attached)

OUR REF  S2742.1572/GLM/MGH

YOUR REF

[Date]

DWF LLP

Dalmore House

310 St Vincent Street

Glasgow

G2 5QR

Dear Sirs

Site 3, Bio Campus, Roslin, Midlothian

On behalf of and as instructed by our clients, the Landlords, we offer to lease to your clients, the Tenants, the Premises, and that on the following terms and conditions:

Definitions and interpretation

In this Offer (including the foregoing preamble):

"2012 Act"	means the Land Registration etc (Scotland) Act 2012;

"Advance Notice"	means an advance notice as defined in Section 56 of the 2012 Act;

"Date of Entry"	means the date of conclusion of Missives or such other date as may be agreed in writing;

“Deposit”	means the sum of TWENTY THOUSAND POUNDS (£20,000) STERLING, exclusive of VAT which shall be payable in addition;

"duly executed"

means executed in accordance with the requirements of Sections 3 and 7 and Schedule 2 or sections 9(B) and 9(C) of the Requirements of Writing (Scotland) Act 1995, or in such other manner as is acceptable to the Landlords;

“Guarantee”	means the guarantee to be granted by the Guarantor in favour of the Landlords of the Tenants’ obligations under the Lease in terms of the draft Guarantee contained in Part 3 of the Schedule;

“Guarantor”	means [Quotient Limited/Quotient Inc];

"HMRC"	means HM Revenue & Customs;

"Interest"

means interest on the sum in question at 4% per annum above the base rate from time to time of the Royal Bank of Scotland plc from the date that such sum is due for payment or, if there is no such date specified, the date of demand for such sum until such sum is paid;

"Landlords"	means Scottish Enterprise established under the Enterprise and New Towns (Scotland) Act 1990 and having their principal place of business at Atrium Court, 50 Waterloo Street, Glasgow;

"Landlords' Solicitors"	means Shepherd and Wedderburn LLP, 191 West George Street, Glasgow, G2 2LB (Ref S2742.1572/MGH/GLM);

"LBTT"	means Land and Buildings Transaction Tax under the Land and Buildings Transaction Tax (Scotland) Act 2013;

"Lease"	means the lease referred to in clause 4 of this Offer and set out in Part 1 of the Schedule;

"Missives"	means the binding contract constituted by this Offer and all formal letters following on it (subject always to clause 13.1 of this Offer);

"Offer"	means this offer;

"Premises"	means the subjects known as Site 3, Bio Campus, Midlothian all as more particularly described in the Lease;

"Premium"	means the sum of NINE HUNDRED AND EIGHTY SIX THOUSAND EIGHT HUNDRED POUNDS (£986,800) STERLING, exclusive of all, if any, VAT paid and less the Deposit in so far as already paid to the Landlords;

"Schedule"	means the schedule of four parts annexed to this Offer;

“Standard Security”	means the standard security by the Tenants in favour of the Landlords over the Tenants’ interest in the Ground Lease in terms of the draft Standard Security contained in Part 2 of the Schedule;

"Tenants"

means Alba Bioscience Limited, incorporated under the Companies Acts (Company Number SC310584) and having their Registered Office at Douglas Building, Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PL;

"Tenants' Solicitors"	means DWF LLP, Dalmore House, 310 St Vincent Street, Glasgow, G2 5QR (Ref [ ]);

“Undertaking”

means the undertaking to be granted by the Tenants’ Solicitors to the Landlords undertaking to register the Standard Security simultaneously with the Ground Lease, in terms of the draft undertaking contained in Part 4 of the Schedule;

"Working Day"	means any day on which clearing banks in Edinburgh, Glasgow and London are open for normal business.

Price

Payment

The Landlords and the Tenants agree that the Premium (but not any VAT payable thereon) shall be paid in terms of the Ground Lease.

The Deposit will be paid by the Tenants on the Date of Entry by instantaneous bank transfer of cleared funds to the Landlords’ Solicitors’ client account, failing which the Landlords shall be entitled to resile from the Missives, by written notice to that effect to the Tenants, provided the said notice is received prior to any subsequent payment of the Deposit. For the avoidance of doubt the Deposit shall be non-returnable.

Notwithstanding the foregoing the VAT due on the Premium and the Deposit will be paid by the Tenants on the Date of Entry by instantaneous bank transfer of cleared funds to the Landlords’ Solicitors’ client account in exchange for a valid VAT invoice addressed to the Tenants.

A payment not made in accordance with Clause 2.1.1 may be refused.

Interest

If the VAT or any part of it is not paid to the Landlords on the Date of Entry then notwithstanding consignation or that the Tenants have not taken entry, the Tenants will pay to the Landlords Interest on the outstanding money.

Cancellation of Sale

If the Tenants fail to pay the VAT payable on the Premium with Interest as set out in Clause 2.2 within 10 Working Days after the Date of Entry the Landlords will be entitled (but not bound) to rescind the Missives.

Duration/Rent

The Lease will endure for the period from and including the Date of Entry until the date falling 99 years after the Date of Entry.

The annual rent payable under the Lease will be ONE POUND (£1) STERLING (exclusive of Value Added Tax) payable as provided for in the Lease.

The Lease

The Lease to be entered into between the Landlords and the Tenants will be in the form of the draft lease contained in Part 1 of the Schedule, which draft sets out the whole remaining terms and conditions of the Lease and will be deemed incorporated into this Offer mutatis mutandis, but incorporating such other additions and modifications as may be necessary to reflect the terms of this Offer and the Missives.

Advance Notice

The Landlords will apply to the Keeper for an Advance Notice for the Lease, in the form adjusted with the Tenants, to be either (i) entered on the application record for the larger subjects of which the Premises form a part or (ii) recorded in the Register of Sasines, no earlier than 5 Working Days prior to the Date of Entry.  The cost of the Advance Notice for the Lease will be met by the Landlords.

The Landlords consent to the Tenants applying to the Keeper for Advance Notices for any deeds which the Tenants intend to grant in relation to the Premises.  The cost of any Advance Notices which the Tenants apply for will be met by the Tenants.

If the Landlords rescind the Missives in the circumstances set out in clause 2.3 the Tenants consent to the discharge of the Advance Notice for the Lease and the Tenants confirm that they will immediately discharge at their own cost any Advance Notice submitted by them if requested to do so by the Landlords.

If settlement is likely to occur after the Date of Entry, the Landlords, if requested to do so by the Tenants, will apply for a further Advance Notice for the Lease, in the form adjusted with the Tenants, and the cost of any additional Advance Notices will be met:

by the Landlords, if the delay in settlement is due to any failure or breach by or on behalf of the Landlords to implement their obligations under the Missives on time; or

by the Tenants, if the delay in settlement is due to any failure or breach by or on behalf of the Tenants to implement their obligations under the Missives on time.

The Landlords' Solicitors will not provide any letter of obligation or undertaking to clear the records of any deed, decree or diligence.

Completion of Lease

The Tenants will ensure that the Lease is duly executed by the Tenants, and that a certified copy of the executed Lease is returned to the Landlords' Solicitors within 21 days after the date of delivery of the engrossment of the Lease, duly executed by the Landlords, to the Tenants' Solicitors, together with evidence of the valid execution of the Lease by the Tenants.

If the transaction contemplated by the Missives is notifiable for LBTT purposes, the Tenants will submit to Revenue Scotland an LBTT Return.

Within 7 days after receipt by the Tenants of the electronic submission receipt issued by Revenue Scotland, the Tenants will submit the Lease to the Books of Council and Session for registration for preservation and execution and will obtain 3 extracts of it, and will deliver 2 of the extracts to the Landlords' Solicitor for the use of the Landlords within 7 days of receipt of the extracts; and

be responsible for dealing with registration of the Lease in the Land Register and will deliver to the Landlords (i) a copy of the Keeper's acknowledgement of receipt showing the Title Number to be allocated to the Title Sheet for the Tenants' interest within 14 days of receipt of the same and (ii) within 7 days after receipt by the Tenants of a pdf of the Title Sheet in respect of that interest, a copy of the pdf of the Title Sheet, with a colour copy of the Title Plan(s).

The Tenants acknowledge that if they breach the terms of their obligations in clauses 6.2 and 6.3 inclusive, they will indemnify the Landlords in respect of loss suffered by the Landlords by virtue of such delay.

Tenants' obligations

Subject to the foregoing provisions of this Offer, if for any reason the Lease is not executed by the Date of Entry, the Landlords and the Tenants agree to be bound by the whole obligations and provisions specified in the Lease during the period from and after the Date of Entry.

Title

By acceptance of this Offer, the Tenants are deemed to have satisfied themselves in all respects with the Landlords' title to the Premises both as to the extent and description of the Premises and the burdens and conditions affecting the Premises, and the Tenants will be bound to accept the title as it stands subject to Clause 10 and the exhibition of a legal report in terms of Clause 9.2.

Settlement

On the Date of Entry the Landlords will deliver to the Tenants:

the Lease, duly executed by the Landlords;

a legal report brought down to a date as near as practicable to the Date of Entry which report will show:

no entries adverse to the Landlords’ interest in the Premises;

the Advance Notice for the Lease; and

no other Advance Notices other than those submitted by the Tenants and those disclosed to and accepted by the Tenants in writing prior to the Date of Entry;

a letter of consent to the grant of the Lease from any heritable creditor of the Landlords holding a heritable security over the Premises and/or if applicable, a letter of non-crystallisation from the holder of any floating charge affecting the Premises;

a valid VAT invoice addressed to the Tenants in respect of the VAT due on the Premium;

all necessary signed Land Registration Forms for the registration of the Standard Security in the Land Register;

Simultaneously and in exchange for the above items the Tenants will deliver to the Landlords on the Date of Entry:-

the Guarantee, duly executed by the Guarantors [plus US legal opinion of Quotient Inc];

a certified true copy of the Standard Security, duly executed by the Tenants.

Post completion

Provided that the Lease is presented for registration prior to the date of expiry of the Advance Notice registered in relation to the Lease, the updated or newly created Title Sheet for the Lease will contain no exclusion or limitation of warranty in terms of Section 75 of the 2012 Act and will disclose no entry, deed or diligence (including any charging order under the Buildings (Recovery of Expenses) (Scotland) Act 2014 or any notice of potential liability for costs registered under the Tenements (Scotland) Act 2004 or the Title Conditions (Scotland) Act 2003) prejudicial to the interest of the Tenants other than such as are created by or against the Tenants or have been disclosed to, and accepted in writing by, the Tenants prior to the Date of Entry except for the Standard Security.

The Landlords will register the Guarantee in the Books of Council and Session and provide one extract to the Tenants, subject to the Tenants paying to the Landlords the costs of registration and obtaining two extracts.

Frustration

Unless the parties otherwise agree in writing the Missives will remain in full force and effect notwithstanding any damage to or destruction of the Premises which may occur prior to the Date of Entry.

Missives Personal

Alba Bioscience Limited will not be entitled to assign, absolutely or in security, or otherwise part with or deal in any way with the rights conferred on them by the Missives other than as permitted in terms of the Lease.

Prior communings

Any letter forming part of the Missives and any amendment to or variation of the Missives will require to be duly executed.

The Missives set out the entire agreement and understanding between the Landlords and the Tenants in relation to the Lease of the Premises and will supersede all previous proposals, agreements and other communications whether written, oral or otherwise relating to it.

Time limit for acceptance

This Offer, unless previously withdrawn or amended, is open for written acceptance reaching us here not later than [          ].

Yours faithfully

……………………………………………....., a Member For and on behalf of Shepherd and Wedderburn LLP, as agents for Scottish Enterprise	……………………………………………………….. (Witness) of 191 West George Street, Glasgow

schedule

Part 1

The Lease

Part 2

Standard Security

Part 3

Guarantee

Part 4

Undertaking

EXHIBIT G

SCOTTISH LEASE GUARANTEE

(See attached)

GUARANTEE

by

Quotient Limited

in favour of

Scottish Enterprise

Property: Site 3, Biocampus, Penicuik, Midlothian

Shepherd and Wedderburn LLP
191 West George Street Glasgow
G2 2LB
DX GW409 Glasgow
T: +44 (0)141 566 9900
F: +44 (0)141 565 1222
www.shepwedd.co.uk

GUARANTEE

by

QUOTIENT LIMITED, [        ] ("Guarantors");

in favour of

SCOTTISH ENTERPRISE, established under the Enterprise and New Towns (Scotland) Act 1990 and having their principal place of business at Atrium Court, 50 Waterloo Street, Glasgow, and includes where the context so requires their successors as landlords under the Lease ("Landlords");

WHEREAS:

(A)	The Landlords are in right of the landlord's part of the Lease.
(B)	The Tenants are in right of the tenant's part of the Lease.
(C)	The Guarantors have agreed to guarantee the obligations of the Tenants under the Lease;

IT IS AGREED as follows:

Definitions and Interpretation

In this Guarantee:

"Guaranteed Obligations"

means all past, present, future and contingent obligations of the Tenants:

(a)     to pay all rents and other sums; and

(b)     to perform and fulfil all other obligations

which are now or may at any time in the future become due by the Tenants to the Landlords in terms of the Lease;

"Interest"

means interest on the sum in question at four per cent per annum above the base rate from time to time of the Royal Bank of Scotland plc from the date that such sum is due for payment or, if there is no such date specified, the date of demand for such sum until such sum is paid;

"Lease"	means the lease between the Landlords and the Tenants dated [ ] and [ ] and about to be registered in the Books of Council and Session on [ ];

"Property"	means Site 3, Biocampus, Roslin, Midlothian being the subjects more particularly described in the Lease;

"Relevant Event"	means any of the following events or circumstances:
	(i)	The Tenants going into liquidation including provisional liquidation or a petition being presented or resolution proposed or passed for their liquidation;
	(ii)	The Tenants having a receiver appointed in respect of any part of their undertaking or assets;
	(iii)	The Tenants being dissolved, struck off or otherwise ceasing to exist;
	(iv)	The Landlords serving notice on the Tenants that an event has occurred which entitles the Landlords to irritate the Lease;
	(v)	The Lease being terminated by reason of irritancy;
	(vi)	The Tenants having an administrator appointed or a petition being presented for the appointment of an administrator or notice of intention to appoint an administrator being given;
	(vii)	The Tenants instituting or giving notice of or indicating an intention to institute a voluntary arrangement or composition in respect of their debts or affairs; or
	(viii)	The Tenants becoming unable to pay their debts within the meaning of section 123 of the Insolvency Act 1986;

"Tenants"

means Alba Bioscience Limited, incorporated under the Companies Acts (Registered Number SC310584) and having their Registered Office at Douglas Building, Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PL;

"Working Day"	means a day on which clearing banks in Edinburgh and Glasgow are open for normal business.

In this Guarantee, unless otherwise specified or the context otherwise requires:

any reference to one gender includes all other genders;

words in the singular only include the plural and vice versa;

any reference to the whole is to be treated as including reference to any part of the whole;

any reference to a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality); words importing individuals include corporations and vice versa;

any references to this Guarantee or to the Lease or to any other document are references to this Guarantee, the Lease or to that other document as varied, supplemented, assigned, novated or replaced from time to time;

any reference to a Clause is to the relevant Clause of this Guarantee;

any reference to a statute or statutory provision includes any subordinate legislation which is in force from time to time under that statute or statutory provision;

any reference to any statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment;

any phrase introduced by the words "including", "include", "in particular" or any similar expression is to be construed as illustrative only and is not to be construed as limiting the generality of any preceding words;

references to writing or written do not include faxes or e-mail;

where at any one time there are two or more persons included in the expression "Guarantors" obligations contained in this Guarantee which are expressed to be made by the Guarantors are binding jointly and severally on them and their respective executors and representatives whomsoever without the necessity of discussing them in their order;

1.3	The headings in this Guarantee are included for convenience only and are to be ignored in construing this Guarantee.
1.4	Unless the context otherwise requires, words and expressions which are defined in the Lease will bear the same meanings for the purposes of this Guarantee.

Guarantee

The Guarantors irrevocably and unconditionally guarantee to the Landlords full and punctual payment or performance by the Tenants of the Guaranteed Obligations as and when they fall due for payment or performance and failing such payment or performance by the Tenants the Guarantors will on demand by the Landlords make payment or effect performance of the Guaranteed Obligations in question together with:

all liabilities, losses, costs, damages and expenses incurred by the Landlords by reason of or in connection with any such failure together with Interest; and

all costs and expenses properly and reasonably incurred by the Landlords in connection with the enforcement of this Guarantee together with Interest.

Primary Obligation

The obligations of the Guarantors under this Guarantee will be independent primary obligations and not merely those of guarantor or cautioner and if any of the Guaranteed Obligations are not, or cease to be, valid and enforceable for any reason whatever (whether or not known to the Landlords) or for any reason are not recoverable from or capable of performance by the Guarantors under Clause 2 the Guarantors will still be liable to the Landlords in respect of such Guaranteed Obligations as if they were fully valid and enforceable and/or recoverable or capable of performance and the Guarantors were principal debtor in place of the Tenants.

Indemnity

The Guarantors undertake to indemnify the Landlords on demand against all liabilities, losses, costs, damages and expenses which the Landlords may incur by reason of or in connection with any failure by the Tenants to make payment of or perform any of the Guaranteed Obligations as and when they fall due or as a result of any of the Guaranteed Obligations being or becoming void or unenforceable for any reason or the Guaranteed Obligations for any reason not being recoverable or capable of performance under Clause 2, together with Interest.

The Guarantors undertake to indemnify the Landlords on demand against all liabilities, losses, costs, damages and expenses which the Landlords may incur by reason of or in connection with the Tenants proposing or entering into any company voluntary arrangement or other scheme or arrangement having or purporting to have the effect of impairing, compromising or releasing any or all of the Guarantors' obligations under this Guarantee.

Guarantors to take new lease

Without prejudice to any other provision of this Guarantee if a Relevant Event occurs, the Landlords may serve notice on the Guarantors within six months after the Relevant Event requiring the Guarantors to accept, as required by the Landlords, either:

a new lease of the Property for a period equal to the residue of the term of the Lease which would have remained if the Relevant Event had not occurred, at the same rent and on the same terms as the Lease commencing on the date of the Relevant Event, except that any works carried out by or on behalf of the Tenants (or their predecessors as tenants under the Lease) shall be treated by reference to the date of entry under the Lease and not the date of the Relevant Event; or

an assignation to the Guarantors of the Tenants' interest under the Lease, effective from the date of the Relevant Event.

Duration

This Guarantee will be a continuing security notwithstanding any intermediate payment or performance and will remain in force so long as any liability (including any future or contingent liability):

on the part of the Tenants under the Lease, or

on the part of the Guarantors under this Guarantee

remains unfulfilled unless discharged by the Landlords in accordance with Clause 8.

Non-impairment

This Guarantee will not be discharged or prejudiced by:

the Landlords holding, acquiring, failing to perfect, releasing or giving up any obligation, security or remedy (present or future) for the obligations of the Tenants under the Lease or any neglect, delay or forbearance on the part of the Landlords in enforcing such obligation, security or remedy;

the Landlords giving time or any other indulgence to the Tenants;

any variation, amendment, supplement or extension whether formal or informal, of the terms of the Lease or the implementation of any rent review provisions in the Lease;

the Landlords irritating the Lease;

the Landlords releasing any person(s) comprised in the Tenants from liability under the Lease, or any other act, omission or event whereby (but for this Clause) the Guarantors would be discharged in whole or in part from this Guarantee.

Discharge

If the Tenants assign their interest under the Lease in accordance with the terms of the Lease, or the Landlords accept a renunciation of the Tenants' interest under the Lease, the Landlords will at the request and cost of the Guarantors grant a valid discharge of this Guarantee as at the date of valid intimation of such assignation or the effective date of such renunciation (as the case may be) provided that there are no outstanding claims under the Guarantee, or if there are any such claims, upon such claims being satisfied in full.

Assignation

The Landlords have the right to assign or transfer this Guarantee to their successors as landlords under the Lease without the consent of the Guarantors.

The Guarantors do not have the right to assign or transfer their rights or obligations under this Guarantee.

Postponement of Claims by Guarantors

Until the Guaranteed Obligations have been fully and unconditionally paid or performed, the Guarantors will not be entitled to share any security held or money received by the Landlords on account of the Guaranteed Obligations.

Until the Guaranteed Obligations have been fully and unconditionally paid or performed, the Guarantors waive their rights of subrogation, reimbursement and indemnity against the Tenants and any other person and any other right they may have to stand in the place of the Landlords in respect of any security from or money payable by the Tenants or any other person.

Until the Guaranteed Obligations have been fully and unconditionally paid or performed, the Guarantors will have no recourse, nor be entitled to pursue any right or remedy, against the Tenants arising from the performance of any of the Guarantors’ obligations under this Guarantee.

In the event of the liquidation, receivership, administration, sequestration or other insolvency or dissolution of the Tenants the Guaranteed Obligations will be deemed to continue to be due and outstanding until fully and unconditionally paid or performed.  The Landlords will be entitled to claim in the liquidation, receivership, administration, sequestration or other insolvency of the Tenants for the full amount of the Guaranteed Obligations and to retain the whole of the dividends from such claim to the exclusion of any rights of the Guarantors as guarantor in competition with the Landlords until the Landlords' claim is satisfied in full.

Exclusion of Set Off

All payments due by the Guarantors under this Guarantee will be made without any retention, deduction, set-off or counterclaim and free from any deduction or withholding for or on account of any taxes or other charges in the nature of taxes imposed by any competent authority.  If any such deduction or withholding shall be required by law the Guarantors will pay the Landlords such additional amount as may be necessary to ensure that the Landlords receive the full amount of the relevant payment as if such deduction or withholding had not been made.

The Guarantors will not be entitled to withhold or restrict performance of any obligation by them  under this Guarantee by reason of any purported right or claim of retention, set off or counterclaim or for any other reason.

Certificate

A certificate signed by any authorised signatory on behalf of the Landlords will, except in the case of manifest error, conclusively constitute the amount of the Guaranteed Obligations or any sum due by the Guarantors under Clause 13 or any other provision of this Guarantee at the relevant time for all purposes of this Guarantee.

Costs

The Guarantors will pay to the Landlords within five Working Days after written demand:

the legal fees and expenses reasonably and properly incurred by the Landlords in connection with the preparation and execution of this Guarantee;

the costs of registering this Guarantee in the Books of Council and Session and of obtaining three extracts (one) of which will be delivered to the Guarantors' solicitors);

the legal fees and expenses reasonably and properly incurred by the Landlords in connection with the preparation and completion of any new lease or assignation entered into under the terms of Clause 5 including the registration dues on such new lease or assignation and of obtaining three extracts (one of which will be delivered to the Guarantors' solicitors);

all Value Added Tax on any of the fees, costs and expenses set out above.

13.2	If any amount specified in Clause 13.1 is not paid within 14 days of demand the Guarantors will pay Interest on such amounts.
13.3	The Guarantors will be responsible for any Land and Buildings Transaction Tax chargeable on any such new lease or assignation.

Notices

Any notice, demand, request or certificate required by this Guarantee will be in writing and may be delivered personally or sent by post to the relevant party using the relevant details specified in Clause 14.3.

Any notice, demand, request or certificate will be deemed to be received:

if delivered personally, (with proof of delivery) at the time of delivery;

if sent by recorded delivery post, 48 hours after the date of posting; and

in the case of fax, at the time when the sender's fax machine confirms transmission;

Provided that if, in the case of personal delivery or transmission by fax, such delivery or transmission occurs outwith normal business hours on a Working Day or on a day which is not a Working Day, delivery will be deemed to occur on the next Working Day.

The details referred to in Clause 14.1 are:

Guarantors

Address:	[ ]

For the attention of:  [       ]

Landlords

Address:             [       ]

For the attention of: [       ];

or such other address or person as may be notified in writing from time to time by the relevant party to the other party for the purposes of this Clause.

Applicable Law and Jurisdiction

This Guarantee is governed by and is to be construed in accordance with the law of Scotland and in so far as not already subject to it, the parties irrevocably submit to the non-exclusive jurisdiction of the Scottish Courts.

Registration

The Guarantors consent to the registration of this Guarantee and any certificate pursuant to this Guarantee for preservation and execution: IN WITNESS WHEREOF

Executed on behalf of Scottish Enterprise by

............................................................................ (signature)

Full Name:...........................................................................

Director/Company Secretary/Authorised Signatory*

at.........................................................................................

on .......................................................................................

* Please delete as applicable

In the presence of this witness:

Witness' Signature:

.............................................................................................

Full name of witness:

……………..........................................................................

Address of witness:

……………..........................................................................

.............................................................................................

.............................................................................................

Executed on behalf of Quotient Limited by

........................................................................... (signature)

Full Name:..........................................................................

Director/Company Secretary/Authorised Signatory*

at........................................................................................

on ......................................................................................

* Please delete as applicable

In the presence of this witness:

Witness' Signature:

……………..........................................................................

Full name of witness:

……………..........................................................................

Address of witness:

……………..........................................................................

.............................................................................................

..............................................................................................

EXHIBIT H

SCOTTISH LEASE SECURITY AGREEMENT

(See attached)

STANDARD SECURITY by Alba Bioscience Limited in favour of Scottish Enterprise
Property: Site 3, Biocampus, Roslin, Midlothian

Shepherd and Wedderburn LLP
191 West George Street Glasgow
G2 2LB
DX GW409 Glasgow
T: +44 (0)141 566 9900
F: +44 (0)141 565 1222
www.shepwedd.co.uk

WE, ALBA BIOSCIENCE LIMITED, incorporated under the Companies Acts in Scotland (Company Number SC310584) and having its Registered Office at Douglas Building, Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PL (hereinafter referred to as "the Proprietor") hereby IN SECURITY of all sums and obligations due and that may become due to SCOTTISH ENTERPRISE, established under the Enterprise and New Towns (Scotland) Act 1990 and having their principal place of business at Atrium Court, 50 Waterloo Street, Glasgow, and their successors and assignees (hereinafter referred to as "the Creditor") in terms of the Lease between the Creditor and the Proprietor dated [insert date] (the “Lease”) (hereinafter referred to as "the Borrower") or any variation or alteration thereof GRANT a Standard Security in favour of the Creditor over the tenants’ interest in the Lease of ALL and WHOLE [insert description and plan from Lease];   The Standard Conditions specified in Schedule 3 to the Conveyancing and Feudal Reform (Scotland) Act 1970, as amended, and any lawful variation thereof operative for the time being shall apply and we, the Borrower and the Proprietor, agree that Standard Condition 5(a) shall be varied to the effect that the sum for which the security subjects shall be insured in terms of said Condition 5(a) shall be reinstatement value and not market value;

1

And we grant warrandice:  IN WITNESS WHEREOF

Executed on behalf of Scottish Enterprise by

........................................................ (signature)

Full Name:........................................................

Director/Company Secretary/Authorised Signatory*

at......................................................................

on ....................................................................

* Please delete as applicable

In the presence of this witness:

Witness' Signature:

........................................................................

Full name of witness:

........................................................................

Address of witness:

........................................................................

........................................................................

........................................................................

Executed on behalf of Alba Bioscience Limited by

........................................................ (signature)

Full Name:........................................................

Director/Company Secretary/Authorised Signatory*

at......................................................................

on ....................................................................

* Please delete as applicable

In the presence of this witness:

Witness' Signature:

........................................................................

Full name of witness:

........................................................................

Address of witness:

........................................................................

........................................................................

........................................................................

2

EXHIBIT I

FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

This Assignment and Transfer Agreement (this “Assignment Agreement”) is entered into as of [________] by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”).  Reference is made to that certain Amended and Restated Credit, Security and Guaranty Agreement, dated as of August ___, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quotient Biodiagnostics, Inc., and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), certain affiliates of Borrowers from time to time party thereto as guarantors,  MidCap Financial Trust, as Agent (in such capacity, together with its successors and assigns, “Agent”), and the financial institutions or other entities from time to time parties thereto, each as a Lender.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, the interests set forth on the schedule attached hereto (the “Schedule”), in and to Assignor’s rights and obligations under the Credit Agreement as of the effective date set forth on the Schedule (the “Effective Date”).  Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.  On the Effective Date, Assignee shall pay to Assignor an amount equal to the aggregate amounts assigned pursuant to the Schedule (exclusive of unfunded portions of the Revolving Loan Commitment).

2. It is the intention of the Assignor and the Assignee that the assignment contemplated hereunder by the Assignor to the Assignee shall constitute a sale and assignment and not a loan or participation.

3. Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Documents or any other instrument or document furnished pursuant thereto, and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any other Credit Party or any other Person or the performance or observance by any Credit Party of its Obligations under the Credit Agreement or any other Financing Documents or any other instrument or document furnished pursuant thereto.

4. Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Financing Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, (v) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement, (vi) represents and warrants that Assignee is not a Foreign Lender or, if it is a Foreign Lender, that it has delivered to Agent the documentation required to be delivered to Agent by Section 14 below, (vii) represents and warrants that Assignee is (or, upon receipt of the required consents hereto by Agent, will become) an Eligible Assignee and (viii) represents and warrants that it has experience and expertise in the making or the purchasing of loans such as the Loans, and that it has acquired the interests described herein for its own account and without any present intention of selling all or any portion of such interests.

5. Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

6. Upon the effectiveness of this Assignment Agreement pursuant to Section 14 below, (i) Agent shall register Assignee as a Lender, pursuant to the terms of the Credit Agreement, (ii) Assignee shall be a party to the Credit Agreement and, to the extent

Midcap / Quotient / Amended and Restated Credit Agreement	1

provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder, (iii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and (iv) Agent shall thereafter make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee.  Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Agent or with respect to the making of this assignment directly between themselves.

7. The Agent for itself and on behalf of each of the Lenders (by virtue of the authorization contained in Section 14.1 (Appointment and Authorization of Agent) of the Credit Agreement), the Assignor and the Assignee agree that with effect from the Effective Date the Assignee, pro rata to its participation (i) becomes a party as a pledgee to the Share Pledge Agreement over the shares in Quotient Suisse SA (the "Swiss Pledge Agreement") and is bound by all the terms and conditions thereof, (ii) assumes all rights and obligations of the Assignor under the Swiss Pledge Agreement and (iii) participates in the security granted pursuant to the Swiss Pledge Agreement.

8. Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Assignment Agreement, including, but not limited to, notifying the Borrower of the execution of this Assignment Agreement and the sale and assignment contemplated hereby.

9. Neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

10. For the purposes hereof and for purposes of the Credit Agreement, the notice address of Assignee shall be as set forth on the Schedule.  Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Credit Agreement.

11. In case any provision in or obligation under this Assignment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS.

13. This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

14. This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same agreement.

15. This Assignment Agreement shall become effective as of the Effective Date upon the satisfaction of each of the following conditions:  (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Agent as evidence of its consent hereto to the extent required pursuant to Section 11.17(a) of the Credit Agreement, (iii) in the event Assignee is a Foreign Lender, the receipt by Agent of United States Internal Revenue Service Forms W-8ECI, W-8EXP, W-8BEN or W-8IMY (as applicable), and such other forms, certificates or documents, including those prescribed by the United States Internal Revenue Service, properly completed and executed by Assignee, certifying as to Assignee’s entitlement to exemption from withholding or deduction of Taxes, and (iv) the receipt by Agent of originals or telecopies of the counterparts described above.  Agent hereby waives the requirement that Assignor pay the $3,500 processing fee as required under Section 11.17(a) of the Credit Agreement.

(Signature Pages Follow)

Midcap / Quotient / Amended and Restated Credit Agreement	2

The parties hereto have duly executed and delivered this Assignment Agreement as of the date first written above.

ASSIGNOR:	[_____________________] By:

Midcap / Quotient / Amended and Restated Credit Agreement

ASSIGNEE:	[________________________[ By:

Midcap / Quotient / Amended and Restated Credit Agreement

CONSENTED TO BY:

MIDCAP FINANCIAL TRUST, a Delaware statutory trust, as Agent

By:        Apollo Capital Management, L.P.,

its investment manager

By:        Apollo Capital Management GP, LLC,

its general partner

By:  ___________________________________

Name:

Title: Authorized Signatory

Midcap / Quotient / Amended and Restated Credit Agreement

Schedule to Assignment Agreement

Assignor:	[___________________]
Assignee:	[___________________]
Effective Date:	[___________________]

Amended and Restated Credit, Security and Guaranty Agreement, dated as of August ___, 2015 (as amended, restated, supplemented or otherwise modified from time to time), among Quotient Biodiagnostics, Inc., and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), certain affiliates of Borrowers from time to time party thereto as guarantors,  MidCap Financial Trust, as Agent (in such capacity, together with its successors and assigns, “Agent”), and the financial institutions or other entities from time to time parties thereto, each as a Lender.

Interests Assigned:

	Term Loan Amount	Term Loan Commitment Amount
Assignor Amounts	$[_________]	$[_________]
Amounts Assigned	$[_________]	$[_________]
Assignor Amounts (post-assignment)	$[_________]	$[_________]
Assignee Amounts (post-assignment)	$[_________]	$[_________]

Assignee Information:

Midcap / Quotient / Amended and Restated Credit Agreement

CREDIT FACILITY SCHEDULE

The following Credit Facilities are specified on this Credit Facility Schedule:

Credit Facility #1:

Credit Facility and Type:     Term

Lenders for and their respective Applicable Commitments to this Credit Facility:

Lender	Applicable Commitment
Midcap Funding V Trust	$15,000,000
MidCap Funding XIII Trust	$15,000,000
Total	$30,000,000

The following defined terms apply to this Credit Facility:

Applicable Interest Period:  means the one-month period starting on the first (1st) day of each month and ending on the last day of such month; provided, however, that the first (1st) Applicable Interest Period for each Credit Extension under this Credit Facility shall commence on the date that the applicable Credit Extension is made and end on the last day of such month.

Applicable Floor:  means two percent (2.0%) per annum for the Applicable Libor Rate.

Applicable Margin:  a rate of interest equal to six and seven one-tenths percent (6.7%) per annum.

Applicable Prepayment Fee:  means the following amount, calculated as of the date (the “Accrual Date”) that the Applicable Prepayment Fee becomes payable in the case of prepayments required under the Financing Documents or the date any voluntary prepayment is made:  (a) for an Accrual Date on or after the Closing Date through and including the date which is twelve (12) months after the Closing Date, five percent (5.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement); (b) for an Accrual Date on or after the date which is twelve (12) months after the Closing Date through and including the date which is twenty-four (24) months after the Closing Date, three percent (3.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement); and (c) for an Accrual Date on or after the date which is twenty-four (24) months after the Closing Date through and including the date immediately preceding the Maturity Date one percent (1.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement).

Commitment Commencement Date:  Closing Date.

Commitment Termination Date:         the close of the Business Day following the Closing Date.

Minimum Credit Extension Amount: $30,000,000

Permitted Purpose: means general working capital needs of the Borrower and to finance the repayment of existing inter-company loans made by the other Credit Parties to the Borrower and the making of inter-company loans by Borrower to the other Credit Parties to fund the general working capital needs of the other Credit Parties.

Midcap / Quotient / Amended and Restated Credit Agreement

Credit Facility #2:

Credit Facility and Type:     Term

Lenders for and their respective Applicable Commitments to this Credit Facility:

Lender	Applicable Commitment
Midcap Funding V Trust	$2,500,000
MidCap Funding XIII Trust	$2,500,000
Total	$5,000,000

The following defined terms apply to this Credit Facility:

Applicable Interest Period:  means the one-month period starting on the first (1st) day of each month and ending on the last day of such month; provided, however, that the first (1st) Applicable Interest Period for each Credit Extension under this Credit Facility shall commence on the date that the applicable Credit Extension is made and end on the last day of such month.

Applicable Floor:  means two percent (2.0%) per annum for the Applicable Libor Rate.

Applicable Margin:  a rate of interest equal to six and seven one-tenths percent (6.7%) per annum.

Applicable Prepayment Fee:  means the following amount, calculated as of the date (the “Accrual Date”) that the Applicable Prepayment Fee becomes payable in the case of prepayments required under the Financing Documents or the date any voluntary prepayment is made:  (a) for an Accrual Date on or after the Closing Date through and including the date which is twelve (12) months after the Closing Date, five percent (5.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement) ; (b) for an Accrual Date on or after the date which is twelve (12) months after the Closing Date through and including the date which is twenty-four (24) months after the Closing Date, three percent (3.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement); and (c) for an Accrual Date on or after the date which is twenty-four (24) months after the Closing Date through and including the date immediately preceding the Maturity Date one percent (1.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement).

Commitment Commencement Date:  MosaiQ CE Mark Approval Date.

Commitment Termination Date:        January 31, 2017.

Minimum Credit Extension Amount: $5,000,000

Permitted Purpose: means general working capital needs of the Borrower and to finance the repayment of existing inter-company loans made by the other credit parties to the Borrower and the making of inter-company loans by Borrower to the other Credit Parties to fund the general working capital needs of the other Credit Parties

Applicable Funding Conditions:

(a) Lenders shall have received warrants to purchase shares of Quotient Limited’s fully registered common stock equal to $300,000 divided by the “exercise price”, each in form and substance substantially similar to the First Tranche Warrants, or otherwise reasonably satisfactory to Agent and Lenders (the “Second Tranche Warrants”), with the “exercise price” set at the Fair Market Value (as defined in the First Tranche Warrant) as of the issue date based on a valuation period of the ten Trading Days (as defined in the First Tranche Warrant) immediately prior to such issue date; and

(b) MosaiQ CE Mark Approval Date shall have occurred.

Midcap / Quotient / Amended and Restated Credit Agreement

Credit Facility #3:

Credit Facility and Type:     Term

Lenders for and their respective Applicable Commitments to this Credit Facility:

Midcap Funding V Trust	$7,500,000
MidCap Funding XIII Trust	$7,500,000
Total	$15,000,000

The following defined terms apply to this Credit Facility:

Applicable Interest Period:  means the one-month period starting on the first (1st) day of each month and ending on the last day of such month; provided, however, that the first (1st) Applicable Interest Period for each Credit Extension under this Credit Facility shall commence on the date that the applicable Credit Extension is made and end on the last day of such month.

Applicable Floor:  means two percent (2.00%) per annum for the Applicable Libor Rate.

Applicable Margin:  a rate of interest equal to six and seven one-tenths percent (6.70%) per annum.

Applicable Prepayment Fee:  means the following amount, calculated as of the date (the “Accrual Date”) that the Applicable Prepayment Fee becomes payable in the case of prepayments required under the Financing Documents or the date any voluntary prepayment is made:  (a) for an Accrual Date on or after the Closing Date through and including the date which is twelve (12) months after the Closing Date, five percent (5.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement); (b) for an Accrual Date on or after the date which is twelve (12) months after the Closing Date through and including the date which is twenty-four (24) months after the Closing Date, three percent (3.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement); and (c) for an Accrual Date on or after the date which is twenty-four (24) months after the Closing Date through and including the date immediately preceding the Maturity Date one percent (1.0%) multiplied by the aggregate amount of the Credit Extensions made under this Agreement (or, in the case of a partial prepayment, multiplied by the product of the aggregate amount of the Credit Extensions made under this Agreement and a fraction equal to the principal amount of Credit Extensions being prepaid or required to be prepaid  (whichever is greater) divided by the aggregate amount of the Credit Extensions made under this Agreement).

Commitment Commencement Date:  MosaiQ Consumables Sale Date.

Commitment Termination Date:        June 30, 2017.

Minimum Credit Extension Amount: $15,000,000.

Permitted Purpose: means general working capital needs of the Borrower and to finance the repayment of existing inter-company loans made by the other credit parties to the Borrower and the making of inter-company loans by Borrower to the other Credit Parties to fund the general working capital needs of the other Credit Parties

Midcap / Quotient / Amended and Restated Credit Agreement

Applicable Funding Conditions:

(a) Lenders shall have received warrants to purchase shares of Quotient Limited’s fully registered common stock equal to $900,000 divided by the “exercise price”, each in form and substance substantially similar to the First Tranche Warrants or otherwise reasonably satisfactory to Agent and Lenders (the “Third Tranche Warrants”), with the “exercise price” set at the Fair Market Value (as defined in the First Tranche Warrant) as of the issue date based on a valuation period of the ten Trading Days (as defined in the First Tranche Warrant) immediately prior to such issue date;

(b) MosaiQ Consumables Sale Date shall have occurred; and

(c) Credit Facility #2 shall have been fully funded.

Midcap / Quotient / Amended and Restated Credit Agreement

AMORTIZATION SCHEDULE (FOR EACH CREDIT FACILITY)

Term Credit Facility #1

Commencing on the Initial Payment Date (as defined below), and continuing on each Payment Date thereafter, in an amount equal to (i) the original principal amount of such Term Credit Facility divided by (ii) the number of remaining Payment Dates.

Term Credit Facility #2

Commencing on the Initial Payment Date and continuing on each Payment Date thereafter, in an amount equal to (i) the original principal amount of such Term Credit Facility divided by (ii) the number of remaining Payment Dates.

Term Credit Facility #3

Commencing on the Initial Payment Date (or if the Initial Payment Date commenced on or prior to the funding of Term Credit Facility #3, on the first day of the first calendar month following such funding) and continuing on each Payment Date thereafter, in an amount equal to (i) the original principal amount of such Term Credit Facility divided by (ii) the number of remaining Payment Dates.

“Initial Payment Date” means the first day of the nineteenth full calendar month following the Closing Date provided, however, if Agent has received satisfactory evidence that the MosaiQ CE Mark Approval Date has occurred prior to the first day of the nineteenth full calendar month following the Closing Date, then the “Initial Payment Date” shall be extended to the first day of the twenty-fifth full calendar month following the Closing Date.

Midcap / Quotient / Amended and Restated Credit Agreement

POST CLOSING OBLIGATIONS SCHEDULE

Credit Parties shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its sole and absolute discretion:

(1) Credit Parties shall, by the date that is thirty (30) days following the Closing Date (or such later date as Agent may agree in its sole discretion), provide an Access Agreement in respect of  Borrower’s facility located at 2240 Outer Loop, Louisville, KY 40219, USA.

Credit Parties’ failure to complete and satisfy any of the above obligations on or before the date indicated above, or Credit Parties failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate and automatic Event of Default.

Midcap / Quotient / Amended and Restated Credit Agreement

CLOSING DELIVERIES SCHEDULE

1.	duly executed original signatures to the Financing Documents to which Borrower is a party;
2.

duly executed original Secured Promissory Notes in favor of each Lender with a face amount equal to the portion of such Lender’s Applicable Commitment under each Credit Facility to be funded on such date;

3.

the Operating Documents of each Credit Party and good standing certificates (or, to the extent applicable, the equivalent in the relevant jurisdiction of organization of such Credit Party) of each Credit Party certified by the Secretary of State of the state(s) of organization of such Credit Party or another applicable government official, if customary, as of a date no earlier than thirty (30) days prior to the Closing Date;

4.

good standing certificates dated as of a date no earlier than thirty (30) days prior to the Closing Date to the effect that each Credit Party is qualified to transact business in all states in which the nature of such Credit Party’s business so requires;

5.	duly executed original signatures to the completed Borrowing Resolutions for each Credit Party;
6.

certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

7.	the Perfection Certificate executed by Borrower;
8.	a legal opinion of Borrower’s U.S. counsel dated as of the Closing Date together with the duly executed original signatures thereto;
9.	legal opinions of Agent’s counsel in Scotland, Jersey and Switzerland dated as of the Closing Date together with the duly executed original signatures thereto;
10.

evidence satisfactory to Agent that the insurance policies required by Article 6 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Agent, for the ratable benefit of the Lenders;

11.	payment of the fees and expenses of Agent and Lenders then accrued, including pursuant to the Fee Letters;
12.	a duly executed original Secretary's Certificate for each Credit Party dated as of the Closing Date which includes copies of the completed Borrowing Resolutions for such Credit Party;
13.	timely receipt by the Agent of an executed disbursement letter;
14.

a certificate executed by a Responsible Officer of Borrower, in form and substance satisfactory to Agent, which shall certify as to certain conditions to the funding of the Credit Extensions on the Closing Date;

15.

Lenders (or their Affiliates) shall have received warrants to purchase shares of Quotient Limited’s fully registered common stock equal to $1,800,000 divided by the exercise price, which shall be US$16.14 per share, each in form and substance satisfactory to Agent and Lenders (the “First Tranche Warrants”);

16.	all notices and acknowledgements required under the Jersey Security Document being a notice to QBD (QS IP) Limited substantially in the relevant form set out in the Jersey Security Document;
17.	a signed and dated directors' certificate to be given by two directors of each of Quotient Limited and QBD (QS IP) Limited to accompany the legal opinion of Bedell Cristin Jersey Partnership;
18.	a search by Bedell Cristin Jersey Partnership, at the Jersey Financial Services Commission and the Viscount's Department in relation to each of Quotient Limited and QBD (QS IP) Limited.
19.

the minutes of a meeting of the shareholders of Quotient Suisse unanimously approving and authorizing the execution, delivery and performance of the Amended and Restated Credit Agreement and the other Financing Documents and that the Swiss Security Documents shall continue to be in full force and effect;

Midcap / Quotient / Amended and Restated Credit Agreement

20.

a resolution passed by the board of directors of Quotient Suisse approving and authorizing the execution, delivery and performance of the Amended and Restated Credit Agreement and the other Financing Documents and that the Swiss Security Documents shall continue to be in full force and effect;

21.	a certified extract from the register of commerce of Quotient Suisse and a certified copy of the articles of association (Statuten) of Quotient Suisse; and
22.

a certificate of the secretary or other officer of Quotient Suisse in charge of maintaining books and records of Quotient Suisse certifying as to (A) the articles of association of Quotient Suisse attached to such certificate are complete and correct copies of such articles of association as in effect on the date of such certification, (B) the resolutions of Quotient Suisse's board of directors and the minutes of Quotient Suisse's extraordinary shareholder's meeting approving and authorizing the execution, delivery and performance of the Amended and Restated Credit Agreement and the other Financing Documents and that the Swiss Share Pledge shall continue to be in full force and effect and (C) a certified extract from the register of commerce with respect to Quotient Suisse.

Midcap / Quotient / Amended and Restated Credit Agreement

DISCLOSURE SCHEDULE

Scheduled Permitted Liens

Debtor	Secured Party	Collateral	State and Jurisdiction	Filing Date and Number (include original file date and continuations, amendments, etc.)
Fid Fund Management SA	Quotient Suisse SA	CHF 305,000 rent deposit in blocked Credit Suisse account.	Switzerland	IBAN CH54 0483 5164 3084 5000 O

Scheduled Permitted Indebtedness

Debtor	Creditor	Amount of Indebtedness outstanding as of June 30, 2015	Maturity Date
Alba Bioscience Limited	Lombard, 3 Princess Way, Redhill, Surrey RH1 1NP

Hire purchase facility amounting to £700,000 (Seven hundred thousand pounds sterling).  Amounts outstanding at June 30, 2015 are:

Agreement number P001325225 - £31,890

Agreement number P001411643 - £29,052

Agreement number

P001648291 - £153,407

Agreement number P001648292 - £151,173

Agreement number P001325225 – 30 November 2015 Agreement number P001411643 – 31 March 2016 Agreement number P001648291 – 31 July 2019 Agreement number P001648292 – 31 May 2020
Alba Bioscience Limited	IBM Financial Services Limited, PO Box 41, North Harbour, Portsmouth PO6 3AU	Hire purchase agreement number GBEJ-9GEKSA-7 - £44,567	Agreement number GBEJ-9GEKSA-7 31 January 2017
Alba Bioscience Limited	Royal Bank of Scotland, St Andrew Square, Edinburgh	Corporate credit card facility of £90,000. Balance utilized at June 30, 2015 was £25,463	Indefinite facility
Alba Bioscience Limited	Scottish Enterprise Atrium Court 50 Waterloo Street Glasgow G2 6HQ

Contingent liability relating to grants of £1,791,000 from Scottish Enterprise for the development of the MosaiQ project (formerly known as Q Screen).  The terms of the grant provide for the full amount received to be repayable in the event that Scottish Enterprise are not satisfied with the progress of the project.  Alba considers it unlikely that any amounts will be repayable.

Quotient Biodiagnostics Inc	American Express PO Box 1270 Newark NJ 07101-1270	Corporate credit card facility. Account : 3767 4110 0035 2009. No formal credit limit.	Indefinite facility
Quotient Suisse SA	Jungheinrich AG, Holzikerstrasse 5, 5042 Hirschthal, Switzerland	Hire purchase agreement no 5024016127 Amount outstanding at June 30, 2015 was CHF39,318	September 30, 2018
Quotient Suisse SA	Credit Suisse, Rue Pichard 22, PO Box 5722, 1002 Lausanne, Switzerland	Corporate credit card facility with a credit limit of CHF25,000.	Indefinite facility

Midcap / Quotient / Amended and Restated Credit Agreement

Schedule Permitted Investments

Debtor	Type of Investment	Date	Amount Outstanding as of _______

Scheduled Material Agreements

1. Master Development Agreement between the Technology Partnership PLC and Alba Bioscience Limited dated 4 January 2010.

2. Umbrella Supply Agreement between Ortho Clinical Diagnostics and Alba Bioscience Limited dated 1 December 2004 as amended and updated.

3. Intellectual Property Rights Agreement between The Technology Partnership PLC and QBD (QS IP) Limited dated March 4, 2014.

4. Instrument Development Agreement between STRATEC Biomedical AG and QBD (QS IP) Ltd dated January 7, 2014.

5. Supply and Manufacturing Agreement between STRATEC Biomedical AG and QBD (QS-IP) Limited dated April 1, 2014.

6. Construction Contract Agreement between MW High Tech Projects UK Limited and Quotient Suisse SA dated October 27, 2014.

7. Distribution and Supply Agreement by and between Ortho Clinical Diagnostics, QBD (QS-IP) Limited and Quotient Suisse SA dated January 29, 2015.

Scheduled Litigation

None.

Scheduled ownership interest in any Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents or investment property

1. None

Midcap / Quotient / Amended and Restated Credit Agreement

INTELLECTUAL PROPERTY SCHEDULE

Please note that the applicable Credit Party owner/licensee of all the Intellectual Property mentioned in this Intellectual Property Schedule is Alba Bioscience Limited, unless otherwise stated.

All Intellectual Property referenced below is owned, not licensed, unless otherwise noted below.

Licenses & Registrations - USA

US Establishment Registration

Registered	Number	Jurisdiction	Market	Owner Name	Scope
US FDA	FEI 3003580203	Regulatory Authority	USA	Alba Bioscience Limited

21 CFR, Part 600, Biological products general

21 CFR, Part 800, Medical devices

21 CFR, Part 820, Quality system regulations - Facility and red cell manufacturing processes last inspected February 2011

US Agent

Contact Name	Company	Address	Tel.	Email Address
Jeremy Stackawitz	Quotient Biodiagnostics Inc.	301 South State Street, Suite S-204 Newtown, PA 18940	1-888-284-1901	jeremy.stackawitz@quotientbd.com

US Licensed Products

License Number	Products	License Applicant	Intended Use	Contract Type	Approval Date
1807

Monoclonal blood grouping reagents, Anti-A Z001U, Anti-B Z015U, Anti-A,B Z023U, Anti-D alpha Z031U, Anti-D beta Z036U, Anti-D delta Z039U, Anti-D blend Z041U, Anti-E Z073U, Anti-c Z083U, Anti-k Z137U, Anti-M Z171U, Anti-N Z176U, Anti-Lea Z212U, Anti-Leb Z217U, Anti-Lub Z223U

		Alba Bioscience Limited	Detection and identification of human group A, B, AB, RhD, c, E, k, Lea, Leb, Lub, M, N red blood cells by direct agglutination	Alba Manufacturer / QBD Distributor	16 October 2009

2-3% Reagent Red Blood Cells, A1 Z401U, A2 Z406U, B Z411U and Orr Z421U for Reverse Grouping, Antibody Screen (untreated) Z451U, Antibody Identification Panels (papain-treated and untreated) Z471U and Z472U

		Alba Bioscience Limited	Reverse grouping, detection/identification of unexpected antibodies	Alba Manufacturer / QBD Distributor	13 January 2012
	Polyclonal blood grouping reagents, Anti-K Z131, Anti-Fya Z151, Anti-Fyb Z153, Anti-s Z186, Anti-Wra Z231	Alba Bioscience Limited	blood grouping reagents for the in vitro detection and identification of human group K, Fya, Fyb, Wra and s positive red blood cells by the indirect antiglobulin test	Alba Manufacturer / QBD Distributor	27 September 2012

Midcap / Quotient / Amended and Restated Credit Agreement

US Licensed Products – OEM

License Number	Products	License Applicant	Contract Type
1798	Anti-k finished bulk, product code Z649, Anti-Lea finished bulk, product code Z680	Biotest Medical Diagnostics GmbH (now BioRad)	Contract Manufacturing Agreement

510(k) Clearances

510(k) Number	Products	Intended Use	Contract Type	510(k) Clearance Date
BK050005	Quant-Rho® FITC Anti-D,product code Z499	For the estimation of FMH by in vitro labelling of RhD positive cells for analysis by flow cytometry.	Alba Manufacturer / QBD Distributor	27 September 2005
BK070033	AlbaQ-Chek® Kit (whole blood controls), product code Z498	For use as controls of blood grouping reagents in column agglutination techniques.	Alba Manufacturer / OCD Distributor	18 June 2007

510(k) Number	Products	Intended Use	Contract Type	510(k) Clearance Date
BK080027	Anti-D Control, product code Z271	For use as a negative control in conjunction with Alba Bioscience monoclonal Anti-D reagents.	Alba Manufacturer / QBD Distributor	29 July 2008
BK080051	Fetalscreen II, product code Z488	Qualitative Screening Test for RhD (Rho) positive fetal red blood cells in the maternal circulation.	Alba Manufacturer / OCD Distributor	8 April 2009
BK090030	ALBAcheck® Simulated Whole Blood Control, product code Z489	For ABO, Rh and Kell and antibody screening controls on the Immucor Galileo and Echo blood typing systems.	Alba Manufacturer / QBD Distributor	14 June 2010
BK100005	ALBAcyte® IgG Sensitized Red Blood Cells, product code Z441U	For the control of the Indirect Antiglobulin Test (IAT) and Direct Antiglobulin Test (DAT).	Alba Manufacturer / QBD Distributor	26 August 2010

Midcap / Quotient / Amended and Restated Credit Agreement

510(k) Exempt/RUO/Non-IVD Products

Category	Products	Intended Use	Contract Type	Marketing Date (First Shipment to US)
Non-IVD	Competency Training Kit, product code Z275U	For use as an internal, self assessment of both individual operators and of antibody screening testing platforms.	Alba Manufacturer / QBD Distributor	October 2008
RUO	ALBAclone® Advanced Partial RhD Typing Kit, product code Z293U	For the in vitro classification of human partial RhD and weak D types 1 and 2 by indirect agglutination. The product is not suitable for routine RhD typing.	Alba Manufacturer / QBD Distributor	October 2004
510(k) Exempt	ALBAlect Anti-A1 Lectin, product code Z241U	For the in vitro detection and identification of human A1 red blood cells by direct agglutination.	Alba Manufacturer / QBD Distributor	December 2007
510(k) Exempt	BSA 22%, product code Z305U	For the potentiation of agglutination reactions in blood group serology tests.	Alba Manufacturer / QBD Distributor	October 2009
510(k) Exempt	ALBAhance PEG 4000, product code Z312U	Potentiating reagent for the detection of red cell antibodies in human serum or plasma.	Alba Manufacturer / QBD Distributor	June 2010
510(k) Exempt	LISS Additive Reagent, product code Z333U	For use as a potentiator in antibody detection, antibody identification and compatibility test procedures.	Alba Manufacturer / QBD Distributor	June 2010
Evaluation Kit	QBD Evaluation Kit (A,B,AB,D), product code ZEVL1	Detection and identification of human group A, B, AB, RhD red blood cells by direct agglutination	Alba Manufacturer / QBD Distributor	October 2009

Midcap / Quotient / Amended and Restated Credit Agreement

Licenses - Canada

Health Canada Licences – Class III

Classification	Products	License Number	Applicant	Approval Date
III	Monoclonal ABO Typing Serums Z001, Z011, Z015, Z021, Z023	Licence 74799	Alba Bioscience Limited	29 August 2007
III	Monoclonal Rhesus Antisera Z031, Z036, Z039, Z041, Z063, Z073, Z083, Z113	Licence 76758	Alba Bioscience Limited	04 April 2008
III	Rare Monoclonal Antisera Z137, Z171, Z176, Z212, Z217, Z223, Z244	Licence 77736	Alba Bioscience Limited	06 August 2008
III	Rare Polyclonal Antisera Z103, Z131, Z139, Z151, Z153, Z186, Z191, Z221, Z231, Z248	Licence 77539	Alba Bioscience Limited	09 July 2008
III	Anti-Human Globulin Reagents Z350, Z356	Licence 76757	Alba Bioscience Limited	04 April 2008
III	A1 and B (Reverse Grouping) Red Cells (3%) Z401/Z411	Licence 75911	Alba Bioscience Limited	17 December 2007
III	Anti-Human Globulin Control Serums Z251, Z261, Z262, Z263, Z264, Z265, Z271	Licence 75975	Alba Bioscience Limited	31 December 2007
III	ALBAclone® Advanced Partial RhD Typing Kit Z293	Licence 77927	Alba Bioscience Limited	10 June 2008
III	Anti-A1 Lectin Dolichos biflorus blood grouping serum Z241	Licence 76468	Alba Bioscience Limited	04 March 2008
III	O Adult I Cells (2-3%) Z431	Licence 76469	Alba Bioscience Limited	04 March 2008
III	IgG Sensitised Cells (5%) Z441	Licence 76470	Alba Bioscience Limited	04 March 2008
III	3 Cell Antibody Screening Z451/Z452	Licence 76471	Alba Bioscience Limited	04 March 2008
III	10 Cell Antibody Identification Z471/Z472	Licence 76472	Alba Bioscience Limited	04 March 2008
III	Red Cells used for Controls of Serological Testing – Not Rhesus grouping Z406, Z413, Z414, Z415, Z435	Licence 77363	Alba Bioscience Limited	13 June 2008
III	Red Cells for Control of Rhesus Grouping Procedures Z416, Z417, Z421, Z427	Licence 77364	Alba Bioscience Limited	13 June 2008
III	AlbaQ-Chek Simulated Whole Blood Controls Z489	Licence 76004	Alba Bioscience Limited	10 January 2008
III	Fetalscreen II Z488	Licence 82903	Alba Bioscience Limited	10 January 2008

Midcap / Quotient / Amended and Restated Credit Agreement

Health Canada Licences Class II

Classification	Products	License Number	Applicant	Approval Date
II	PBS Concentrate Z332	Licence 73171	Alba Bioscience Limited	23 January 2007
II	ALBAcheck®- BGS AB Serum Z281	Licence 73172	Alba Bioscience Limited	23 January 2007
II	ALBAcheck®- BGS Proficiency Test Z275	Licence 73173	Alba Bioscience Limited	23 January 2007
II	Quant-Rho™ FITC Anti-D Z499	Licence 73175	Alba Bioscience Limited	23 January 2007
II	Anti-Human C3 Z360	Licence 73609	Alba Bioscience Limited	20 March 2007
II	Enzyme Control Glycine soja Z256	Licence 73610	Alba Bioscience Limited	20 March 2007
II	0.5% Bromelin Z311	Licence 73611	Alba Bioscience Limited	20 March 2007
II	1% Papain Z316	Licence 73612	Alba Bioscience Limited	20 March 2007

Midcap / Quotient / Amended and Restated Credit Agreement

Midcap / Quotient / Amended and Restated Credit Agreement

Trademarks and Servicemarks
Mark/Status	App and Reg Dates	App. No./Reg. No.	Owner/Company
ALBA BIOSCIENCE Registered	Filed: July 19, 2005 Registered December 7, 2010	App. No.:79015047 Reg. No.:3885465 International Registration Number:0861345	ALBA BIOSCIENCE LIMITED
ALBA BIOSCIENCE and Design Registered	Filed: April 25, 2006 Registered June 1, 2010	App. No.:79027504 Reg. No.:3795828 International Registration Number: 894982	ALBA BIOSCIENCE LIMITED
ALBA Q-CHEK Registered	Filed: November 1, 2006 Registered August 1, 2014	App. No.:76668476 Reg. No.:3376763	ALBA BIOSCIENCE LIMITED
ALBACHECK (Stylized) Registered	Filed: September 5, 2005 Registered June 17, 2014	App. No.:79020026 Reg. No.:3344383 International Registration Number: 0874434	ALBA BIOSCIENCE LIMITED
ALBACLONE (Stylized) Registered	Filed September 5, 2005 Registered July 31, 2014	App. No.:79023951 Reg. No.:3382053 International Registration Number: 0885135	ALBA BIOSCIENCE LIMITED
ALBAHANCE Published	Filed: May 7, 2014 Published: December 2, 2014	App. No.:86274373	ALBA BIOSCIENCE LIMITED
ALBALECT Registered	Filed: May 7, 2014 Registered June 30, 2015	App. No.:86274393 Reg. No.:4763117	ALBA BIOSCIENCE LIMITED
ALBASERA Registered	Filed: April 5, 2007 Registered January 29, 2015	App. No.:79038484 Reg. No.:3462524 International Registration Number: 0924187	ALBA BIOSCIENCE LIMITED
ALBASURE Published	Filed: May 7, 2014 Published December 2, 2014	App. No.:86274360	ALBA BIOSCIENCE LIMITED

Midcap / Quotient / Amended and Restated Credit Agreement

Trademarks and Servicemarks
Mark/Status	App and Reg Dates	App. No./Reg. No.	Owner/Company
ALBAZYME Published	Filed: May 7, 2014 Published December 2, 2014	App. No.:86274409	ALBA BIOSCIENCE LIMITED
QUANT-RHO (Stylized) Registered	Filed: May 14, 2003 Registered August 29, 2011	App. No.:76514111 Reg. No.:2980428	ALBA BIOSCIENCE LIMITED

Midcap / Quotient / Amended and Restated Credit Agreement

Material License AgreementS
Name and Address of Licensor	Name and Date of License Agreement	Exclusive License? (Yes/No)	Restrictions to grant a lien? (Yes/No)	Default or Termination affect Agent’s ability to sell or assign? (Yes/No)

The Technology Partnership PLC (“TTP”) located at Melbourn Science Park, Melbourn, Hertfordshire, SG8 6EE

*Please note that all Intellectual Property arising out of this TTP Master Development Agreement is licensed Intellectual Property.

	Master Development Agreement dated January 4, 2010	Partially exclusive.	N	No, so long as the license was granted prior to default or termination.
QBD (QS-IP) Limited PO Box 1075, Elizabeth House, 9 Castle Street, Jersey, JE4 2PQ, Channel Islands	Intellectual Property Rights Agreement dated March 4, 2014	No.	No	No.
TTP located at Melbourn Science Park, Melbourn, Hertfordshire, SG8 6EE	Intellectual Property Rights Agreement dated March 4, 2014	No for two licenses and yes for one license.	No.	Yes.
QBD (QS-IP) Limited and Quotient Suisse SA PO Box 1075, Elizabeth House, 9 Castle Street, Jersey, JE4 2PQ, Channel Islands	Distribution and Supply Agreement dated January 29, 2015	Yes (for a certain territory).	Yes.	Yes.
STRATEC Biomedical AG located at Gewerbestrasse 37, D-75217 Birkenfeld-Graefenhausen, Germany	Supply and Manufacturing Agreement dated April 1, 2014	Yes for one license and no for the other license.	No.	Yes.
STRATEC Biomedical AG located at Gewerbestrasse 37, D-75217 Birkenfeld-Graefenhausen, Germany	Instrument Development Agreement dated January 7, 2014

No for one license and partially exclusive for one license. (Note that the licenses granted pursuant to this Instrument Development Agreement are for IP that may be developed under this Instrument Development Agreement.)

			No.	Yes.
QBD (QS IP) Ltd located at PO Box 1075, Elizabeth House, 9 Castle Street, Jersey, JE4 2PQ, Channel Islands	Instrument Development Agreement dated January 7, 2014	No.	No.	Yes.

Midcap / Quotient / Amended and Restated Credit Agreement

PATENT APPLICATION IN THE UNITED KINGDOM
Applicant	Application Number	Product	Application Date
QBD (QS-IP) Limited	1402174.5	Cross matching in relation to the MosaiQ project.	07 February 2014
QBD (QS-IP) Limited	1403115.7	Red cell addition control	21 February 2014

Midcap / Quotient / Amended and Restated Credit Agreement

PRODUCTS SCHEDULE

See the products in the above Intellectual Property Schedule, all of which are incorporated by reference herein.

Marked Products

Product Code	Product Description	Classification
FD039B	ORTHOTM Sera Anti D (DVI)	Annex II - List A
FD041B	ORTHOTM Sera Anti-D (IAT)	Annex II - List A
FD132B	ORTHOTM Sera Anti-K	Annex II - List A
Z001	ALBAclone® Anti-A (LA2) 10ml	Annex II - List A
Z011	ALBAclone® Anti-B (LB2) 10ml	Annex II - List A
Z021	ALBAclone® Anti A,B (LA2, LB2, ES15) 10ml	Annex II - List A
Z031	ALBAclone® Anti-D alpha IgM (LDM1) 10ml	Annex II - List A
Z036	ALBAclone® Anti-D beta (LDM3) 10ml	Annex II - List A
Z039	ALBAclone® Anti-D (ESD1-M) optimum 10ml	Annex II - List A
Z041	ALBAclone® Anti-D (LDM3/ESD1) blend 10ml	Annex II - List A
Z063	ALBAclone® Anti-C (P3X25513G8) 5ml	Annex II - List A
Z073	ALBAclone® Anti-E (DEM1) 5ml	Annex II - List A
Z083	ALBAclone® Anti-c (H48) 5ml	Annex II - List A
Z094A	ALBAclone® Anti-e (P3GD512,MS63) 5ml	Annex II - List A
Z131	ALBAsera® Anti-K Indirect (polyclonal) 5ml	Annex II - List A
Z401	ALBAcyte® Reagent Red Cells A1 10ml	Annex II - List A
Z411	ALBAcyte® Reagent Red Cells B 10ml	Annex II - List A
FD151B	ORTHOTM Sera Anti-Fya	Annex II - List B
FD153B	ORTHOTM Sera Anti-Fyb	Annex II - List B
FD162B	ORTHOTM Sera Anti-Jka	Annex II - List B
FD166B	ORTHOTM Sera Anti-Jkb	Annex II - List B
Z151	ALBAsera® Anti-Fya Indirect 5ml	Annex II - List B
Z153	ALBAsera® Anti-Fyb Indirect 2ml	Annex II - List B
Z162	ALBAclone® Anti-Jka (P3HT7) 2ml	Annex II - List B
Z166	ALBAclone® Anti- Jkb (P3.143) 2ml	Annex II - List B
Z350	Polyspecific AHG 10x10ml	Annex II - List B
Z356	Monospecific Anti-IgG 3x10ml	Annex II - List B
Z451	ALBAcyte® Antibody Screening Cells 3 x 10ml	Annex II - List B
Z455	ALBAcyte® Reagent Red Cells for Antibody Screening (0.8%) 3x10ml	Annex II - List B
Z458	ALBAcyte® Reagent Red Cells for Antibody Identification Native (0.8%) 11x4ml	Annex II - List B
Z459	ALBAcyte® Reagent Red Cells for Antibody Identification Papainised (0.8%) 11x4ml	Annex II - List B
Z466	ALBAcyte® RhD Negative Reagent Red Cells for Antibody Screening (0.8%) 3x5ml	Annex II - List B
Z471	ALBAcyte® Antibody Identification Panels 10 x 10ml	Annex II - List B
Z472	ALBAcyte® Antibody Identification Panels 10 x 10ml	Annex II - List B
FD171B	ORTHOTM Sera Anti-M	Annex III (self declaration)
FD176B	ORTHOTM Sera Anti-N	Annex III (self declaration)
FD182B	ORTHOTM Sera Anti-S	Annex III (self declaration)
FD186B	ORTHOTM Sera Anti-s	Annex III (self declaration)
FD202B	ORTHOTM Sera Anti-P1	Annex III (self declaration)
FD212B	ORTHOTM Sera Anti-Lea	Annex III (self declaration)
FD217B	ORTHOTM Sera Anti-Leb	Annex III (self declaration)

Midcap / Quotient / Amended and Restated Credit Agreement

Product Code	Product Description	Classification
FD483G	Grifols DG Gel DUO QC Kit	Annex III (self declaration)
Z102	ALBAsera® Anti-Cw Indirect (polyclonal) 5ml	Annex III (self declaration)
Z137	ALBAclone® Anti-k (Lk1/LKL1) 2ml	Annex III (self declaration)
Z139	ALBAsera® Anti-Kpa Indirect 2ml	Annex III (self declaration)
Z171	ALBAclone® Anti-M (LM1) 5ml	Annex III (self declaration)
Z176	ALBAclone® Anti-N (LN3) 5ml	Annex III (self declaration)
Z182	ALBAclone® Anti-S (P3S13JS123) 2ml	Annex III (self declaration)
Z186	ALBAsera® Anti-s Indirect 2ml	Annex III (self declaration)
Z191	ALBAsera® Anti-Vw Indirect 2ml	Annex III (self declaration)
Z202	ALBAclone® Anti-P1 (650) 5ml	Annex III (self declaration)
Z212	ALBAclone® Anti-Lea (LEA2) 5ml	Annex III (self declaration)
Z217	ALBAclone® Anti Leb (LEB2) 5ml	Annex III (self declaration)
Z221	ALBAsera® Anti-Lua Indirect 2ml	Annex III (self declaration)
Z223	ALBAclone® Anti-Lub (LU2) 2ml	Annex III (self declaration)
Z231	ALBAsera® Anti-Wra Indirect 2ml	Annex III (self declaration)
Z241	Anti-A1 Lectin (Dolichos biflorus) 3x5mL	Annex III (self declaration)
Z244	ALBAclone® Anti-H (LH1) 2ml	Annex III (self declaration)
Z250	DiaSure Sensitivity Control Kit 4x5mL	Annex III (self declaration)
Z251	ALBAcheck® - BGS Anti-D 0.3 iu/ml 10x10mL	Annex III (self declaration)
Z252	ALBAcheck® - BGS Anti-c (weak) 3x5mL	Annex III (self declaration)
Z253	ALBAcheck® - BGS Anti-Fya (weak) 3x5mL	Annex III (self declaration)
Z256	ALBAcheck® - BGS Enzyme Control (Glycine soja) 10x10mL	Annex III (self declaration)
Z257	ALBAcheck® - BGS High Titre Controls 4x6mL	Annex III (self declaration)
Z262	ALBAcheck® - BGS Anti-D <0.1 iu/ml 3x5mL	Annex III (self declaration)
Z263	ALBAcheck® - BGS Anti-D 0.05 iu/ml 3x5mL	Annex III (self declaration)
Z271	ALBAcheck® - BGS Anti-D Reagent Control 10x10ml	Annex III (self declaration)
Z281	ALBAcheck® - BGS AB Serum (human) 5ml	Annex III (self declaration)
Z293	ALBAclone® Advanced Partial RhD Kit 12x2mL	Annex III (self declaration)

Midcap / Quotient / Amended and Restated Credit Agreement

Product Code	Product Description	Classification
Z311	Bromelin (0.5%) 10x5ml	Annex III (self declaration)
Z316	Papain (1%) 10x5ml	Annex III (self declaration)
Z332	Phosphate Buffer Concentrate 10x25mL	Annex III (self declaration)
Z360	Anti-Human C3 (Monoclonal) 1x3ml	Annex III (self declaration)
Z406	ALBAcyte® Reagent Red Cells A2 10ml	Annex III (self declaration)
Z416	ALBAcyte® Reagent Red Cells OR1r 5ml	Annex III (self declaration)
Z421	ALBAcyte® Reagent Red Cells Orr 10ml	Annex III (self declaration)
Z427	ALBAcyte® Reagent Red Cells DVI 5ml	Annex III (self declaration)
Z441	ALBAcyte® Reagent Red Cells IgG Sensitised Cells 10ml	Annex III (self declaration)
Z483	ALBAcheck®-BGS DUO 2x6mL	Annex III (self declaration)
Z484	Ortho Confidence WB	Annex III (self declaration)
Z487	Bio Test Whole Blood Control Z487	Annex III (self declaration)
Z489	Simulated Whole Blood Controls Product No: Z489	Annex III (self declaration)
Z489	ALBAcheck-BGS Simulated WBC	Annex III (self declaration)
Z489M	ALBAcheck-BGS Simulated WBC	Annex III (self declaration)
Z494	IHQC Whole Blood Control	Annex III (self declaration)
Z497	AlbaQ-Chek J Simulated Whole Blood Controls Product Number	Annex III (self declaration)
Z499	Quant-RhoTM Anti-D FITC 5mL	Annex III (self declaration)

NB. Various products listed above also sold as bulk or FFMU under separate product codes but not classified as CE marked products.

Other Non-CE Marked Products

Product Code	Product Name	Product Use	Reason for Non-CE Marking
Z275	Proficiency Test Kit, 20x2mL	Internal, self-assessment	Non-IVD
Z335	LISS (Low Ionic Strength Solution) 1 Litre	Suspension of red cells	Bulk Product
Z337	Modified Alsevers Solution 2 Litres	Preservation of red cells	Bulk Product
Z338	Modified Alsevers Solution + ATP 1 Litre	Preservation of red cells	Bulk Product
Z339	Modified Alsevers Solution + ATP 5 Litres	Preservation of red cells	Bulk Product

Midcap / Quotient / Amended and Restated Credit Agreement

Withdrawn Products (Pending)

Product Code	Product Name	Assessment Route	NB/NCA Notifications
Z093	ALBAclone® Anti-e (monoclonal) 5ml	Annex II, List A	In progress
Z094	ALBAclone® Anti-e (monoclonal) 5ml	Annex II, List A	In progress
Z004	ALBAclone® Anti-A (LA2) (microplate) 30ml	Annex II, List A	In progress
Z014	ALBAclone® Anti-B (LB2) (microplate) 30ml	Annex II, List A	In progress
Z024	ALBAclone® Anti A,B (LA2, LB2, ES15) (microplate) 30ml	Annex II, List A	In progress
Z034	ALBAclone® Anti-D alpha (LDM1) (microplate) 30ml	Annex II, List A	In progress
Z037	ALBAclone® Anti-D beta (LDM3) (microplate) 30ml	Annex II, List A	In progress

Key:

(SC) = Self certified

2. List of products that are U.S. Licensed/510(k) Cleared and/or distributed in the U.S.A.

Product Code	Product Description	Classification	STN/PSN
Z001U	Blood Grouping Reagent, Anti-A (Murine Monoclonal) LA2	Biological Product	125301
Z015U	Blood Grouping Reagent, Anti-B (Murine Monoclonal) LB3	Biological Product	125302
Z023U	Blood Grouping Reagent, Anti-A,B (Murine Monoclonal) LA2/LB3/ES1	Biological Product	125303
Z031U	Blood Grouping Reagent, Anti-D (Monoclonal) (IgM) LDM1	Biological Product	125304
Z036U	Blood Grouping Reagent, Anti-D (Monoclonal) (IgM) LDM3	Biological Product	125304
Z039U	Blood Grouping Reagent, Anti-D (Monoclonal) (IgM Blend) (Delta) LDM1/ESD1-M	Biological Product	125313
Z041U	Blood Grouping Reagent, Anti-D (Monoclonal Blend) LDM3/ESD1	Biological Product	125314
Z073U	Blood Grouping Reagent, Anti-E (Monoclonal) DEM1	Biological Product	125305
Z083U	Blood Grouping Reagent, Anti-c (Monoclonal) H48	Biological Product	125306
Z131U	Blood Grouping Reagent, Anti-K (Polyclonal)	Biological Product	125340
Z137U	Blood Grouping Reagent, Anti-k (Murine Monoclonal) Lk1/LKL1	Biological Product	125307
Z151U	Blood Grouping Reagent, Anti-Fya (Polyclonal)	Biological Product	125341
Z153U	Blood Grouping Reagent, Anti-Fyb (Polyclonal)	Biological Product	125342
Z171U	Blood Grouping Reagent, Anti-M (Murine Monoclonal) LM1	Biological Product	125308
Z176U	Blood Grouping Reagent, Anti-N (Murine Monoclonal) LN3	Biological Product	125309
Z186U	Blood Grouping Reagent, Anti-s (Polyclonal)	Biological Product	125345
Z212U	Blood Grouping Reagent, Anti-Lea (Murine Monoclonal) LEA2	Biological Product	125310
Z217U	Blood Grouping Reagent, Anti-Leb (Murine Monoclonal) LEB2	Biological Product	125311
Z223U	Blood Grouping Reagent, Anti-Lub (Murine Monoclonal) LU2	Biological Product	125312
Z231U	Blood Grouping Reagent, Anti-Wra (Polyclonal)	Biological Product	125343
Z241U	ALBAlect Anti-A1 Lectin	Class 2 Medical Device	N/A
Z271U	Anti-D Control	Class 2 Medical Device	BK080027
Z275U	Competency Training Kit	Non In Vitro Diagnostic	N/A
Z293U	ALBAclone® Advanced Partial RhD Typing Kit	Research Use Only	N/A
Z305U	Bovine Serum Albumin 22%	Class 2 Medical Device	N/A
Z312U	ALBAhance PEG 4000	Class 2 Medical Device	N/A
Z317U	ALBAzymeTM Papain Solution Kit	Class 2 Medical Device	BK140144
Z333U	LISS Additive Reagent	Class 2 Medical Device	N/A
Z401U	2-3% Reagent Red Blood Cells A1 Cells	Biological Product	125337
Z406U	2-3% Reagent Red Blood Cells A2 Cells	Biological Product	125337
Z411U	2-3% Reagent Red Blood Cells B Cells	Biological Product	125337
Z421U	2-3% Reagent Red Blood Cells Orr Cells	Biological Product	125337
Z441U	ALBAcyte® IgG Sensitized Red Blood Cells	Class 2 Medical Device	BK100005
Z451U	2-3% Reagent Red Blood Cells for Reverse Grouping, Antibody Screen (untreated)	Biological Product	125337
Z454U	ALBAcyte® Antibody Screen (2-Cell)	Biological Product	125337

Midcap / Quotient / Amended and Restated Credit Agreement

Z464U	ALBAcyte® Expanded Rh Negative Antibody Screen	Biological Product	125337
Z471U	2-3% Reagent Red Blood Cells for Antibody Identification Panels (untreated)	Biological Product	125337
Z472U	2-3% Reagent Red Blood Cells for Antibody Identification Panels (papain-treated)	Biological Product	125337
Z473U	ALBAcyte® Antibody Identification (16-Cell)	Biological Product	125337
Z481U	ALBAsure® QC Kit	Class 2 Medical Device	BK890021
Z482U	ALBAcyte® C3 Coated Red Blood Cells	Class 2 Medical Device	BK110050
Z488	Fetalscreen II	Class 2 Medical Device	BK080051
Z489U	ALBAcheck® Simulated Whole Blood Control	Class 2 Medical Device	BK090030
Z498	AlbaQ-Chek® Kit (whole blood controls)	Class 2 Medical Device	BK070033
Z499U	Quant-Rho® FITC Anti-D	Class 2 Medical Device	BK050005
Z649	Blood Grouping Reagent (Finished Bulk) Anti-k (Lk1/LKL1) Murine Monoclonal	Biological Product (Finished Bulk)	N/A
Z680	Blood Grouping Reagent (Finished Bulk) Anti-Lea (LEA2) Murine Monoclonal	Biological Product (Finished Bulk)	N/A
Z701U	Blood Grouping Reagent (For Further Manufacturing Use) Anti-A (LA2) Murine Monoclonal IgM	Biological Product (FFMU)	125438
Z704U	Blood Grouping Reagent (For Further Manufacturing Use) Anti-A (DAM1) Murine Monoclonal IgM	Biological Product (FFMU)	125438
Z735U	Blood Grouping Reagent (For Further Manufacturing Use), Anti-c (H48) Human/Murine Monoclonal IgM	Biological Product (FFMU)	125440
ZEVL1	QBD Evaluation Kit (A,B,AB,D)	Evaluation Kit	N/A

3. List of products that are Licensed in Canada

Product Code	Product/License Description	Classification	License Number
Z332	PBS Concentrate	II	73171
Z281	ALBAcheck®- BGS AB Serum	II	73172
Z275	ALBAcheck®- BGS Proficiency Test	II	73173
Z499	Quant-RhoTM FITC Anti-D	II	73175
Z360	Anti-Human C3	II	73609
Z256	Enzyme Control Glycine soja	II	73610
Z311	0.5% Bromelin	II	73611
Z316	1% Papain	II	73612
Z001	Monoclonal ABO Typing Serums	III	74799
Z011	Monoclonal ABO Typing Serums	III	74799
Z015	Monoclonal ABO Typing Serums	III	74799
Z021	Monoclonal ABO Typing Serums	III	74799
Z023	Monoclonal ABO Typing Serums	III	74799
Z031	Monoclonal Rhesus Antisera	III	76758
Z036	Monoclonal Rhesus Antisera	III	76758
Z039	Monoclonal Rhesus Antisera	III	76758
Z041	Monoclonal Rhesus Antisera	III	76758
Z063	Monoclonal Rhesus Antisera	III	76758
Z073	Monoclonal Rhesus Antisera	III	76758
Z083	Monoclonal Rhesus Antisera	III	76758
Z113	Monoclonal Rhesus Antisera	III	76758
Z137	Rare Monoclonal Antisera	III	77736
Z171	Rare Monoclonal Antisera	III	77736
Z176	Rare Monoclonal Antisera	III	77736
Z212	Rare Monoclonal Antisera	III	77736
Z217	Rare Monoclonal Antisera	III	77736
Z223	Rare Monoclonal Antisera	III	77736
Z244	Rare Monoclonal Antisera	III	77736
Z131	Rare Polyclonal Antisera	III	77539

Midcap / Quotient / Amended and Restated Credit Agreement

Z139	Rare Polyclonal Antisera	III	77539
Z151	Rare Polyclonal Antisera	III	77539
Z153	Rare Polyclonal Antisera	III	77539
Z186	Rare Polyclonal Antisera	III	77539
Z191	Rare Polyclonal Antisera	III	77539
Z221	Rare Polyclonal Antisera	III	77539
Z231	Rare Polyclonal Antisera	III	77539
Z248	Rare Polyclonal Antisera	III	77539
Z350	Anti-Human Globulin Reagents	III	76757
Z356	Anti-Human Globulin Reagents	III	76757
Z401	A1 and B (Reverse Grouping) Red Cells (3%)	III	75911
Z411	A1 and B (Reverse Grouping) Red Cells (3%)	III	75911
Z251	Anti-Human Globulin Control Serums	III	75975
Z262	Anti-Human Globulin Control Serums	III	75975
Z263	Anti-Human Globulin Control Serums	III	75975
Z271	Anti-Human Globulin Control Serums	III	75975
Z293	ALBAclone® Advanced Partial RhD Typing Kit	III	77927
Z241	Anti-A1 Lectin Dolichos biflorus blood grouping serum	III	76468
Z431	O Adult I Cells (2-3%)	III	76469
Z441	IgG Sensitised Cells (5%)	III	76470
Z451	3 Cell Antibody Screening	III	76471
Z471	10 Cell Antibody Identification	III	76472
Z472	10 Cell Antibody Identification	III	76472
Z406	Red Cells used for Controls of Serological Testing – Not Rhesus grouping	III	77363
Z413	Red Cells used for Controls of Serological Testing – Not Rhesus grouping	III	77363
Z414	Red Cells used for Controls of Serological Testing – Not Rhesus grouping	III	77363
Z415	Red Cells used for Controls of Serological Testing – Not Rhesus grouping	III	77363
Z435	Red Cells used for Controls of Serological Testing – Not Rhesus grouping	III	77363
Z416	Red Cells for Control of Rhesus Grouping Procedure	III	77364
Z417	Red Cells for Control of Rhesus Grouping Procedure	III	77364
Z421	Red Cells for Control of Rhesus Grouping Procedure	III	77364
Z427	Red Cells for Control of Rhesus Grouping Procedure	III	77364
Z489	AlbaQ-Chek Simulated Whole Blood Controls	III	76004
Z488	Fetalscreen II	III	82903

4. List of products that are Registered in Australia

Product Code	Product Description	Classification
Z171	ALBAclone® Anti-M Blood Grouping Reagent	Class 3
Z176	ALBAclone® Anti-N Blood Grouping Reagent	Class 3
Z182	ALBAclone® Anti-S Blood Grouping Reagent	Class 3
Z186	ALBAsera® Anti-s Blood Grouping Reagent	Class 3
Z191	ALBAsera® Anti-Vw Blood Grouping Reagent	Class 3
Z202	ALBAclone® Anti-P1 Blood Grouping Reagent	Class 3
Z212	ALBAclone® Anti-Lea Blood Grouping Reagent	Class 3
Z217	ALBAclone® Anti Leb Blood Grouping Reagent	Class 3
Z221	ALBAsera® Anti-Lua Blood Grouping Reagent	Class 3
Z223	ALBAclone® Anti-Lub Blood Grouping Reagent	Class 3
Z231	ALBAsera® Anti-Wra Blood Grouping Reagent	Class 3
Z241	Anti-A1 Lectin (Dolichos biflorus) Blood Grouping Reagent	Class 3
Z244	ALBAclone® Anti-H Blood Grouping Reagent	Class 3
Z250	ALBAsure Sensitivity Control Kit	Class 2
Z252	ALBAcheck® - BGS Anti-c (weak)	Class 2
Z253	ALBAcheck® - BGS Anti-Fya (weak)	Class 2
Z293	ALBAclone® Advanced Partial RhD Kit	Class 3

Midcap / Quotient / Amended and Restated Credit Agreement

Z311	0.5% Bromelin	Class 2
Z316	1% Papain	Class 2
Z332	Phosphate Buffer (2.632M Concentrate)	Class 2
Z350	Polyspecific Anti-Human Globulin Reagent	Class 3
Z356	Monospecific Anti-Human IgG Blood Grouping Reagent	Class 3
Z360	Anti-Human C3 Blood Grouping Reagent	Class 2
Z441	ALBAcyte® IgG Sensitized Reagent Red Cells	Class 3
Z483	ALBAcheck® DUO Simulated Whole Blood Controls	Class 2
Z484	Ortho Confidence WB	Class 2
Z489	ALBAcheck® Simulated Whole Blood Controls	Class 2

5. List of products that are Registered in Brazil

Product Code	Product Description	Classification	Registration Expiry Date
FD039B	ORTHOTM Sera Anti D (DVI)	III	June 2019
FD041B	ORTHOTM Sera Anti-D (IAT)	III	June 2019
FD132B	ORTHOTM Sera Anti-K	III	June 2019
FD151B	ORTHOTM Sera Anti-Fya	III	June 2019
FD153B	ORTHOTM Sera Anti-Fyb	III	June 2019
FD162B	ORTHOTM Sera Anti-Jka	III	June 2019
FD166B	ORTHOTM Sera Anti-Jkb	III	June 2019
FD171B	ORTHOTM Sera Anti-M	III	June 2019
FD176B	ORTHOTM Sera Anti-N	III	June 2019
FD182B	ORTHOTM Sera Anti-S	III	June 2019
FD186B	ORTHOTM Sera Anti-s	III	June 2019
FD202B	ORTHOTM Sera Anti-P1	III	June 2019
FD212B	ORTHOTM Sera Anti-Lea	III	June 2019
FD217B	ORTHOTM Sera Anti-Leb	III	June 2019
Z484	Ortho Confidence WB	IV	July 2018

Midcap / Quotient / Amended and Restated Credit Agreement

REQUIRED PERMITS SCHEDULE

See the following sections of the Intellectual Property Schedule: US Establishment Registration, US Agent, 510(k) Clearances, 510(k) Exempt/RUO/Non-IVD Products, Health Canada Licenses – Class III, and Health Canada Licenses Class II; all of which are incorporated by reference herein.

Midcap / Quotient / Amended and Restated Credit Agreement